    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                           ENCORE ACQUISITION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                               1311                              75-2759650
  (State or Other Jurisdiction of        (Primary standard industrial               I.R.S. Employer
   Incorporation or Organization)        classification code number)            (Identification Number)

                             ----------------------
                          777 MAIN STREET, SUITE 1400
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-9955
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                 I. JON BRUMLEY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           ENCORE ACQUISITION COMPANY
                          777 MAIN STREET, SUITE 1400
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-9955
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ----------------------
                                With a copy to:

                 F. RICHARD BERNASEK                                      R. JOEL SWANSON
             KELLY, HART & HALLMAN, P.C.                                  BAKER BOTTS LLP
             201 MAIN STREET, SUITE 2500                                   910 LOUISIANA
               FORT WORTH, TEXAS 76102                                   HOUSTON, TX 77002
              TELEPHONE: (817) 332-2500                              TELEPHONE: (713) 229-1330
              FACSIMILE: (817) 878-9280                              FACSIMILE: (713) 229-7730

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                       TITLE OF EACH                             PROPOSED MAXIMUM            AMOUNT OF
                    CLASS OF SECURITIES                         AGGREGATE OFFERING          REGISTRATION
                      TO BE REGISTERED                               PRICE(1)                  FEE(2)
--------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......................       $125,000,000               $33,000
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o).

(2) Calculated pursuant to Rule 457(a) under the Securities Act based on an estimate of the proposed maximum offering price.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION. DATED OCTOBER 6, 2000.

                                        shares

                                 [ENCORE LOGO]

                           ENCORE ACQUISITION COMPANY

                                  Common Stock
                             ----------------------

     This is an initial public offering of shares of common stock of Encore
Acquisition Company. All of the      shares of common stock are being sold by
Encore Acquisition Company.

     Prior to this offering, there has been no public market for the common stock. It currently is estimated that the initial public offering price per share will be between $ and $ . Encore intends to apply for the listing of the
common stock on the New York Stock Exchange under the symbol "          ".

     See "Risk Factors" beginning on page 8 to read about certain factors you should consider before buying shares of the common stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                               Per Share    Total
                                                               ---------    -----
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Encore Acquisition Company....   $           $

     To the extent that the underwriters sell more than      shares of common
stock, the underwriters have the option to purchase up to an additional shares from Encore at the initial public offering price less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on                , 2000.

GOLDMAN, SACHS & CO.                                  CREDIT SUISSE FIRST BOSTON

                             DAIN RAUSCHER WESSELS

                                                            PETRIE PARKMAN & CO.
                             ----------------------

                       Prospectus dated           , 2000.

  THIS PAGE WILL INCLUDE A MAP INDICATING THE LOCATIONS OF ENCORE'S PROPERTIES

                                    SUMMARY

     This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. We encourage you to read this prospectus in its entirety before making an investment decision. References to "Encore", "we", "our" or "us" refer to Encore Acquisition Company and our subsidiaries. You will find definitions for oil and natural gas industry terms used throughout our prospectus in "Glossary of Certain Oil and Natural Gas Terms". Miller and Lents, Ltd., an independent engineering firm, provided the estimates included in our prospectus of proved oil and natural gas reserves except for reserves related to an August 2000 acquisition constituting less than 4% of pro forma proved reserves.

                                  ABOUT ENCORE

     Encore is a rapidly growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Our oil and natural gas reserves are concentrated in fields located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico and the Anadarko Basin of Oklahoma.

     Our Cedar Creek Anticline properties, which are located in Montana and North Dakota, constitute our core asset, representing approximately 73% of our total reserve value at June 30, 2000. These properties are high quality, mature waterfloods and are 97% oil by equivalent volume. The reserves are long-lived and exhibit well established shallow production decline rates. We estimate that less than 13% (391 MMBbl) of the original oil in place has been produced from our assets on the Cedar Creek Anticline; accordingly, we believe that there are significant remaining recoverable reserves. During June 1999, the first month of Encore's ownership of the Cedar Creek Anticline, the properties produced 9,099 net BOE/D. During June 2000, one year after the initial acquisition, the properties produced 10,533 net BOE/D. Adjusted for the additional acquired volumes, which represent 9% of the increase, Encore has offset the natural field decline and increased production by an additional 7%. This increase resulted from an aggressive surveillance and workover program coupled with drilling additional wells. The Cedar Creek Anticline is significant, not only because of its size, but also because of the quality of its remaining development opportunities. Our technical studies have identified over 200 prospective development locations in the Cedar Creek Anticline that we plan to drill over the next four years.

     Encore was organized in 1998 and made its first property acquisition in June 1999. Although we have only been organized for a short time, our executive officers average more than 23 years experience in the industry. Our chief executive officer, Mr. I. Jon Brumley, was the chief executive of a large, publicly held independent oil and natural gas company during a period of substantial growth. Subsequently, he co-founded a separate start-up oil and natural gas acquisition company that acquired more than $500 million of properties and led its initial public offering. Our chief financial officer, Mr. Morris B. "Sam" Smith, who joined Encore in August 2000, served as the chief financial officer of a large independent oil and natural gas company and was involved in its initial public offering and the subsequent spin-off from its parent company. Each of our executive officers and key employees has made a significant cash investment in our common stock.

     Since our inception in April 1998, we have invested $298 million in acquiring producing oil and natural gas properties. As of June 30, 2000, pro forma for our August 2000 acquisition, we had estimated proved oil and natural gas reserves of 85 million Bbls of oil and 72 Bcf of natural gas, or a total of 97 MMBOE. Factoring in 4.3 MMBOE of production and $13.6 million of capital investment in our acquired properties, our full-cycle finding and development cost is $3.08 per BOE since inception. This compares favorably to an industry average three year historical finding and development cost of $6.45 per BOE. The pro forma PV-10 value of our reserves was $628 million at June 30, 2000. Prevailing prices as of that date were $32.50 per Bbl of oil and $4.33 per Mcf of natural gas. Our existing properties have substantial development potential, including a significant carbon dioxide injection project associated with our Williston Basin properties.

     The following table shows, on a pro forma basis, information regarding our principal producing properties at or for the six months ended June 30, 2000.

                  PROPERTIES -- PRINCIPAL AREAS OF OPERATIONS

                              PRODUCTION      PROVED RESERVE QUANTITIES          PV-10
                           ----------------   --------------------------   ------------------
                                                        NATURAL
                                                OIL       GAS     TOTAL     AMOUNT
                           BOE/D    PERCENT   (MBBLS)   (MMCF)    (MBOE)   (IN 000)   PERCENT
                           -----    -------   -------   -------   ------   --------   -------
Cedar Creek Anticline....  10,318      65%    82,242    12,695    84,358   $458,075      73%
Crockett.................  1,524       10         71    37,898    6,387      72,251      12
Lodgepole................  2,430       15      2,402     1,031    2,574      58,655       9
Indian Basin/Verden......  1,514       10        338    19,888    3,653      38,913       6
                           ------     ---     ------    ------    ------   --------     ---
          Total..........  15,786     100%    85,053    71,512    96,972   $627,894     100%
                           ======     ===     ======    ======    ======   ========     ===

STRATEGY

     Our strategy is to grow our reserves and production using approximately one-half of our internally generated cash flow. We intend to use our remaining cash flow to repay debt, fund acquisitions or pursue additional development opportunities. We intend to maximize internally generated cash flow and shareholder value by continuing our development program on our existing properties and by acquiring properties with similar potential. We intend to pursue property acquisitions during periods of attractive acquisition values and to emphasize development activities during periods of higher acquisition values. We plan to dedicate one-half of our anticipated cash flow over the next four years to drill over 200 development wells in the Cedar Creek Anticline and additional development wells in our other areas of operation. We believe that additional growth will come from acquisitions and other development projects not yet identified. Based on our ability to grow our reserves with internally generated cash flow, we expect our balance sheet to remain strong.

     To execute our strategy, we plan to:

     - pursue an active development and exploitation program on existing properties;

     - control costs through efficient operations of existing properties; and

     - continue our successful acquisition program.

     DEVELOPMENT OF EXISTING PROPERTIES. Our properties generally have long reserve lives and reasonably stable and predictable well production characteristics. The pro forma Reserve-To-Production, or R/P, Index for our proved reserves at June 30, 2000 was 16.9 years. The R/P Index, which is often used to compare productive lives of oil and natural gas properties, is calculated by dividing total estimated proved reserves by production for the past twelve months.

     We expect to spend approximately 50% of our internally generated cash flow to replace production through developing and exploiting our core properties. The inventory of potential development drilling locations or major behind-pipe recompletion opportunities on our existing properties is sufficient to sustain this program for approximately four years. Longer term, we believe that there is significant value to be created through a carbon dioxide tertiary oil recovery project in the Cedar Creek Anticline. The prior owner of these properties conducted a successful CO(2) pilot project in 1985. We suspect that it elected not to proceed with a full-scale project due to a lack of commercially available CO(2) and prevailing commodity prices. Currently there are several sources of CO(2) available in quantities and at prices we consider commercially attractive.

Commercial availability of CO(2), coupled with the industry's 15 years of accumulated successful experience with CO(2) tertiary recovery projects, indicates that a CO(2) project in the Cedar Creek Anticline could be economically attractive. Fully implemented, CO(2) flooding in the Cedar Creek Anticline could potentially triple the amount of our June 30, 2000 proved reserves.

     EFFICIENT OPERATIONS. We operate properties representing 83% of the PV-10 value of our proved reserves, which allows us to control capital allocation and expenses. As an independent producer with low overhead, we believe that we are able to operate and develop our properties at a low cost per BOE. For the six months ended June 30, 2000, our pro forma lease operating expenses averaged $3.38 per BOE produced, and our general and administrative costs averaged $0.74 per BOE produced.

     CONTINUED SUCCESSFUL ACQUISITION PROGRAM. Encore, using the experience of our senior management team, has developed and refined an acquisition program designed to increase our reserves and to complement our core properties. We have a total of 20 engineering and geoscience professionals who manage our core properties and use their experience and expertise to target attractive acquisition opportunities. Following acquisition, our technical professionals seek to enhance the value of the new assets through a proven development and exploitation program. Encore has completed four acquisitions, at a total initial acquisition cost of $298 million, representing 97 million BOE of proved reserves and a full-cycle finding and development cost of $3.08 per BOE.

                             OUR EXECUTIVE OFFICES

     Our headquarters are located at 777 Main Street, Suite 1400, Fort Worth, Texas, 76102, and our telephone number is (817) 877-9955.

                                  THE OFFERING

Common stock offered by Encore............         shares

Common stock to be outstanding after this
offering..................................         shares (1)

Use of proceeds...........................    We intend to use the net proceeds
                                              from the offering to repay a
                                              portion of the debt under our
                                              credit agreement. We will use the
                                              increased borrowing capacity under
                                              our credit agreement, along with
                                              internally generated cash flow, to
                                              pursue development, exploitation
                                              and acquisition activities and for
                                              general corporate purposes.

Proposed New York Stock Exchange Symbol...

---------------

(1) Assuming no exercise of the underwriters' overallotment option. Excludes shares of common stock reserved for issuance under our incentive stock plan. No restricted stock awards have been made and no options have been granted under the plan.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in common stock.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table presents summary consolidated historical financial data for the years ended December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000, in each case derived from the consolidated financial statements of Encore Acquisition Company, and pro forma information prepared as if the acquisitions of oil and natural gas properties referred to as Cedar Creek Anticline, Crockett, Lodgepole and Indian Basin/Verden had taken place on January 1, 1999 with respect to the statement of operations data.

     You should read the following data along with "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes, each of which is included in this prospectus. You should also read the pro forma information together with the unaudited pro forma combined financial statements and related notes included in this prospectus.

                                                           HISTORICAL                                    PRO FORMA
                                   -----------------------------------------------------------   -------------------------
                                     PERIOD FROM
                                      INCEPTION
                                   (APRIL 22, 1998)                      SIX MONTHS ENDED                       SIX MONTHS
                                       THROUGH         YEAR ENDED            JUNE 30,             YEAR ENDED      ENDED
                                     DECEMBER 31,     DECEMBER 31,   -------------------------   DECEMBER 31,    JUNE 30,
                                         1998             1999          1999          2000           1999          2000
                                   ----------------   ------------   -----------   -----------   ------------   ----------
                                                                            (UNAUDITED)                 (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..........................     $     --        $  35,648      $   4,022     $ 50,482       $ 92,267      $ 64,497
                                       --------        ---------      ---------     --------       --------      --------
Operating expenses:
 Lease operating expenses.........           --            8,408            980        7,930         19,325         9,713
 Production, ad valorem and
   severance taxes................           --            5,427            554        6,609         11,161         7,518
 Net proceeds.....................           --            4,384            546        6,662          5,888         6,662
 General and administrative.......        1,066            4,047          1,407        2,113          5,281         2,113
 Depletion, depreciation and
   amortization...................           18            5,283            726        8,437         26,692        12,239
                                       --------        ---------      ---------     --------       --------      --------
       Total operating expenses...        1,084           27,549          4,213       31,751         68,347        38,245
                                       --------        ---------      ---------     --------       --------      --------
Income (loss) from operations.....       (1,084)           8,099           (191)      18,731         23,920        26,252
                                       --------        ---------      ---------     --------       --------      --------
Other income (expenses):
 Interest expense.................           --           (4,037)          (495)      (4,484)       (11,043)       (5,549)
 Other............................           74              202             73          317            202           317
 Non-recurring compensation.......           --               --             --           --             --        (2,086)
                                       --------        ---------      ---------     --------       --------      --------
       Total other income
        (expense).................           74           (3,835)          (422)      (4,167)       (10,841)       (7,318)
                                       --------        ---------      ---------     --------       --------      --------
Income (loss) before income
 taxes............................       (1,010)           4,264           (613)      14,564         13,079        18,934
Provision for income taxes........           --           (1,259)          (215)      (5,825)        (4,658)       (7,510)
                                       --------        ---------      ---------     --------       --------      --------
Net income (loss).................     $ (1,010)       $   3,005      $    (828)    $  8,739       $  8,421      $ 11,424
                                       ========        =========      =========     ========       ========      ========
Net income (loss) per common
 share:
 Basic and diluted................     $  (5.18)       $    8.20      $   (2.26)    $  23.81       $  22.97      $  31.12
 Weighted average number of common
   shares outstanding.............      195,036          366,631        365,877      367,102        366,631       367,102
OTHER FINANCIAL DATA:
 EBITDA(1)........................     $ (1,066)       $  13,382      $     535     $ 27,168       $ 50,612      $ 38,491
 Net cash provided by (used in)
   operating activities...........         (949)           9,759         (3,205)      17,114
 Net cash used in investing
   activities.....................         (289)        (201,701)      (188,371)     (51,752)
 Net cash provided by financing
   activities.....................        4,705          194,972        190,722       33,172

---------------

(1) EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is defined as income (loss) before interest income and expense, non-cash, non-recurring compensation expense, income taxes and depletion, depreciation and amortization. EBITDA should not be considered to be an alternative to net income (loss) or operating income (loss), to be defined by generally accepted accounting principles, to be an indicator of a company's financial performance or to be a measure of liquidity.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table presents unaudited selected balance sheet data as of June 30, 2000 on three bases:

     - on an actual basis;

     - on a pro forma basis giving effect to the acquisition of the Indian Basin/Verden properties; and

     - on an adjusted basis giving effect to this offering and to reflect our anticipated use of the estimated net proceeds of this offering.

                                                                 AT JUNE 30, 2000
                                                       ------------------------------------
                                                       HISTORICAL   PRO FORMA   AS ADJUSTED
                                                       ----------   ---------   -----------
                                                                      (000)
BALANCE SHEET DATA:
  Current assets.....................................   $ 23,310    $ 23,310     $
  Oil and natural gas properties, net................    273,968     295,153
  Other property and equipment, net..................      1,190       1,190
  Other assets.......................................      4,291       4,291
                                                        --------    --------     --------
          Total assets...............................   $302,759    $323,944     $
                                                        ========    ========     ========

  Current liabilities................................   $ 20,600    $ 20,600     $
  Current portion of long-term debt..................     20,171      20,171
  Long-term debt.....................................    126,040     147,225
  Deferred income taxes..............................      3,377       3,377
  Stockholders' equity...............................    132,571     132,571
                                                        --------    --------     --------
          Total liabilities and stockholders'
            equity...................................   $302,759    $323,944     $
                                                        ========    ========     ========

                       SUMMARY OPERATING AND RESERVE DATA

     The following estimates of net proved oil and natural gas reserves are based on reports prepared by Miller and Lents, Ltd., independent petroleum engineers. A summary of the Miller and Lents report on our proved reserves as of June 30, 2000 is attached to this prospectus as Annex A. You should refer to "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business and Properties -- Proved Reserves", "Business and Properties -- Production and Price History" and the Miller and Lents, Ltd. report included in this prospectus in evaluating the material presented below. The historical data are those of Encore and the pro forma data were prepared as if the acquisition of oil and natural gas properties referred to as Cedar Creek Anticline, Lodgepole, Crockett and Indian Basin/Verden had taken place on January 1, 1999 for production, price and cost data and on December 31, 1999 for reserve data.

                                           HISTORICAL                   PRO FORMA
                                    -------------------------   -------------------------
                                        YEAR       SIX MONTHS       YEAR       SIX MONTHS
                                       ENDED         ENDED         ENDED         ENDED
                                    DECEMBER 31,    JUNE 30,    DECEMBER 31,    JUNE 30,
                                        1999          2000          1999          2000
                                    ------------   ----------   ------------   ----------
PRODUCTION DATA (1):
  Oil (MBbls).....................      1,996         2,033         5,056         2,282
  Natural gas (MMcf)..............        455         1,314         8,549         3,549
  Combined Volumes (MBOE).........      2,072         2,252         6,481         2,874
AVERAGE PRICES (2):
  Oil (per Bbl)...................    $ 19.61       $ 26.53       $ 15.48       $ 27.09
  Natural gas (per Mcf)...........       2.07          3.57          2.16          3.05
  Combined Volumes (per BOE)......      19.34         26.03         14.92         25.28
AVERAGE COSTS (PER BOE):
  Lease operating expense.........    $  4.06       $  3.52       $  2.98       $  3.38
  Depletion, depreciation and
     amortization.................       2.55          3.75          4.12          4.26
  General and administrative......       1.95           .94           .81           .74
ESTIMATED PROVED RESERVES:
  Oil (MBbls).....................     79,217        84,716        82,035        85,053
  Natural gas (MMcf)..............     12,502        51,626        70,479        71,512
  Total MBOE......................     81,301        93,320        93,782        96,972
  Percent proved developed........         84%           85%           85%           86%
  PV-10 (in millions).............    $ 323.3       $ 589.0       $ 426.7       $ 627.9
  R/P Index (in years)(3).........       21.1          18.0          14.5          16.9

---------------

(1) Production of natural gas liquids is included in natural gas revenues and production.

(2) Does not include the effects of hedging transactions.

(3) As of December 31, 1999, calculated by dividing year-end proved reserves by annual production for the period. As of June 30, 2000, calculated by dividing June 30, 2000 proved reserves by annualized first half 2000 production.

                                  RISK FACTORS

     Our material risks are described below. You should carefully consider these risks before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties, including those that are not yet identified or that we currently believe are not material, may adversely affect our business, financial condition or results of operations.

                         RISKS RELATING TO OUR BUSINESS

OIL AND NATURAL GAS PRICES ARE VOLATILE AND SUSTAINED PERIODS OF LOW PRICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Average NYMEX oil and natural gas prices for August 2000 were $31.14 per Bbl and $4.46 per Mcf, as compared to $25.60 per Bbl and $2.31 per Mcf for December 1999. Our revenues, profitability and future growth and the book carrying value of our properties depend substantially on prevailing oil and natural gas prices. Prices also affect the amount of internally generated cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we will be able to borrow under our current credit facility will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce.

     Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Among the factors that can cause volatility are:

     - the domestic and foreign supply of oil and natural gas;

     - the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

     - political instability or armed conflict in oil or natural gas producing regions;

     - the level of consumer product demand;

     - weather conditions;

     - the price and availability of alternative fuels;

     - domestic political developments; and

     - worldwide economic conditions.

     These external factors and the volatile nature of the energy markets make it difficult to estimate reliably future prices of oil and natural gas.

A SIGNIFICANT COMPONENT OF OUR GROWTH STRATEGY IS ACQUISITIONS, AND WE MAY NOT BE ABLE TO COMPLETE FUTURE ACQUISITIONS SUCCESSFULLY.

     Our business strategy has emphasized growth through strategic acquisitions, but we cannot assure you that we will be able to continue to identify properties for acquisition or that we will be able to make acquisitions on terms that we consider economically acceptable. There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals. Our ability to grow through acquisitions and manage such growth will require us to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could have a material adverse effect on our financial condition, results of operations and business. Pursuit of our acquisition strategy may cause our financial position and results of operations to fluctuate significantly from period to period.

     We constantly evaluate acquisition opportunities and frequently engage in bidding and negotiation for acquisitions, many of which are of substantial size and value. If successful in this process, we may be required to alter or increase substantially our capitalization to finance these acquisitions through the use of cash on hand, issuance of additional debt or equity securities, the sale of production payments, borrowing of additional funds or otherwise. The acquisition of properties that are substantially different in operating or geologic characteristics or geographic locations from our existing properties could change the nature of our operations and business. While we intend to concentrate on acquiring producing properties with development and exploitation potential located in our current areas of operation, we may decide to acquire properties located in other geographic regions. We can give you no assurance that we will be successful in identifying or acquiring any material property interests.

BECAUSE A SUBSTANTIAL PORTION OF OUR PRODUCING PROPERTIES ARE LOCATED IN THE WILLISTON BASIN, WE ARE VULNERABLE TO RISKS ASSOCIATED WITH OPERATING IN ONE MAJOR GEOGRAPHIC AREA.

     We have extensive operations in the Williston Basin, particularly our Cedar Creek Anticline properties, which represented approximately 73% of our PV-10 reserve value at June 30, 2000. Any circumstance or event that negatively impacts production or marketing of oil and natural gas in that geographic area would have a material adverse effect on our financial condition and results of operations.

OUR USE OF HEDGING ARRANGEMENTS COULD RESULT IN FINANCIAL LOSSES OR REDUCE OUR INCOME.

     To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and may in the future enter into hedging arrangements for a portion of our oil and natural gas production. Hedging arrangements for a portion of our oil and natural gas production expose us to risk of financial loss in some circumstances, including the following:

     - production is less than expected;

     - the counter-party to the hedging contract defaults on its contract obligations; or

     - there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

     In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     While our senior management has significant experience in the oil and natural gas industry, we were recently organized and our lack of operating history makes it difficult to predict our future performance.

DRILLING OIL AND NATURAL GAS WELLS IS A HIGH-RISK ACTIVITY AND SUBJECTS US TO A VARIETY OF FACTORS THAT WE CANNOT CONTROL.

     Drilling oil and natural gas wells, including development wells, involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     - unexpected drilling conditions;

     - title problems;

     - pressure or irregularities in formations;

     - equipment failures or accidents;

     - adverse weather conditions;

     - compliance with environmental and other governmental requirements; and

     - cost of, or shortages or delays in the availability of, drilling rigs and equipment.

THE FAILURE TO REPLACE OUR RESERVES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     In general, the volume of production from oil and natural gas properties declines as reserves are depleted. If we fail to replace our reserves, our operations and financial condition could be adversely affected. Except to the extent that we acquire properties containing proved reserves or conduct successful development and exploitation activities, our proved reserves will decline as reserves are produced. Our future oil and natural gas production is, therefore, highly dependent upon our success in developing our producing properties and finding or acquiring additional reserves at attractive rates of return. In order to increase reserves and production, we must continue development drilling and recompletion programs, or undertake other replacement activities. Our current strategy includes increasing our reserve base by continuing to develop and exploit our existing properties and by acquiring producing properties. We cannot assure you that our planned development and exploitation projects and acquisition activities will result in significant additional reserves or that we will have success in drilling productive wells at favorable finding costs.

RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE. ANY MATERIAL INACCURACIES IN OUR RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS COULD CAUSE THE QUANTITIES AND NET PRESENT VALUE OF OUR RESERVES TO BE OVERSTATED.

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors that are beyond our control. The reserve information set forth in this prospectus represents estimates based on reports prepared by independent petroleum engineers. Petroleum engineering is not an exact science. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, any of which may cause these estimates to vary considerably from actual results, such as:

     - historical production from the area compared with production rates from other producing areas;

     - the assumed effect of governmental regulation; and

     - assumptions about future commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs.

     Estimates of reserves and expected future cash flows prepared by different engineers (or by the same engineers at different times) may differ substantially because of changes in relevant factors or the use of different assumptions. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and the variance may be material.

WE HAVE LIMITED CONTROL OVER THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE.

     While we operate our most important producing properties, other companies operate some of the properties in which we have an interest. We have limited ability to influence or control the operation or future development of these non-operated properties. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities.

OUR BUSINESS INVOLVES MANY OPERATING RISKS, WHICH MAY RESULT IN SUBSTANTIAL LOSSES, AND INSURANCE MAY BE UNAVAILABLE OR INADEQUATE TO PROTECT US AGAINST THESE RISKS.

     Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

     - fires;

     - natural disasters;

     - explosions;

     - formations with abnormal pressures;

     - casing collapses;

     - failure of oilfield drilling and service tools;

     - uncontrollable flows of underground natural gas, oil and formation water;

     - blowouts;

     - surface cratering;

     - pipeline ruptures or cement failures; and

     - environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases.

Any of these risks can cause substantial losses resulting from:

     - injury or loss of life;

     - damage to and destruction of property, natural resources and equipment;

     - pollution and other environmental damage;

     - regulatory investigations and penalties;

     - suspension of our operations; and

     - repair and remediation costs.

     As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. We believe that our insurance is adequate and customary for companies of a similar size engaged in operations similar to ours, but losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

OUR DEVELOPMENT AND EXPLOITATION OPERATIONS REQUIRE SUBSTANTIAL CAPITAL, AND WE MAY BE UNABLE TO OBTAIN NEEDED FINANCING ON SATISFACTORY TERMS.

     We make and will continue to make substantial capital expenditures in development and exploitation projects. We intend to finance these capital expenditures with cash flow from operations and our existing financing arrangements. Additional financing sources may be required in the future to fund our developmental drilling. We cannot assure you that financing will continue to be available under existing or new financing arrangements, or that we will be able to obtain necessary financing on acceptable terms, if at all. If additional capital resources are not available, we may be forced to curtail our drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

OUR OPERATIONS REQUIRE US TO ATTRACT AND RETAIN EXPERIENCED TECHNICAL PERSONNEL.

     Our exploitation success depends, in part, on our ability to attract and retain experienced geologists and engineers. We currently employ twelve geologists and engineers, five technicians, two geology/geophysical consultants and one engineering consultant, all of whom have experience in the geographic areas to which we have assigned them. Competition for experienced geologists and engineers is vigorous. If we cannot retain these personnel or attract additional experienced personnel, our ability to compete in the geographic regions in which we conduct our operations could be harmed.

THE LOSS OF OUR CHIEF EXECUTIVE OFFICER OR OTHER KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend to a large extent on the efforts and continued employment of I. Jon Brumley, our chief executive officer and chairman, and other key personnel. The loss of the services of Mr. Brumley or other key personnel could adversely affect our business. In addition, it is a default under our credit agreement if Mr. Brumley ceases to be actively employed on a full time basis as the chief executive officer of Encore.

THE MARKETABILITY OF OUR PRODUCTION IS DEPENDENT UPON FACTORS OVER WHICH WE HAVE NO CONTROL.

     The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could harm our business, financial condition and results of operations. We deliver oil and natural gas through gathering systems and pipelines that we do not own. We can give you no assurance that these facilities will be available to us in the future. Our ability to produce and market oil and natural gas are affected and may be also harmed by:

     - Federal and state regulation of oil and natural gas production;

     - transportation, tax and energy policies;

     - changes in supply and demand; and

     - general economic conditions.

COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY IS INTENSE, AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL, TECHNOLOGICAL AND OTHER RESOURCES THAN WE DO.

     We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation and production. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:

     - seeking to acquire desirable producing properties or new leases for future exploration;

     - marketing our oil and natural gas production;

     - integrating new technologies; and

     - seeking to acquire the equipment and expertise necessary to develop and operate our properties.

     Many of our competitors have financial, technological and other resources substantially greater than ours. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

WE ARE SUBJECT TO COMPLEX FEDERAL, STATE, PROVINCIAL AND LOCAL LAWS AND REGULATIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Exploration for and development, exploitation, production and sale of oil and natural gas in North America are subject to extensive Federal, state, provincial and local laws and regulations, including complex tax laws and environmental laws and regulations. These laws and their interpretation are subject to change, the effects of which cannot be predicted. We cannot assure you that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

     - discharge permits for drilling operations;

     - drilling bonds;

     - spacing of wells;

     - unitization and pooling of properties;

     - environmental protection;

     - reports concerning operations; and

     - taxation.

Under these laws and regulations, we could be liable for:

     - personal injuries;

     - property damage;

     - oil spills;

     - discharge of hazardous materials;

     - reclamation costs;

     - remediation and clean-up costs; and

     - other environmental damages.

     While we maintain insurance coverage for our operations, we do not believe that full insurance coverage for all potential environmental damages is available at a reasonable cost. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties.

Further, these laws and regulations could change in ways that substantially increase our costs. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could have a material adverse affect on our financial condition and results of operations.

                        RISKS RELATING TO THIS OFFERING

OUR PRINCIPAL STOCKHOLDERS OWN A SIGNIFICANT AMOUNT OF COMMON STOCK, GIVING THEM A CONTROLLING INFLUENCE OVER CORPORATE TRANSACTIONS AND OTHER MATTERS.

     Upon completion of this offering, Chase Venture Capital Associates, L.P., Warburg, Pincus Equity Partners, L.P., Natural Gas Partners V, L.P., First Union Capital Partners, Inc., and Mr. I. Jon Brumley, our principal stockholders, will
beneficially own approximately      % of our outstanding common stock
(approximately      % if the underwriters exercise their over-allotment option in full). Accordingly, these stockholders, acting together, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership makes it unlikely that any other holder or group of holders of common stock will be able to affect the way we are managed or the direction of our business. These factors may also delay or prevent a change in our management or voting control.

THERE HAS NEVER BEEN A PUBLIC MARKET FOR OUR COMMON STOCK, AND OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY.

     Prior to this offering, there has been no public market for our common stock, and an active trading market may not develop or be sustained. The initial public offering price of our common stock will be determined by negotiation between us and the representatives of the underwriters and may bear no relationship to the market price of our common stock after this offering. The trading price of our common stock, and the price at which we may sell securities in the future, could be subject to significant fluctuations in response to government regulations, variations in quarterly operating results, the prices of oil and natural gas and other factors.

WE HAVE NOT PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

     We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and plans for expansion. The declaration and payment of any future dividends also may be restricted by agreements with our lenders.

OUR BOARD OF DIRECTORS CAN AUTHORIZE THE ISSUANCE OF PREFERRED STOCK THAT COULD DIMINISH THE RIGHTS OF OUR COMMON STOCKHOLDERS, AND MAKE A CHANGE OF CONTROL MORE DIFFICULT.

     Our board of directors is authorized to issue shares of preferred stock in one or more series, and to fix the voting powers, preferences and other rights and limitations thereof. Accordingly, we may issue shares of preferred stock with a preference over the common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of Encore.

PURCHASERS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     If you purchase common stock in this offering, you will experience
immediate and substantial dilution of $     per share, based upon an assumed
initial public offering price of $     per share, because the price you pay will
be substantially greater than the net tangible book value per share of $     for
the shares you acquire. This dilution is due in large part to the fact that
prior investors paid an average price of $     per share when they purchased
their shares of common stock, which is substantially less than the anticipated initial public offering price.

FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING STOCKHOLDERS MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

     After this offering, we will have      shares of common stock outstanding.
Of these shares, all shares sold in the offering, other than shares, if any, purchased by our affiliates, will be freely tradable. All of the original holders of our common stock are subject to agreements that limit their ability to sell their common stock. These holders cannot sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Goldman, Sachs & Co., which could, in its sole discretion, elect to permit resale of shares by existing stockholders prior to the lapse of the 180-day period.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to:

     - amount, nature and timing of capital expenditures;

     - drilling of wells;

     - timing and amount of future production of oil and natural gas;

     - increases in proved reserves;

     - operating costs and other expenses;

     - cash flow and anticipated liquidity;

     - prospect exploitation and property acquisitions; and

     - marketing of oil and natural gas.

     Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors", will be important in determining future results. Actual future results may vary materially. Factors that could cause our results to differ materially from the results discussed in the forward-looking statements include the risks described under "Risk Factors", including:

     - the risks associated with operating in one major geographic area;

     - the risks associated with exploitation and exploration;

     - our ability to find, acquire, market, develop and produce new properties;

     - oil and natural gas price volatility;

     - uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of exploitation expenditures;

     - operating hazards attendant to the oil and natural gas business;

     - drilling and completion risks that are generally not recoverable from third parties or insurance;

     - potential mechanical failure or underperformance of significant wells;

     - climatic conditions;

     - availability and cost of material and equipment;

     - actions or inactions of third-party operators of our properties;

     - our ability to find and retain skilled personnel;

     - availability of capital;

     - the strength and financial resources of our competitors;

     - regulatory developments;

     - environmental risks; and

     - general economic conditions.

     When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made.

                                USE OF PROCEEDS

     We estimate that the net proceeds from our sale of      shares of common
stock will be approximately $     million and will increase to approximately
$     million if the underwriters exercise their over-allotment option in full,
assuming an initial public offering price of $     per share and after deducting
underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from the offering to repay a portion of the debt under our existing credit facility. We will use the increased borrowing capacity under our credit facility, along with internally generated cash flow, to pursue development, exploitation and acquisition activities and for general corporate purposes.

     The credit facility bears interest at a floating rate based on LIBOR, currently 7.8%, and matures in May 2004. At June 30, 2000, the average interest rate on borrowings under the credit agreement was approximately 7.6% per annum. Indebtedness under our credit facility was incurred to finance the acquisition of producing oil and natural gas properties.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain all future earnings and other cash resources for investment in our business. Accordingly, we do not intend to declare or pay cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our ability to declare and pay any dividends is now and may in the future be restricted by agreements with our lenders.

                                RECAPITALIZATION

     When Encore was organized in July 1998, we issued two classes of common stock, Class A common stock and Class B common stock. The Class A stock, which was issued to our management stockholders, represents approximately 20% of our outstanding capital stock. The Class B stock, which was primarily issued to institutional investors, represents 80% of our outstanding shares. Each of the management stockholders also purchased Class B stock, and they collectively own approximately 21.3% of our outstanding capital stock. The two classes are identical in all respects, except that the purchase price per share for the Class A shares was substantially less than for the Class B shares, and the Class B shares are entitled to a preference in dividends and upon liquidation. Before holders of Class A shares receive any dividends or liquidating distributions, the holders of the Class B shares must receive as distributions an amount equal to their total investment in Encore, plus a cumulative return of 7% per annum. After the holders of the Class B Stock receive this preferential return, the Class A and Class B Stock will share ratably in all subsequent distributions, whether as dividends or upon liquidation. This capital structure was designed to provide our management stockholders with a 20% interest in the value of Encore above the amount necessary to permit our investor stockholders to recover their investment together with a 7% return, an arrangement common for private companies in the industry.

     Immediately prior to this offering, our Class A and B shares will be converted into one class of common stock. The conversion will allocate shares between our management stockholders and investor stockholders on a basis that gives effect to the Class B preferential return and the Class A subordinated interest determined on the basis of Encore's valuation in the public offering. The allocation will not affect the dilution to investors and we do not believe it will otherwise adversely affect investors in this offering.

     The Class A shares will be converted into           shares of common stock,
or      % of the outstanding shares prior to this offering, and the Class B
shares will be converted into           shares, or      % of the outstanding
shares.

                                    DILUTION

     The pro forma net tangible book value of our common stock on June 30, 2000
was approximately $     per share of common stock, assuming the issuance of
     shares of common stock in connection with the recapitalization of our Class A and Class B common stock into one class designated as common stock. Pro forma net tangible book value per share is determined by dividing our tangible net worth, or tangible assets less total liabilities, by the total number of outstanding shares of common stock. After giving effect to the sale of common
stock offered by this prospectus (at an assumed price of $     per share) and
the receipt of the estimated net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, our net tangible book
value at June 30, 2000 would have been approximately $     per share. This
represents an immediate and substantial increase in the net tangible book value
of $     per share to existing stockholders and an immediate dilution, resulting from the difference between the initial public offering price and the pro forma net tangible book value after this offering, to new investors purchasing common stock in this offering. The following table illustrates the per share dilution to new investors purchasing common stock in this offering:

Public offering price per share.........................   $
                                                           --------
Pro forma net tangible book value per share at June 30,
  2000..................................................   $
                                                           --------
Increase per shares attributable to new investors.......   $
                                                           --------
Pro forma net tangible book value per share after this
  offering..............................................   $
                                                           --------
Dilution per share to new investors.....................   $
                                                           ========

     The following table sets forth, at June 30, 2000, the number of shares of common stock purchased from us, assuming the recapitalization of all shares of our Class A and Class B common stock into one class of common stock, the total consideration and average price per share paid by existing stockholders and by the new investors before deducting expenses payable by us:

                                                           TOTAL
                                 SHARES PURCHASED      CONSIDERATION      AVERAGE
                                 -----------------   -----------------     PRICE
                                 NUMBER    PERCENT   AMOUNT    PERCENT   PER SHARE
                                 ------    -------   ------    -------   ---------
Existing stockholders..........
New investors..................
                                 -------     ---     -------     ---      -------
Total..........................              100%                100%
                                 =======     ===     =======     ===      =======

     If the underwriters' over-allotment option is exercised in full, the number
of shares held by new investors will be increased to           , or
approximately   % of the total number of shares of common stock, assuming the recapitalization of all shares of our Class A and Class B common stock into one class of common stock.

                                 CAPITALIZATION

     The following table presents our capitalization as of June 30, 2000 on three bases:

     - on an actual basis;

     - on a pro forma basis giving effect to the acquisition of the Indian Basin/Verden properties; and

     - on an adjusted basis giving effect to the recapitalization of all outstanding shares of our Class A and Class B common stock into one class of common stock on completion of this offering and to reflect our anticipated use of the estimated net proceeds of this offering.

                                                                   JUNE 30, 2000
                                                          --------------------------------
                                                                                     AS
                                                           ACTUAL     PRO FORMA   ADJUSTED
                                                           ------     ---------   --------
                                                                       (000)
Cash and equivalents....................................  $   5,031   $  5,031     $5,031
                                                          =========   =========    ======
Long-term debt(1).......................................    146,211    167,396
Stockholders' equity:
Preferred stock, $.01 par value, 1,000 shares
  authorized, None issued and outstanding...............         --         --         --
Class A common stock, $.01 par value, 75,000 shares
  authorized, 73,265 issued, of which 2,519 are being
  held as treasury stock................................          1          1
Class B common stock, $.01 par value, 300,000 shares
  authorized, 294,882 issued, of which 102 are being
  held as treasury stock................................          3          3
Capital in excess of par value..........................    297,142    298,424
Common stock subscription receivable(2).................   (175,201)  (175,201)
Notes receivable-officers and employees.................        (23)       (23)
Retained earnings.......................................     10,733      9,451
Class A common stock held in treasury, at cost, 2,519
  shares................................................        (42)       (42)
Class B common stock held in treasury, at cost, 102
  shares................................................        (42)       (42)
                                                          ---------   ---------    ------
          Total stockholders' equity....................    132,571    132,571
                                                          ---------   ---------    ------
          Total capitalization..........................  $ 278,782   $299,967     $
                                                          =========   =========    ======

---------------

(1) Includes current portion of long-term debt. As of September 30, 2000, long-term debt was $161.3 million. For a description of the senior credit facility and seller financed note, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

(2) Our existing stockholders have agreed to contribute additional capital for their shares of capital stock upon call by Encore. Those agreements are cancelable by the holders of 75% of our Class B Stock and will be cancelled in connection with our recapitalization in connection with this offering.

                         PRO FORMA FINANCIAL STATEMENTS

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                         OF ENCORE ACQUISITION COMPANY

     The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2000, and pro forma condensed consolidated statement of operations for the year ended December 31, 1999 and the six months ended June 30, 2000, adjust the historical financial information of Encore Acquisition Company to reflect the acquisitions of the Cedar Creek Anticline properties on May 31, 1999, the Crockett properties on March 31, 2000, the Lodgepole properties on March 31, 2000, the Indian Basin/Verden properties on September 1, 2000 and Other Cedar Creek properties in each of July and October 1999. The pro forma balance sheet was prepared as if the acquisitions were consummated on June 30, 2000. The pro forma statement of operations were prepared as if the acquisitions were consummated on January 1, 1999. The pro forma adjustments are explained in further detail in the accompanying notes.

     The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and the historical financial statements and related notes of Encore Acquisition Company and the historical statements of revenues and direct operating expenses and related notes for the acquired properties, each of which is included in this prospectus. The pro forma information presented does not purport to be indicative of the financial position or results of operations that would have actually occurred had the acquisitions been consummated on the dates indicated or which may occur in the future.

                           ENCORE ACQUISITION COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                               OTHER                                 INDIAN         PRO
                                       ENCORE      CEDAR       CEDAR                                 BASIN/        FORMA
                                     HISTORICAL    CREEK       CREEK       CROCKETT    LODGEPOLE     VERDEN        ENCORE
                                     ----------    -----       -----       --------    ---------     ------        ------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil sales........................   $34,706     $15,329      $2,160      $   867      $18,394      $ 2,377      $ 73,833
  Natural gas sales................       942         639          78        8,310        1,409        7,056        18,434
                                      -------     -------      ------      -------      -------      -------      --------
        Total revenues.............    35,648      15,968(a)    2,238(b)     9,177(b)    19,803(b)     9,433(b)     92,267
                                      -------     -------      ------      -------      -------      -------      --------
Operating expenses:
  Lease operating
    expense........................     8,408       5,987(a)      781(b)     1,640(b)       252(b)     2,257(b)     19,325
  Production, severance and ad
    valorem tax....................     5,427       2,927(a)      277(b)       594(b)       994(b)       942(b)     11,161
  Net proceeds.....................     4,384       1,504(a)       --           --           --           --         5,888
  General and administrative.......     4,047       1,111(c)       --          123(c)        --           --         5,281
  Depletion, depreciation and
    amortization...................     5,283       3,743(d)      456(e)     3,952(e)     9,629(e)     3,629(e)     26,692
                                      -------     -------      ------      -------      -------      -------      --------
        Total operating expenses...    27,549      15,272       1,514        6,309       10,875        6,828        68,347
                                      -------     -------      ------      -------      -------      -------      --------
Income from operations.............     8,099         696         724        2,868        8,928        2,605        23,920
                                      -------     -------      ------      -------      -------      -------      --------
Other income (expenses):
  Interest expense.................    (4,037)     (2,403)(f)    (400)      (1,548)(g)     (986)(g)   (1,669)(g)   (11,043)
  Other............................       202          --          --           --           --           --           202
                                      -------     -------      ------      -------      -------      -------      --------
        Total other income
          (expense)................    (3,835)     (2,403)       (400)      (1,548)        (986)      (1,669)      (10,841)
                                      -------     -------      ------      -------      -------      -------      --------
Income (loss) before income taxes..     4,264      (1,707)        324        1,320        7,942          936        13,079
                                      -------     -------      ------      -------      -------      -------      --------
Provision for income taxes.........    (1,259)        658(h)     (125)(h)     (509)(h)   (3,062)(h)     (361)(h)    (4,658)
                                      -------     -------      ------      -------      -------      -------      --------
Net income (loss)..................   $ 3,005     $(1,049)     $  199      $   811      $ 4,880      $   575      $  8,421
                                      =======     =======      ======      =======      =======      =======      ========
Net income per common share:.......   $  8.20                                                                     $  22.97
                                      =======                                                                     ========
Weighted average number of common
  shares outstanding...............   366,631                                                                      366,631
                                      =======                                                                     ========

    The accompanying notes to the unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

                           ENCORE ACQUISITION COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                                           INDIAN                     PRO
                                       ENCORE                              BASIN/       OTHER        FORMA
                                     HISTORICAL   CROCKETT    LODGEPOLE    VERDEN    ADJUSTMENTS    ENCORE
                                     ----------   --------    ---------    ------    -----------    ------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil sales........................   $46,153      $  286      $ 6,367     $1,221           --      $54,027
  Natural gas sales................     4,329       2,175          306      3,660           --       10,470
                                      -------      ------      -------     ------      -------      -------
         Total revenues............    50,482       2,461(b)     6,673(b)   4,881(b)        --       64,497
                                      -------      ------      -------     ------      -------      -------
Operating expenses:
  Lease operating expense..........     7,930         406(b)       117(b)   1,260(b)        --        9,713
  Production, severance and ad
    valorem tax....................     6,609         108(b)       320(b)     481(b)        --        7,518
  Net proceeds.....................     6,662          --           --         --           --        6,662
  General and administrative.......     2,113          --           --         --           --        2,113
  Depletion, depreciation and
    amortization...................     8,437         850(e)     1,561(e)   1,391(e)        --       12,239
                                      -------      ------      -------     ------      -------      -------
         Total operating
           expenses................    31,751       1,364        1,998      3,132           --       38,245
                                      -------      ------      -------     ------      -------      -------
Income from operations.............    18,731       1,097        4,675      1,749           --       26,252
                                      -------      ------      -------     ------      -------      -------
Other income (expenses):
  Interest expense.................    (4,484)       (409)(g)      225(g)    (881)(g)        --      (5,549)
  Other............................       317          --           --         --           --          317
  Non-recurring compensation.......        --          --           --         --       (2,086)(j)   (2,086)
                                      -------      ------      -------     ------      -------      -------
         Total other income
           (expense)...............    (4,167)       (409)         225       (881)      (2,086)      (7,318)
                                      -------      ------      -------     ------      -------      -------
Income before income taxes.........    14,564         688        4,900        868       (2,086)      18,934
                                      -------      ------      -------     ------      -------      -------
Provision for income taxes.........    (5,825)       (265)(h)   (1,889)(h)   (335)(h)       804(h)   (7,510)
                                      -------      ------      -------     ------      -------      -------
Net income.........................   $ 8,739      $  423      $ 3,011     $  533      $(1,282)     $11,424
                                      =======      ======      =======     ======      =======      =======
Net income per common share:.......   $ 23.81                                                       $ 31.12
                                      =======                                                       =======
Weighted average number of common
  shares
  outstanding......................   367,102                                                       367,102
                                      =======                                                       =======

    The accompanying notes to the unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

                           ENCORE ACQUISITION COMPANY

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2000

                                             ENCORE      PRO FORMA                 OFFERING        AS
                                           HISTORICAL   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   ADJUSTED
                                           ----------   -----------   ---------   -----------   --------
                                                                       (000)
BALANCE SHEET DATA:
Current assets...........................   $ 23,310                  $ 23,310
Oil and natural gas properties, net......    273,968       21,185(i)   295,153
Other property and equipment, net........      1,190                     1,190
Other assets.............................      4,291                     4,291
                                            --------      -------     --------     --------     --------
Total assets.............................   $302,759      $21,185     $323,944
                                            ========      =======     ========     ========     ========

Current liabilities......................   $ 20,600                  $ 20,600
Current portion of long-term debt........     20,171                    20,171
Long-term debt...........................    126,040       21,185(i)   147,225
Deferred income taxes....................      3,377                     3,377
Stockholders' equity.....................    132,571                   132,571
                                            --------      -------     --------     --------     --------
Total liabilities and stockholders'
  equity.................................   $302,759      $21,185     $323,944
                                            ========      =======     ========     ========     ========

    The accompanying notes to the unaudited pro forma condensed consolidated financial
              statements are an integral part of these statements.

                           ENCORE ACQUISITION COMPANY

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

     The accompanying Pro Forma Condensed Consolidated Statements of Operations and Balance Sheet have been prepared to reflect certain adjustments to the historical consolidated statement of operations of the Company.

(a) To record the revenues and expenses relating to the Cedar Creek Anticline acquisition for the five months ended May 31, 1999 at historically reported amounts. The initial Cedar Creek Anticline acquisition occurred on June 1, 1999. Subsequently, additional interests were acquired in July and October 1999 and are listed under "Other Cedar Creek" on the pro formas.

(b) To record the revenues and expenses relating to the Other Cedar Creek, Crockett, Lodgepole and Indian Basin/Verden acquisitions for the year ended December 31, 1999 and the six months ended June 30, 2000 at historically reported amounts.

(c) To record an estimated increase in general and administrative expenses relating to the Cedar Creek Anticline acquisition for the five months ended May 31, 1999 and for the Crockett acquisition for the year ended December 31, 1999.

(d) To record the estimated increase in depreciation, depletion and amortization relating to the Cedar Creek Anticline acquisition for the five months ended May 31, 1999.

(e) To record the estimated increase in depreciation, depletion and amortization relating to the Other Cedar Creek, Crockett, Lodgepole and Indian Basin/Verden acquisitions for the year ended December 31, 1999 and the six months ended June 30, 2000.

(f) To record the estimated increase in interest expense resulting from the increased borrowings relating to the Cedar Creek Anticline acquisition for the five months ended May 31, 1999.

(g) To record the estimated increase in interest expense resulting from the increased borrowings relating to the Crockett, Lodgepole and Indian Basin/Verden acquisitions for the year ended December 31, 1999 and the six months ended June 30, 2000.

(h) To record an estimated provision for income taxes for the change in income before taxes resulting from inclusion of the historical results of operations of the acquisitions and the related adjustments.

(i) To record the acquisition of the Indian Basin/Verden acquisitions paid subsequent to June 30, 2000 funded entirely through our senior credit facility.

(j) To record compensation expense based on the excess of estimated fair value over the purchase price for Class A stock recently funded or purchased by management. Fair value was estimated by analyzing discounted cash flows of Encore's underlying properties using assumptions and methodologies consistent with those used by Encore in acquiring properties.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents summary consolidated historical financial data for the years ended December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000, in each case derived from the consolidated financial statements of Encore Acquisition Company.

     You should read the following data along with "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes, each of which is included in this prospectus. You should also read the pro forma information together with the unaudited pro forma combined financial statements and related notes included in this prospectus.

                                                PERIOD FROM
                                                 INCEPTION                           SIX MONTHS
                                              (APRIL 22, 1998)                         ENDED
                                                  THROUGH         YEAR ENDED          JUNE 30,
                                                DECEMBER 31,     DECEMBER 31,   --------------------
                                                    1998             1999         1999        2000
                                              ----------------   ------------     ----        ----
                                                                                    (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................      $     --        $  35,648     $   4,022   $ 50,482
                                                  --------        ---------     ---------   --------
Operating expenses:
  Lease operating expenses..................            --            8,408           980      7,930
  Production, ad valorem and severance
    taxes...................................            --            5,427           554      6,609
  Net proceeds..............................            --            4,384           546      6,662
  General and administrative................         1,066            4,047         1,407      2,113
  Depletion, depreciation and
    amortization............................            18            5,283           726      8,437
                                                  --------        ---------     ---------   --------
         Total operating expenses...........         1,084           27,549         4,213     31,751
                                                  --------        ---------     ---------   --------
Income (loss) from operations...............        (1,084)           8,099          (191)    18,731
                                                  --------        ---------     ---------   --------
Other income (expenses):
  Interest expense..........................            --           (4,037)         (495)    (4,484)
  Other.....................................            74              202            73        317
                                                  --------        ---------     ---------   --------
         Total other income (expense).......            74           (3,835)         (422)    (4,167)
                                                  --------        ---------     ---------   --------
Income (loss) before income taxes...........        (1,010)           4,264          (613)    14,564
Provision for income taxes..................            --           (1,259)         (215)    (5,825)
                                                  --------        ---------     ---------   --------
Net income (loss)...........................      $ (1,010)       $   3,005     $    (828)  $  8,739
                                                  ========        =========     =========   ========
Net income (loss) per common share:
  Basic and diluted.........................      $  (5.18)       $    8.20     $   (2.26)  $  23.81
  Weighted average number of common shares
    outstanding.............................       195,036          366,631       365,877    367,102
OTHER FINANCIAL DATA:
  EBITDA(1).................................      $ (1,066)       $  13,382     $     535   $ 27,168
  Net cash provided by (used in) operating
    activities..............................          (949)           9,759        (3,205)    17,114
  Net cash used in investing activities.....          (289)        (201,701)     (188,371)   (51,752)
  Net cash provided by financing
    activities..............................         4,705          194,972       190,722     33,172
  Capital expenditures(2)...................            --            6,883            --      6,672

---------------

(1) EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is defined as income (loss) before interest income and expense, non-cash, non-recurring compensation expense, income taxes and depletion, depreciation and amortization. EBITDA should not be considered to be an alternative to net income (loss) or operating income (loss), to be defined by generally accepted accounting principles, to be an indicator of a company's financial performance or to be a measure of liquidity.

(2) Development and exploitation activities.

                                         AT DECEMBER 31,   AT DECEMBER 31,   AT JUNE 30,   AT JUNE 30,
                                              1998              1999            1999          2000
                                         ---------------   ---------------   -----------   -----------
                                                                             (UNAUDITED)   (UNAUDITED)
                                                                     (000)
BALANCE SHEET DATA:
  Current assets.......................      $3,475           $ 17,766        $  8,528      $ 23,310
  Oil and natural gas properties,
     net...............................          --            195,585         186,951       273,968
  Other property and equipment, net....         271              1,080             967         1,190
  Other assets.........................           5              1,140           1,516         4,291
                                             ------           --------        --------      --------
          Total assets.................      $3,751           $215,571        $197,962      $302,759
                                             ======           ========        ========      ========
  Current liabilities..................      $   56           $ 12,640        $  4,157      $ 20,600
  Current portion of long-term debt....          --                 --              --        20,171
  Long-term debt.......................          --             99,250          95,000       126,040
  Deferred income taxes................          --              1,259             215         3,377
  Stockholders' equity.................       3,695            102,422          98,590       132,571
                                             ------           --------        --------      --------
          Total liabilities and
            stockholders' equity.......      $3,751           $215,571        $197,962      $302,759
                                             ======           ========        ========      ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus contains forward-looking statements that involve risks and uncertainties. See "Information Regarding Forward Looking Statements". Actual results may differ materially from those anticipated in our forward looking statements due to many factors, including, but not limited to, those set forth under "Risk Factors". The following discussion should be read in conjunction with "Selected Financial Data" and the financial statements and notes to those statements included in this prospectus.

OVERVIEW

     Because of our rapid growth through acquisitions since formation, our historical results of operations and period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results. Our acquisition history is as follows:

ASSET                                                 DATE ACQUIRED
-----                                                 -------------
Cedar Creek Anticline(CCA)........................      June 1, 1999
Crockett..........................................    March 30, 2000
Lodgepole.........................................    March 31, 2000
Indian Basin/Verden...............................   August 24, 2000

     We paid approximately $172.0 million to acquire the CCA properties. This acquisition gave us operating control of the CCA with an average working interest of approximately 78%. Subsequently, we acquired additional working interests from various owners in July and October 1999 for a combined price of approximately $22.2 million, which increased our average working interest to its current level of approximately 86%. Our cumulative acquisition investment in the CCA totals approximately $194.2 million.

     During June 1999, the first month of Encore's ownership of the CCA, the properties produced 9,099 net BOE/D. During June 2000, one year after the initial acquisition, the properties produced 10,533 net BOE/D. Adjusted for the additional acquired volumes, which represent 9% of the increase, Encore has offset the natural field decline and increased production by an additional 7%. This increase resulted from an aggressive surveillance and workover program coupled with drilling additional wells.

     We paid approximately $43.0 million to purchase the Crockett properties. We acquired additional working interests for $0.5 million subsequent to the acquisition. Our combined investment in Crockett equals approximately $43.5 million. The Crockett property production has averaged 8.5 MMcf/D and 36 Bbl/D since the acquisition date.

     We paid approximately $35.2 million for the Lodgepole property. Production from Lodgepole has averaged 2,656 BOE/D from the acquisition date through June 30, 2000.

     The Indian Basin/Verden properties were acquired for $25.4 million. The Indian Basin assets are located in the Permian Basin of New Mexico and are 100% non-operated and 88% gas. Encore's net production is 4.8 MMcf/D and 76 Bbl/D. The Verden assets, located in the Anadarko Basin of Oklahoma, are 85% non-operated and 87% natural gas. Encore's net production is 3.5 MMcf/D and 80 Bbl/D.

     The average prices received by producers in all our core areas have risen sharply from the second quarter 2000 compared to the second quarter 1999. The average posted price for West Texas Intermediate Crude ("WTI"), a benchmark crude, was $25.95 per barrel for the second quarter 2000, compared to $15.10 for the second quarter 1999. The average NYMEX price for oil was $28.68 per barrel for the second quarter 2000, compared to $17.65 for second quarter 1999.

     We use the successful efforts method of accounting for our oil and gas properties. Under this method, all development costs and acquisition costs of proved properties are capitalized and amortized on a unit-of-production basis over the remaining life of proved developed reserves or proved reserves, as applicable. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful. Natural gas volumes are converted to equivalent barrels at the rate of six Mcf to one barrel. Because the economic life of each producing well depends upon the assumed price for production, fluctuations in oil and natural gas prices impact the level of proved reserves. Higher prices generally have the effect of increasing reserves, which reduces depletion, while lower prices generally have the effect of decreasing reserves, which increases depletion.

     Revenues are derived from the sale of oil and natural gas and natural gas liquids less the cost of gas transportation. We utilize the sales method of accounting for natural gas sales, whereby revenues are recognized based on cash received and not on our proportionate share of production. We periodically enter into fixed price sales agreements or other hedging transactions to take advantage of prices that we believe to be attractive and to reduce risks related to potential price declines. While our hedging contracts protect us from price declines related to future production volumes that are hedged, such contracts can also reduce the benefits we could realize from increases in oil and natural gas prices. Gains and losses from hedging transactions are recognized as oil and natural gas revenue when the associated production occurs.

     Oil and natural gas production costs are composed of lease operating expense and production taxes. Lease operating expense consists of pumpers' salaries, utilities, maintenance and other costs necessary to operate our producing properties. Production taxes are assessed by applicable taxing authorities as a percentage of revenues. Production taxes include ad valorem and severance taxes.

     We calculate net proceeds as an operating expense based on revenues without the effect of hedging activities less lease operating expenses, production taxes, interest expense, overhead and development costs multiplied by the associated burden percentage attributable to certain Cedar Creek Anticline properties.

     Encore has adopted Statement of Financial Accounting Standards, No. 121 ("SFAS 121"), "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of". Under SFAS 121 we are required to assess the need for an impairment of capitalized costs of oil and natural gas properties and other assets. If impairment is indicated based on undiscounted expected future net cash flows, then it is recognized to the extent that net capitalized costs exceed discounted expected future net cash flows. Since inception we have not incurred any such impairments.

     The costs of retired, sold or abandoned properties that constitute a part of an amortization base are charged or credited, net of proceeds, to the accumulated depreciation, depletion and amortization reserve. Gains or losses from the disposal of other properties are recognized in the current period. Expenditures for maintenance, repairs and minor renewals necessary to maintain properties in operating condition are expensed as incurred. Major replacements and renewals are capitalized.

     General and administrative expenses consist primarily of salaries and related benefits, stock compensation expense, office rent, legal fees, consultants, systems costs and other administrative costs incurred in our Fort Worth office. While we expect such costs to increase with our growth, we expect such increases to be proportionately smaller than our production growth.

RESULTS OF OPERATIONS

     The following table sets forth operating information of Encore for the periods presented.

                                                              FOR THE SIX
                                                                 MONTHS
                                            FOR THE YEAR         ENDED
                                                ENDED           JUNE 30,
                                            DECEMBER 31,    ----------------    INCREASE
                                                1999         1999     2000     (DECREASE)
                                            ------------     ----     ----     ----------
Oil and natural gas revenues(000).........     $35,648      $4,022   $50,482    $46,460
Lease operating expenses(000).............     $ 8,408      $  980   $ 7,930    $ 6,950
Production, ad valorem and severance
  taxes(000)..............................     $ 5,427      $  554   $ 6,609    $ 6,055
Daily production:
  Oil volumes (Bbls)......................       9,327       8,767    11,172      2,405
  Natural gas volumes (Mcf)...............       2,127       1,994     7,220      5,226
  Combined volumes (BOE)..................       9,681       9,099    12,375      3,276
Average prices:
  Oil (per Bbl)...........................     $ 17.39      $14.95   $ 22.70    $  7.75
  Natural gas (per Mcf)...................        2.07        1.51      3.29       1.78
  Combined volumes (per BOE)..............       17.21       14.74     22.41       7.67
Average costs (per BOE):
  LOE.....................................     $  4.06      $ 3.59   $  3.52    $ (0.07)
  Production taxes........................        2.62        2.03      2.93       0.90
  Net proceeds............................        2.12        0.26      3.22       2.96
  G&A.....................................        1.95        5.15      0.94      (4.21)
  DD&A....................................        2.55        2.66      3.75       1.09

     We have not provided a detailed analysis of our operating history, including any discussion comparing operating performance to past years, because we were not organized until 1998 and we did not operate any assets until the CCA acquisition in June 1999. As a result, a comparison of 1999 to 1998 and the first half of 2000 to the first half of 1999 is not meaningful because it compares periods of operations to periods of start-up activity with no meaningful operations. In addition to the table provided above, financial information may be found under "Summary Consolidated Historical and Pro Forma Financial Data" and "Consolidated Financial Statements".

  LIQUIDITY AND CAPITAL RESOURCES

     Principal uses of capital have been for the acquisition and development of oil and natural gas properties.

     During the six months ended June 30, 2000, net cash provided by operations was $17.1 million, an increase of $20.3 million compared to the six months ended June 30, 1999. We anticipate that our capital expenditures will total approximately $20 million for the second half of 2000. The level of these and other future expenditures is largely discretionary, and the amount of funds devoted to any particular activity may increase or decrease significantly, depending on available opportunities and market conditions. We plan to finance our ongoing development and acquisition expenditures using internally generated cash flow, available cash and our existing senior credit facility.

     At June 30, 2000, Encore had total assets of $302.8 million. Total capitalization was $278.8 million, of which 47.6% was represented by stockholders' equity and 52.4% by senior debt.

     Encore's operating subsidiary currently maintains a senior credit facility with a group of banks that matures in May 2004. Encore has guaranteed the subsidiary's obligations under the credit agreement and has pledged the stock and other equity interests of its subsidiaries to secure the guaranty. Borrowings under the senior credit facility totaled $117.5 million as of June 30, 2000. The borrowing base, as established in the credit agreement, was $165.0 million as of June 30, 2000. During the six months ended June 30, 2000, the average interest rate under the facility was 7.6 percent. The remaining borrowing base available under the facility at June 30, 2000, was $47.5 million. Encore's current borrowing base totals $180.0 million as of August 31, 2000. Encore pays certain fees based on the unused portion of the borrowing base. Covenants, in addition to other requirements, include maintenance of a current working capital ratio of one to one, limitations on hedging activities, incurrence of debt and incurrence of liens.

     Encore issued a $35.2 million note payable to the seller in connection with the Lodgepole acquisition in North Dakota. The note requires monthly principal payments over the 22 month period ending January 31, 2002. The note bears monthly compounded interest at the rate of 4% per annum on the outstanding principal plus accrued interest and is payable at maturity in January 2002. Principal payments through June 30, 2000 totaled $6.5 million. Principal payments through the second half of 2000 equal $11.2 million. Principal payments for the year ended December 31, 2001 will total $16.4 million. The remaining amount will total $1.1 million and will be paid in January of 2002.

     Encore believes that its capital resources are adequate to meet the requirements of its business. However, future cash flows are subject to a number of variables including the level of oil and natural gas production and prices; there can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures.

  INFLATION AND CHANGES IN PRICES

     While the general level of inflation affects certain of our costs, factors unique to the petroleum industry result in independent price fluctuations. Historically, significant fluctuations have occurred in oil and natural gas prices. In addition, changing prices often cause costs of equipment and supplies to vary as industry activity levels increase and decrease to reflect perceptions of future price levels. Although it is difficult to estimate future prices of oil and natural gas, price fluctuations have had, and will continue to have, a material effect on us.

     The following table indicates the average oil and natural gas prices received for the year ended December 31, 1999 and six months ended June 30, 2000. Average equivalent prices for 1999 and 2000 were decreased by $2.22 and $3.83 per BOE, respectively, as a result of our hedging activities. Average price computations exclude contract settlements and other nonrecurring items to provide comparability. Average prices per equivalent barrel indicate the composite impact of changes in oil and natural gas prices. Natural gas production is converted to oil equivalents at the conversion rate of six Mcf per Bbl.

                                                          OIL      NATURAL GAS   EQUIV. OIL
                                                       (PER BBL)    (PER MCF)    (PER BOE)
                                                       ---------   -----------   ----------
Six months ended June 30, 2000.......................   $22.70        $3.29        $22.41
Year ended December 31, 1999.........................    17.39         2.07         17.21

  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     COMMODITY PRICE SENSITIVITY. The following tables provide the information about derivative financial instruments to which we were a party as of June 30, 2000 that are sensitive to changes in oil and natural gas commodity prices.

     Encore hedges commodity price risk with swap contracts, put contracts, and collar contracts. Swap contracts provide a fixed price for a notional amount of sales volumes. Put contracts provide a fixed floor price on a notional amount of sales volumes while allowing full price participation if the relevant index price closes above the floor price. Collar contracts provide a floor price for Encore on a notional amount of sales volumes while allowing some additional price participation if the relevant index price closes above the floor price. A swaption is an option to enter into a swap in the future. The unrealized mark-to-market loss on outstanding commodity derivatives at June 30, 2000 was approximately $28 million.

                                                      SECOND HALF
                                                         2000        2001     2002    2003
                                                      -----------    ----     ----    ----
OIL HEDGE DERIVATIVES:
  Swap contracts:
     Average daily notional Bbl volumes.............     4,000       3,000    2,000      --
     Weighted average fixed price per Bbl...........    $22.38      $19.88   $17.97
  Collar contracts:
     Average daily notional Bbl volumes.............     2,500       1,000       --      --
     Weighted average short calls per Bbl...........    $21.76      $22.03
     Weighted average long puts per Bbl.............    $18.80      $19.25
  Sold put contracts:
     Average daily notional Bbl volumes.............     1,500       1,000       --      --
     Weighted average short puts per Bbl............    $17.67      $16.00
  Purchased put contracts
     Average daily notional Bbl volumes.............     1,000       1,750       --      --
     Weighted average long put per Bbl..............    $22.30      $20.00
  Purchased put swaption contracts:
     Average daily notional Bbl volumes expired
       unexercised..................................        --          --    2,000      --
     Weighted average long put swaptions per Bbl....                         $19.20
NATURAL GAS HEDGE DERIVATIVES:
  Swap contracts:
     Average daily notional MMBtu volumes...........     6,000       7,500       --      --
     Weighted average fixed price per MMBtu.........    $ 2.98      $ 2.88
  Purchased put contracts:
     Average daily notional MMBtu volumes...........        --       2,000    2,500      --
     Weighted average long puts per MMBtu...........                $ 3.47   $ 3.00
  Purchased put swaption contracts(1):
     Average daily notional MMBtu volumes expired
       unexercised..................................     5,000       2,000    3,500   2,500
     Weighted average long put swaptions per MMBtu..    $ 4.05      $ 3.47   $ 3.15   $3.02

---------------

(1) Subsequent to June 30, 2000, these put swaptions expired unexercised. We entered into swap contracts that effectively fixed the price of our natural gas volumes and price levels as shown below:

                                                      SECOND HALF
                                                         2000        2001     2002    2003
                                                      -----------    ----     ----    ----
          Average daily notional MMBtu volumes......     5,000       2,000    3,500   2,500
          Weighted average fixed price per MMBtu....    $ 4.42      $ 3.86   $ 3.30   $3.11

     INTEREST RATE SENSITIVITY. At June 30, 2000, Encore had long-term debt of $146.2 million. Of this amount, $28.7 million bears interest at a fixed rate of 4%. The remaining outstanding long-term debt of $117.5 million is under Encore's senior credit facility, which is subject to floating market rates of interest. Borrowings under the senior credit facility bear interest at a fluctuating rate that is linked to LIBOR or the prime rate, at Encore's option. Any increase in these rates can have an adverse impact on Encore's results of operations and cash flow. Encore has entered into interest rate swap agreements to hedge the impact of interest rate changes on a portion of its floating rate debt. As of June 30, 2000, Encore had interest swaps as follows:

                          HEDGE SUMMARY
-----------------------------------------------------------------
 NOTIONAL                                                 LIBOR
SWAP AMOUNT       START DATE            END DATE        SWAP RATE
-----------       ----------            --------        ---------
$6,500,000..  October 1, 1999      September 30, 2002     6.16%
10,250,000... October 29, 1999     October 30, 2000       6.10%
41,000,000... September 1, 1999    August 31, 2002        6.23%
13,083,333... November 30, 1999    November 30, 2001      6.26%
10,750,000... March 31, 2000       March 31, 2005         7.20%
-----------                                               ----
$81,583,333...                                            6.35%(1)
===========                                               ====

---------------

(1) Weighted average interest rate.

  ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement for fair value hedges or to be recorded in other comprehensive income for cash flow hedges. SFAS No. 133 requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on our financial statements and have not determined the timing of, or method of, adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings.

                            BUSINESS AND PROPERTIES

  OUR COMPANY

     Encore is a rapidly growing independent energy company engaged in the acquisition, development, exploitation and marketing of North American oil and natural gas reserves. Our oil and natural gas reserves are concentrated in fields located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico and the Anadarko Basin of Oklahoma. The following table provides information on a pro forma basis regarding our oil and natural gas properties at or for the six months ended June 30, 2000.

                  PROPERTIES -- PRINCIPAL AREAS OF OPERATIONS

                             PRODUCTION      PROVED RESERVE QUANTITIES          PV-10
                          ----------------   --------------------------   ------------------
                                                       NATURAL
                                               OIL       GAS     TOTAL     AMOUNT
                          BOE/D    PERCENT   (MBBLS)   (MMCF)    (MBOE)   (IN 000)   PERCENT
                          -----    -------   -------   -------   ------   --------   -------
Cedar Creek Anticline...  10,318      65%    82,242    12,695    84,358   $458,075      73%
Crockett................  1,524       10         71    37,898    6,387      72,251      12
Lodgepole...............  2,430       15      2,402     1,031    2,574      58,655       9
Indian Basin/Verden.....  1,514       10        338    19,888    3,653      38,913       6
                          ------     ---     ------    ------    ------   --------     ---
          Total.........  15,786     100%    85,053    71,512    96,972   $627,894     100%
                          ======     ===     ======    ======    ======   ========     ===

  DESCRIPTION OF CEDAR CREEK ANTICLINE

     Our core asset is the Cedar Creek Anticline, which we acquired from a major oil and gas company in June 1999. The Cedar Creek Anticline, which has produced 391 million barrels, or less than 13% of the estimated original oil in place, is located in the Williston Basin of eastern Montana and western North Dakota. The properties are characterized by:

     - a large quantity of remaining recoverable reserves;

     - significant proved developed producing reserves and significant upside potential;

     - well established shallow production decline rates;

     - suitability to the application of recently introduced technologies, including horizontal drilling and tertiary recovery operations; and

     - geographic concentration.

     HISTORY AND DEVELOPMENT OF CEDAR CREEK ANTICLINE PROPERTIES. Natural gas was discovered on the Cedar Creek Anticline in 1912 at a depth of 750 feet in the Cretaceous Judith River and Eagle Formations. Oil was first encountered in a few noncommercial wells drilled to deeper formations between the years 1936 and 1950. Commercial quantities of oil in the deeper formations were discovered in the South Pine Field in 1952. Development drilling on the Cedar Creek Anticline peaked during the late 1950's and early 1960's, with over 1,100 deep wells drilled to date. Peak production from the fields occurred in 1963 at a rate of approximately 37,000 gross barrels of oil per day. Secondary recovery waterflood projects were initiated between 1964 and 1972. Currently, we have 471 operated and five non-operated active production wells, including 56 horizontal wells drilled since 1993, which are presently producing at a rate of approximately 13,738 Bbls (gross) of oil and 2,715 Mcf (gross) of natural gas per day.

     GEOLOGY. The Cedar Creek Anticline is a major geological feature in eastern Montana and western North Dakota. Carbonate rocks were deposited in the ancient seas of the Williston Basin 350 million years ago. Powerful regional forces then caused folding and faulting of these rocks to create an anticlinal structure. Oil, generated in the deeper portions of the Williston Basin, then migrated upwards until it was trapped in the crest of this structure. Encore's acreage is concentrated on the crest of the CCA, which gives it access to the greatest accumulation of oil in the structure. Our holdings extend for approximately 70 miles in a northwest-southeast direction and range from two to six miles in width. Production is primarily from four carbonate formations. From shallowest to deepest, the four formations are the Mission Canyon, Lodgepole, Interlake and Stony Mountain/Red River. This gross producing interval is approximately 2,000 feet thick, and ranges in depth from approximately 7,000 feet to 9,000 feet.

     EXPLOITATION OPPORTUNITIES. We have identified more than 350 exploitation opportunities on the Cedar Creek Anticline, of which 52 are reflected in our proved reserves at June 30, 2000. These infill drilling, horizontal redevelopment and extensional drilling projects should increase reserve recoveries and production rates and extend the productive limits of our fields. We plan to pursue more than 200 of these projects over the next four years. These projects, along with the associated investment in field facilities, will require an estimated investment of $160 million. Based on past results, we expect these projects to yield about 50 MMBOE of reserves, of which 13 MMBOE are included in our June 30, 2000 proved reserves.

     Infill Drilling. We have identified over 100 infill projects. One prospective area for infill drilling is the Cabin Creek unit where we expect to spend $14 million. We analyzed production data to determine the likely drainage radius of the producing wells in the field and have identified more than 31 infill locations designed to recover oil that will not be recovered by existing wellbores. We also have infill projects planned at the South Pine, Coral Creek, Little Beaver, Monarch and Pennel units.

     Horizontal Redevelopment. We have identified more than 70 projects involving new horizontal wells and horizontal recompletions. Horizontal wells are drilled laterally for several thousand feet within the targeted formation, allowing the wellbore to contact more oil than a typical vertical well which only penetrates the formation at a single point. Developments in horizontal technology now allow us to re-enter existing vertical wells, including inactive wells, and drill out horizontally for several thousand feet. For example, at the Pennel unit we analyzed each of 27 sections to determine potential incremental reserve recoveries through horizontal drilling based upon analogues to recent horizontal drilling on a nearby lease. Based on this analysis, we expect to spend $26 million on 38 horizontal projects in the Pennel unit. We also plan horizontal redevelopment in the North and South Pine units.

     Extensional Development. We have identified more than 200 projects to extend the producing limits of our existing fields. We have identified numerous prospective locations for developing the Interlake formation, which is located above the currently producing Red River and Stony Mountain formations. At the Monarch unit, we plan to drill and waterflood the Red River formation, which is productive throughout the anticline but has yet to be developed in this area. We also plan to extend the productive limits of the Cabin Creek and South Pine units with stepout wells targeting the Red River formation.

     CO(2) Tertiary Recovery. Encore believes that the current waterflood projects in the Cedar Creek Anticline will ultimately recover about 27% of the corresponding estimated original oil in place. The industry, most notably in the Permian Basin of West Texas and New Mexico, has successfully demonstrated the viability of injecting CO(2) into these reservoirs and recovering an incremental 10% to 20% of the original oil in place. In 1985, the previous operator conducted a pilot test to evaluate the specific applicability of CO(2) at the CCA. That test demonstrated that injected CO(2) was effective at recovering additional oil. The prior operator did not undertake a full-scale CO(2) tertiary recovery project. We suspect that decision was based on the lack of commercially available CO(2) and prevailing commodity prices.

     Since that time, the industry has accumulated fifteen years of experience with CO(2) tertiary recovery. In addition, more economical sources of CO(2) supply have become available as there are increasing concerns related to gas processors continuing to vent CO(2), a byproduct of their operations, to the atmosphere. Presently, there are two viable sources of CO(2) near our CCA properties: the Dakota Gasification Plant in North Dakota and Exxon's Shute Creek Gas Processing Plant in southeastern Wyoming. Preliminary discussions with both parties have suggested that adequate volumes of CO(2) are available at prices that we believe will permit full-scale projects to be economically attractive.

     Encore has begun the engineering studies necessary to fully evaluate the economics of a field-scale project. Based on the results of the 1985 pilot and upon results achieved from the Permian basin CO(2) floods, our preliminary assessment of the total CO(2) project reserve potential at the CCA is approximately 200 million barrels of oil. We believe this potential would be actualized through a series of projects, each lasting 20 to 30 years. Implementation of the first of these projects is at least three years in the future.

     LAND. A major portion of Encore's acreage position is subject to agreements with Montana-Dakota Utilities Company (MDU) and Fidelity Gas Company. Various Federal, state and private leases and contracts on mineral interests govern Encore's oil and natural gas rights on the Cedar Creek Anticline. In addition, the MDU/Fidelity agreements provide for various net profits interests (NPI) ranging from 1% to 50% to be paid after the recovery of capital costs, operating expenses and interest on several of the units. The net profits interests are reflected in our reserve report and financial statements. Encore operates 99% of our total CCA value. Of the fields we operate, we own an 86% weighted-average working interest. The royalty burden is about 13%. Encore controls approximately 134,000 gross and 118,000 net leasehold acres along the Cedar Creek Anticline.

  DESCRIPTION OF CROCKETT

     The Crockett properties are located in the Permian Basin in West Texas. Encore purchased all of these interests in Crockett County, Texas. The properties produce mainly natural gas, 99% by reserve volume, and are part of the prolific Val Verde basin natural gas area. The natural gas reservoirs in this area have multi-pay potential in thick, porous zones. We believe that we acquired quality, long-lived natural gas assets with significant development potential at an attractive price through this acquisition. It also enabled us to enter a basin well known for its abundant natural gas resources, low operating costs and competitive finding costs. Attractive additional acquisition opportunities will continue to make this a focus area for us.

     The purchase price for this acquisition was $43.0 million, with an effective date of April 1, 2000 and a closing date of March 30, 2000. The Crockett properties consist primarily of three field groupings, Henderson, Ozona and Hunt-Baggett. We operate 68% of the properties based on PV-10 reserve value. There are 292 active wells currently producing 9.4 MMcf/D net to Encore. We operate 135 wells producing from the Canyon and Strawn intervals.

     This area provides the potential for additional infill and stepout drilling. The limits of the Canyon and Strawn reservoirs have not been found, and the multi-pay nature of the sands have the potential to add reserves and value through continued development. The properties produce high quality natural gas and liquids and are connected to several different markets.

  DESCRIPTION OF LODGEPOLE

     The Lodgepole properties are also located in the Williston Basin in Stark County, North Dakota. The Lodgepole area is characterized by highly productive wells, low R/P Index ratios and low lifting costs. The purchase price for these properties was $35.2 million. The Lodgepole properties are 93% oil by volume, and approximately 97% of the properties are non-operated. The Lodgepole properties consist of working and overriding royalty interests in the Eland, Stadium, Hiline, Livestock, Patterson Lake, and the Beattrice Ridl fields. The major asset, constituting 88% of the reserve value, is the Eland Unit, which is operated by Duncan Oil Inc. of

Denver, Colorado. Encore owns a 26.0% working interest and 25.6% revenue interest in the Eland Unit. We expect the Lodgepole properties to produce 2,600 BOE/D in 2000.

     Because of the unique characteristics of its producing reservoir, namely its high permeability and thick oil column, producing wells in the Eland Unit are prolific, with some wells flowing as much as 1,000 barrels of oil per day. As a result, the lifting costs for these properties average $0.75 per Bbl and the gross profit margin on production, after royalties and taxes, is currently greater than 90% of revenues.

  DESCRIPTION OF INDIAN BASIN/VERDEN

     The Indian Basin/Verden properties were acquired for $25.4 million on August 24, 2000, effective April 1, 2000.

     The Indian Basin, Cemetery, and Dagger Draw South Fields, collectively referred to as the Indian Basin assets, are located in the Permian Basin of southeast New Mexico. Encore owns varied non-operated working interests in two Federal units and in six communitized areas. The reserves are 88% natural gas by volume. Production is from Pennsylvanian-aged (Canyon) carbonates at 8,000 feet. Encore's current net production is 4.8 MMcf/D and 76 Bbl/D. Marathon, Texaco and Chevron are the major operators. Production from the area has been steadily increasing over the past several years as the operators have successfully recompleted the numerous behind-pipe zones containing additional natural gas.

     The Verden assets, located in the Anadarko Basin of Oklahoma, are 93% non-operated and 87% natural gas by volume. Encore's current net production is
3.4 MMcf/D and 80 Bbl/D. Apache is the principal operator. Production is from the Springer formations below 15,000 feet. These deep, multi-pay, geologically complex reservoirs have historically proven to be conducive to subsequent drilling and workover operations beyond the initial development well. Since acquiring the properties in late August, Encore has been presented with and elected to participate in two separate development wells.

PROVED RESERVES

     The following table sets forth estimated year-end proved reserves for the periods indicated:

                                                                           PRO
                                                     HISTORICAL          FORMA(1)
                                               -----------------------   --------
                                               DECEMBER 31,   JUNE 30,   JUNE 30,
                                                   1999         2000       2000
                                               ------------   --------   --------
Oil (MBbls)
  Developed..................................      67,019       72,506     72,843
  Undeveloped................................      12,198       12,210     12,210
                                                 --------     --------   --------
          Total..............................      79,217       84,716     85,053
                                                 ========     ========   ========
Natural Gas (MMcf)
  Developed..................................      10,082       42,859     62,745
  Undeveloped................................       2,420        8,767      8,767
                                                 --------     --------   --------
          Total..............................      12,502       51,626     71,512
                                                 ========     ========   ========
Total (MBOE).................................      81,301       93,320     96,972
                                                 ========     ========   ========
PV-10 (in thousands)
  Developed..................................    $287,439     $523,041   $561,954
  Undeveloped................................      35,813       65,940     65,940
                                                 --------     --------   --------
          Total..............................    $323,252     $588,981   $627,894
                                                 ========     ========   ========

---------------

(1) Includes Indian Basin/Verden, which was acquired subsequent to June 30, 2000. The Miller and Lents report on the Indian Basin/Verden properties was prepared as of September 1, 2000, and has been adjusted by Encore to a June 30, 2000 effective date.

     Estimated quantities of oil and natural gas reserves and the present value thereof are based upon reserve reports prepared by the independent petroleum engineering firm of Miller and Lents, Ltd.

     Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of exploitation expenditures. The data in the above table represents estimates only. Oil and natural gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates may vary from the quantities of oil and natural gas that are ultimately recovered.

     Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The PV-10 shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is mandated by the SEC, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate. For properties that we operate, expenses exclude our share of overhead charges. In addition, the calculation of estimated future net revenues does not take into account the effect of various cash outlays, including, among other things, general and administrative costs and interest expense.

     During the calendar year 2000, Encore filed estimates of oil and natural gas reserves at December 31, 1999 with the U.S. Department of Energy on Form EIA-23. This estimate was based on an internal reserve study and reflected more reserves than those set forth in the table above. This reduction resulted from a reassessment of some of our proved undeveloped reserves as a result of additional drilling.

PRODUCTION AND PRICE HISTORY

     The following table sets forth information regarding net production of oil, natural gas and natural gas liquids, and certain price and cost information for each of the periods indicated:

                                                HISTORICAL                      PRO FORMA
                                     --------------------------------   -------------------------
                                                       SIX MONTHS
                                     SEVEN MONTHS         ENDED                        SIX MONTHS
                                        ENDED           JUNE 30,         YEAR ENDED      ENDED
                                     DECEMBER 31,   -----------------   DECEMBER 31,    JUNE 30,
                                       1999(1)      1999(1)   2000(2)     1999(3)       2000(4)
                                     ------------   -------   -------   ------------   ----------
PRODUCTION DATA(1):
  Oil (MBbls)......................      1,996         263     2,033        5,056         2,282
  Natural Gas (MMcf)...............        455          60     1,314        8,549         3,549
  Combined Volumes (per MBOE)......      2,072         273     2,252        6,481         2,874
AVERAGE PRICES(5):
  Oil (per Bbl)....................     $19.61      $15.24    $26.53       $15.48        $27.09
  Natural gas (per Mcf)............       2.07        1.51      3.57         2.16          3.05
  Combined Volumes (per BOE).......      19.34       15.01     26.03        14.92         25.28
AVERAGE COSTS (PER BOE):
  Lease operating expense..........     $ 4.06      $ 3.59    $ 3.52       $ 2.98        $ 3.38
  Depletion, depreciation and
     amortization..................       2.55        2.66      3.75         4.12          4.26
  General and administrative.......       1.95        5.16       .94          .81           .74

---------------

(1) Prior to June 1, 1999, Encore had no production.

(2) Three months of Crockett and Lodgepole production from April to June 2000.

(3) Pro forma as if the Cedar Creek Anticline, Other Cedar Creek, Crockett, Lodgepole, and Indian Basin/Verden acquisitions had taken place on January 1, 1999.

(4) Pro forma as if the Crockett, Lodgepole, and Indian Basin/Verden acquisitions had taken place January 1, 2000.

(5) Does not include the effects of hedging transactions.

PRODUCING WELLS

     The following table sets forth information at August 31, 2000 relating to the producing wells in which we owned a working interest as of that date. We also held royalty interests in 577 producing wells as of that date. Wells are classified as oil or natural gas wells according to their predominant production stream.

                                                                              AVERAGE
                                                              GROSS    NET    WORKING
                                                              WELLS   WELLS   INTEREST
                                                              -----   -----   --------
Cedar Creek Anticline.......................................   476     411       86%
Crockett....................................................   271     106       39%
Lodgepole...................................................    25       6       23%
Indian Basin/Verden.........................................   160      21       13%
                                                               ---     ---       --
Total.......................................................   932(1)  544       58%(2)
                                                               ===     ===       ==

---------------

(1) Our total wells include 543 operated wells and 389 non-operated wells.

(2) Our total weighted average working interest is 58%.

ACREAGE

     The following table sets forth information at August 31, 2000 relating to acreage held by us. Developed acreage is assigned to producing wells. Undeveloped acreage is acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well, including leasehold interests identified for exploitation or exploratory drilling.

                                                               GROSS      NET
                                                              ACREAGE   ACREAGE
                                                              -------   -------
Developed acreage...........................................  141,639    95,475
Undeveloped acreage.........................................  55,912     46,246
                                                              -------   -------
          Total.............................................  197,551   141,721
                                                              =======   =======

DRILLING RESULTS

     The following table sets forth information with respect to wells drilled during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.

                                                              YEAR ENDED      SIX MONTHS
                                                             DECEMBER 31,   ENDED JUNE 30,
                                                                 1999            2000
                                                             ------------   --------------
DEVELOPMENT WELLS:
  Productive
     Gross.................................................      10.0            8.0
     Net...................................................       8.3            5.1
  Dry
     Gross.................................................        --             --
     Net...................................................        --             --

     In addition, two (1.9 net) wells were in the process of drilling at June 30, 2000.

MARKETING

     Our oil and natural gas production is principally sold to end users, marketers and other purchasers having access to nearby pipeline facilities. In areas where there is no practical access to pipelines, oil is trucked to storage facilities. Our marketing of oil and natural gas can be affected by factors beyond our control, the effects of which cannot be accurately predicted. For the fiscal year 1999, our largest purchasers included Equiva Trading Company (a joint venture between Shell and Texaco), Conoco and Bear Paw Energy, which accounted for 91%, 4%, and 3% of total oil and natural gas sales, respectively.

COMPETITION

     We compete with major and independent oil and natural gas companies. Some of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in Federal, state, provincial and local laws and regulations more easily than we can, which would adversely affect our competitive position. Our competitors may be able to pay more for productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct operations, to evaluate and select suitable properties, implement advanced technologies and to consummate transactions in this highly competitive environment.

                               REGULATORY MATTERS

FEDERAL REGULATION OF SALES AND TRANSPORTATION OF NATURAL GAS

     Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the regulations promulgated thereunder by the Federal Energy Regulatory Commission. In the past, the Federal government has regulated the prices at which natural gas could be sold. Deregulation of natural gas sales by producers began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting producer sales of natural gas effective January 1, 1993. Congress could, however, reenact price controls in the future.

     Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive Federal regulation. Commencing in April 1992, the Federal Energy Regulatory Commission issued Order No. 636 and a series of related orders, which required interstate pipelines to provide open-access transportation on a basis that is equal for all natural gas suppliers. The Federal Energy Regulatory Commission has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry. Although Order No. 636 does not directly regulate our production and marketing activities, it does affect how buyers and sellers gain access to the necessary transportation facilities and how we and our competitors sell natural gas in the marketplace. The courts have largely affirmed the significant features of Order No. 636 and the numerous related orders pertaining to individual pipelines, although some appeals remain pending and the Federal Energy Regulatory Commission continues to review and modify its regulations regarding the transportation of natural gas. For example, the Federal Energy Regulatory Commission has recently begun a broad review of its transportation regulations, including how its regulations operate in conjunction with state proposals for retail natural gas marketing restructuring, whether to eliminate cost-of-service based rates for short-term transportation, whether to allocate all short-term capacity on the basis of competitive auctions, and whether changes to its long-term transportation service policies may be appropriate to avoid a market bias toward short-term contracts. We cannot predict what action the Federal Energy Regulatory Commission will take on these matters, nor can we accurately predict whether the Federal Energy Regulatory Commission's actions will achieve the goal of increasing competition in markets in which our natural gas is sold. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers, gatherers and marketers.

     Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the Federal Energy Regulatory Commission and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the Federal Energy Regulatory Commission and Congress will continue.

FEDERAL LEASES

     A substantial portion of our operations are located on Federal oil and natural gas leases, which are administered by the Minerals Management Service. Such leases contain relatively standardized terms and require compliance with detailed Minerals Management Service regulations and orders which are subject to interpretation and change by the Minerals

Management Service. The Minerals Management Service also has regulations restricting the flaring or venting of natural gas, and has proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Under some circumstances, the Minerals Management Service may require any of our operations on Federal leases to be suspended or terminated. Any such suspension or termination could materially adversely affect our financial condition and results of operations.

     The Minerals Management Service has recently issued a notice of proposed rulemaking in which it proposes to amend its regulations governing the calculation of royalties and the valuation of oil produced from Federal leases. This proposed rule would modify the valuation procedures for both arm's-length and non-arm's-length crude oil transactions, establish a new form for collecting value differential data, and amend the valuation procedure for the sale of Federal royalty oil. We cannot predict what action the Minerals Management Service will take on this matter. We believe that these rules, if adopted as proposed, will not have a material impact on our financial condition, liquidity or results of operations.

OIL PRICE CONTROLS AND TRANSPORTATION RATES

     Sales of oil, condensate and natural gas liquids by us are not currently regulated and are made at market prices. Effective as of January 1, 1995, the Federal Energy Regulatory Commission implemented regulations establishing an indexing system for transportation rates for oil that could increase the cost of transporting oil to the purchaser. We do not believe that these regulations affect us any differently than other crude oil producers and marketers.

ENVIRONMENTAL REGULATIONS

     Our operations, which include the bulk storage of oil and hazardous materials, are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection, including those listed below. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as a result of violations of or liabilities under environmental laws or the non-compliance with environmental permits required at our facilities. Public interest in the protection of the environment has increased dramatically in recent years. Offshore drilling in some areas has been opposed by environmental groups and, in some areas, has been restricted. To the extent laws are enacted or other governmental action is taken that prohibits or restricts drilling or otherwise imposes environmental protection requirements that result in increased costs to the oil and natural gas industry, our business and prospects could be adversely affected.

     Under the Comprehensive Environmental Response, Compensation, and Liability Act, also known as the "Superfund" law, as well as similar state statutes, an owner or operator of real property or a person who arranges for disposal of hazardous substances may be liable for the costs of removing or remediating hazardous substance contamination. Liability may be imposed on a current owner or operator without regard to fault and for the entire cost of the cleanup. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. However, we are not aware of any current claims under the Superfund law or similar state statutes against us.

     We conduct remedial activities at some of our facilities as a result of spills of oil or produced water from current or historical activities. To date, the cost of such activities have not been material. However, we could incur significant cost at these or other sites if additional contaminants are detected or clean-up obligations imposed.

     Our operations are also subject to the regulation of air emissions under the Clean Air Act, comparable state and local requirements and of water discharges under the Clean Water Act. We may be required to incur capital expenditures to upgrade pollution control equipment or become liable for non-compliance with applicable permits.

     In addition, legislation has been proposed in Congress from time to time that would reclassify some oil and natural gas exploration and production wastes as "hazardous wastes", which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. This, or the imposition of other environmental legislation, could increase our operating or compliance costs.

     We believe that we are in compliance in all material respects with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on us.

OPERATING HAZARDS AND INSURANCE

     The oil and natural gas business involves a variety of operating risks, including fires, explosions, blowouts, environmental hazards and other potential events which can adversely affect our operations. Any of these problems could adversely affect our ability to conduct operations and cause us to incur substantial losses. Such losses could reduce or eliminate the funds available for exploration, exploitation or leasehold acquisitions, or result in loss of properties.

     In accordance with industry practice, we maintain insurance against some, but not all, potential risks and losses. We do not carry business interruption insurance. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable at a reasonable cost. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us.

TITLE TO PROPERTIES

     We believe that our title to our oil and natural gas properties is good and defensible in accordance with standards generally accepted in the oil and natural gas industry.

     Our properties are typically subject, in one degree or another, to one or more of the following:

     - royalties, overriding royalties, net profit interests and other burdens under oil and natural gas leases;

     - contractual obligations, including, in some cases, development obligations, arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles;

     - liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing unpaid suppliers and contractors and contractual liens under operating agreements;

     - pooling, unitization and communitization agreements, declarations and orders; and

     - easements, restrictions, rights-of-way and other matters that commonly affect property.

     We believe that the burdens and obligations affecting our properties are conventional in the industry for similar properties and do not in the aggregate materially interfere with the use of the properties.

EMPLOYEES

     At August 31, 2000, we had a total of 74 full-time employees of which 31 are in field operations. We believe that our relationships with our employees are satisfactory. None of our employees are covered by a collective bargaining agreement. From time to time, we use the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well-site surveillance, permitting and environmental assessment. Currently we engage one engineering and two geology/geophysical consultants. Independent contractors often perform field and on-site production operation services for us, including pumping, maintenance, dispatching, inspection and testing.

LEGAL PROCEEDINGS

     From time to time, we may be a party to various legal proceedings. We are not currently party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of our executive officers and directors as of August 31, 2000.

NAME                                        AGE                    POSITION
----                                        ---                    --------
I. Jon Brumley............................  61    Chairman, President and Chief Executive
                                                    Officer
Gene R. Carlson...........................  47    Executive Vice President-Operations
Jon S. Brumley............................  30    Executive Vice President-Business
                                                    Development
Kyle M. Schultz...........................  43    Executive Vice President-Exploitation
Morris B. Smith...........................  56    Executive Vice President and Chief
                                                    Financial Officer
Arnold L. Chavkin.........................  49    Director
Howard H. Newman..........................  53    Director
Kenneth A. Hersh..........................  37    Director

     The following biographies describe the business experience of our executive officers and directors:

     I. JON BRUMLEY, CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER SINCE INCEPTION IN APRIL 1998. Mr. Brumley began his career with Southland Royalty Company as a risk analyst in 1967 and became its President in 1974. In 1980, Southland carved out two groups of producing properties and formed two royalty trusts called the San Juan Basin Royalty Trust and the Permian Basin Royalty Trust. These royalty trusts still trade on the NYSE under the symbols SJT and PBT, respectively. In 1985, Southland was acquired by Burlington Northern Railroad.

     In 1986, Mr. Brumley co-founded Cross Timbers Oil Company to focus on the acquisition and development of long-lived oil and natural gas properties. In 1992, Cross Timbers created the Cross Timbers Royalty Trust by carving out non-operated producing properties and selling one half the trust units in the public market and distributing the other half to the original investors. Cross Timbers had a public offering in 1993 with an original market capitalization of more than $200 million. Cross Timbers had acquired approximately $500 million of properties when Mr. Brumley resigned in July 1996.

     In August 1996, Mr. Brumley accepted the position of Chairman and CEO of MESA, and MESA was merged with Parker Parsley to become Pioneer Natural Resources Company. In May 1998, Mr. Brumley resigned as Executive Chairman of Pioneer Natural Resources.

     Mr. Brumley holds a BBA from the University of Texas and a MBA from the University of Pennsylvania Wharton School of Business.

     GENE R. CARLSON, EXECUTIVE VICE PRESIDENT -- OPERATIONS SINCE INCEPTION IN APRIL 1998. Mr. Carlson is a 26-year veteran of the oil and natural gas industry. He began his career with Exxon where he held various engineering assignments. From 1977 to 1996 he held various positions with Southland Royalty Company and Burlington Resources, including Engineering Manager, Denver Region. He became Corporate Development Manager for Duncan Oil in 1996. He has experience in evaluating acquisitions, managing reservoir exploitation and operating oil and natural gas properties, concentrated in the Mid-continent, Permian Basin and Rocky Mountain producing regions. Mr. Carlson is a 1974 graduate of Texas A&M University and holds a Bachelor of Science degree in Mechanical Engineering.

     JON S. BRUMLEY, EXECUTIVE VICE PRESIDENT -- BUSINESS DEVELOPMENT SINCE INCEPTION IN APRIL 1998. Prior to joining Encore, Mr. Brumley held the position of Manager of Commodity Risk and Commercial Projects for Pioneer Natural Resources. He was with Pioneer since its creation by the merger of MESA and Parker & Parsley in 1997. Before the merger, he served as Director -- Business Development for MESA. From 1993 to 1996, he held various positions with Cross Timbers Oil Company and North Central Oil Corporation. Mr. Brumley holds a Bachelor of Business Administration in Marketing from the University of Texas. He is the son of I. Jon Brumley.

     KYLE M. SCHULTZ, EXECUTIVE VICE PRESIDENT -- EXPLOITATION SINCE INCEPTION IN APRIL 1998. Prior to joining Encore, Mr. Schultz was a divisional Reservoir Engineering Manager for Pioneer Natural Resources. From 1988 to 1997, he was employed by Cross Timbers Oil Company. In 1996 he was named Vice
President -- Exploitation. Prior to 1998, he worked a total of nine years in the Refining and Production Departments of Exxon. Mr. Schultz received a Bachelor of Science degree in Chemical Engineering from the University of Texas in 1979.

     MORRIS B. "SAM" SMITH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER SINCE AUGUST 2000. Prior to joining Encore, Mr. Smith held the position of Vice President of Finance and Chief Financial Officer for Union Pacific Resources Group, Inc. Mr. Smith held this position since the spin-off of Union Pacific Resources Group from Union Pacific Corporation in 1996. Mr. Smith began his career with Shell Oil and held a variety of positions in Houston and California. From 1976 to 1990, Mr. Smith held various positions with Union Pacific Resources. In 1990 Mr. Smith joined Union Pacific Corporation as Assistant Controller-Planning, moving to the Chief Financial Officer of U.S.P.C.I. (Hazardous Waste Company) in 1993, Vice President of Finance for the Union Pacific Railroad in 1995 and Vice President & Controller of Union Pacific Corporation, then returned to Union Pacific Resources as the Chief Financial Officer in 1996. Mr. Smith is a graduate of McMurry University located in Abilene, Texas and holds a Bachelor of Business Administration degree in Accounting. He also attended the Advanced Management Program/ International Senior Management Program at Harvard Business School. He is a Certified Public Accountant.

     ARNOLD L. CHAVKIN, DIRECTOR SINCE 1998. Mr. Chavkin is an executive partner with Chase Capital Partners, an affiliate of Chase Manhattan Bank. Prior to joining Chase Capital Partners, Mr. Chavkin was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry. His experience prior to Chemical Bank included corporate development for Freeport McMoRan as well as positions with Gulf and Western Industries and Arthur Young & Company. Mr. Chavkin is a Certified Public Accountant. He received his B.A. and M.B.A. degrees from Columbia University. Mr. Chavkin is a director of American Tower Corporation, Better Minerals & Aggregates, Carrizo Oil & Gas, Inc., Crown Media Holdings, Inc., HDFC Bank, R&B Falcon Corporation, and Triton PCS, Inc. He serves on the Advisory Investment Boards of Richina Group, the India Private Equity Fund and the Asia Development Partners Fund.

     HOWARD H. NEWMAN, DIRECTOR SINCE 1998. Mr. Newman has been employed by E.M. Warburg, Pincus & Co., LLC since January 1984 and has been a partner of Warburg, Pincus & Co. since January 1987. Prior to that, he held various positions with Morgan Stanley & Co., Incorporated from 1974 to 1983. Mr. Newman holds Bachelor of Arts and Master of Arts degrees in economics from Yale University and a Ph.D. degree in Business-Economics from Harvard University. He also spent two years doing research in economics at Cambridge University. At Warburg Pincus, Mr. Newman is currently Vice Chairman and a member of its Operating, Compensation and Investment Policy Committees. He is also a director of ADVO, Inc., Cox Insurance Holdings, Plc., Dime Bancorp Inc., Eagle Family Foods Holdings, Inc., EEX Corporation, Newfield Exploration Company, Spinnaker Exploration Company and several privately held companies. He also serves as Vice Chairman of the Yale Alumni Fund.

     KENNETH A. HERSH, DIRECTOR SINCE 1998. From 1989 to the present, Mr. Hersh has been a manager and Managing Director of the Natural Gas Partners private equity investment funds. Previously, he was employed by the investment banking division of Morgan Stanley & Co. Incorporated where he was a member of the firm's energy group, specializing in oil and gas financing and acquisition transactions. He is also a director of Prize Energy Corp., an independent oil and gas company and several private companies. Mr. Hersh earned an MBA from the Stanford University Graduate School of Business and a BA from Princeton University.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     We have been a privately owned company to date, with substantial outside investor participation. As a result, our Board of Directors has not yet established an audit committee or a compensation committee. Shortly after becoming a public company, however, we intend to name additional independent directors, and our Board of Directors will establish those committees with appropriate independent director participation.

AUDIT COMMITTEE

     Our audit committee will be responsible for:

      - recommending the selection of our independent accountants;

      - reviewing and approving the scope of our independent accountants' audit activity and extent of non-audit services;

      - reviewing with management and the independent accountants the adequacy of our basic accounting systems;

      - reviewing our financial statements with management and the independent accountants and exercising general oversight of our financial reporting process; and

      - reviewing our litigation and other legal matters that may affect our financial condition and monitoring compliance with our business ethics and other policies.

COMPENSATION COMMITTEE

     Our compensation committee's responsibilities will include:

     - administering and granting awards under our stock option plan;

     - reviewing the compensation of our chief executive officer and recommendations of the chief executive officer as to appropriate compensation for our other executive officers and key personnel;

     - examining periodically our general compensation structure; and

     - supervising our welfare and pension plans and compensation plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Prior to October 2000, compensation matters were addressed by our entire board of directors, on which Messrs. I. Jon Brumley, Jon S. Brumley and Kyle Schultz serve. Each of those persons purchased shares of our common stock in 1998. Each also is a party to an agreement pursuant to which we granted him registration rights for those shares. For a description of these transactions, please read "Certain Transactions".

COMPENSATION OF DIRECTORS

     We paid no compensation to any non-employee director in 1999.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation of our chief executive officer and each of the next four most highly compensated officers for 1999. The annual compensation amounts in the table exclude perquisites and other personal benefits for individuals for whom the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus for such named executive officer in that year.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL
                                           COMPENSATION
                                        ------------------   OTHER ANNUAL      TOTAL
                                         SALARY     BONUS    COMPENSATION   COMPENSATION
                                         ------     -----    ------------   ------------
I. Jon Brumley.......................   $300,000   $78,000     $    --        $378,000
  Chairman, President and Chief
     Executive Officer
Jon S. Brumley.......................    190,000    51,300          --         241,300
  Executive Vice President
  -- Business Development
Kyle Schultz.........................    190,000    55,100          --         245,100
  Executive Vice President
  -- Exploitation
Gene Carlson.........................    190,000    47,500          --         237,500
  Executive Vice President
  -- Operations
Bruce B. Selkirk(1)..................    190,000    45,600          --         235,600
  Executive Vice President and Chief
     Financial Officer

---------------

(1) Mr. Selkirk resigned from Encore in March 2000.

DESCRIPTION OF THE ENCORE INCENTIVE STOCK PLAN

     Encore's Shareholders and Board of Directors will approve the adoption of the Encore Acquisition Company 2000 Stock Plan (the "Plan").

     The purpose of the Plan will be to promote the acquisition, by directors and certain employees of Encore and its subsidiaries, of a proprietary interest in Encore through ownership of our common stock. This ownership is intended to encourage employees to remain with us and to attract other qualified persons to become employees and directors. The Plan provides for the awarding of restricted stock and the granting of options to purchase shares of common stock to directors, officers and other eligible employees of the Company. All full time regular employees will be eligible to participate in the Plan.

     The Plan will be administered by the Compensation Committee of the Board of Directors. The Committee will interpret and administer the Plan and will determine the participants to be granted options or awarded restricted stock, the options or awards granted to the participants, the exercise price (which may not be less than the fair market value of the common stock) of options, vesting provisions and other terms of each option and award.

     The Plan provides for the granting of options and awarding restricted stock to directors and employees. No more than six percent (6%) of the outstanding shares of common stock may be issued under the Plan, and no person may be issued incentive stock options covering shares with a fair market value at the date of grant, in excess of $100,000 exercisable in any calendar year. For purposes of determining the number of shares available for issuance under the Plan, only net shares issued are counted as issued. Net shares would exclude shares delivered or withheld for payment of exercising an option or for payment of tax withholding and would exclude shares remaining subject to options which expire or are terminated and restricted shares that are forfeited. Options may be either incentive stock options authorized under Section 422 of the Internal Revenue Code or non-qualified options which do not qualify as incentive stock options.

  OPTIONS

     The term of each option will be fixed by the Committee, but may not be longer than ten years from the date of grant. The exercise price of each option will be determined by the Committee, but may not be less than the fair market value of the common stock on the date of grant in the case of incentive stock options or 85% of fair market value in the case of non-qualified options. Each option will be exercisable at the times and subject to any conditions established by the Committee, and unless otherwise determined by the Committee all options will vest upon a change in control of Encore, as defined in the Plan. The exercise price will be paid in cash or, if permitted by the Committee, in common stock previously owned by the option holder. The Committee may provide the option holder with the right to satisfy any minimum withholding tax obligation by delivery of previously owned shares or withholding shares otherwise issuable upon exercise of the option. In the event of a stock dividend or stock split, the number of shares subject to outstanding options will be proportionately increased and the exercise price proportionately decreased, unless the Committee determines otherwise. The number of shares available under the Plan and maximum number of shares issuable to one person will also be proportionately increased, unless the Committee determines otherwise. In the event of a combination of shares, recapitalization, reclassification, merger or other similar capital or corporate structure change, the Committee may adjust the terms of outstanding options, the number of shares available under the Plan, the maximum number of shares issuable to one person and other provisions of the Plan.

     Upon the death or disability of an option holder, all options held by that person will become fully exercisable and terminate after one year. Upon the resignation of a director or of an employee with the consent of Encore, the person's options will terminate twelve months after the resignation. Upon retirement, a holder's options will become fully exercisable and terminate three years later or, if earlier, at the expiration date of the option. In the event of any other termination of employment of an option holder, all options held by that person will immediately terminate.

     The Plan will terminate ten years after its adoption by Shareholders. The Board of Directors may at any time suspend or terminate the Plan or amend the Plan in any respect; except that without Shareholder approval no amendment may increase the maximum number of shares subject to the Plan, increase the maximum number of shares covered by options that may be granted to one person, change the class of employees eligible to receive options or decrease the minimum option exercise price at which options may be granted.

  RESTRICTED STOCK

     A restricted stock award is an award of common stock ("Restricted Stock") that is subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combinations at such time, under such circumstances, including without limitation a specified period of employment or the satisfaction of pre-established performance goals, in such installments, or otherwise, as the Compensation Committee may determine. The Compensation Committee may grant Restricted Stock to such persons, in such amounts, and subject to such terms and conditions as the Compensation Committee may determine in its discretion. Shares of Restricted Stock granted to executive officers may vest upon the attainment of performance goals pre-established by the Compensation Committee.

                              CERTAIN TRANSACTIONS

     Following is a discussion of transactions between us and our officers, directors and stockholders owning more than 5% of the outstanding shares of common stock.

REGISTRATION RIGHTS

     Encore, Warburg Pincus Equity Partners, Chase Venture Capital Associates, Natural Gas Partners V, First Union Capital Partners and our other stockholders, together holding 100% of our common stock prior to this offering, are parties to a registration rights agreement. This registration rights agreement is described under "Description of Capital Stock -- Registration Rights".

INVESTMENTS IN ENCORE

     Since our inception, our executive officers, directors and 5% stockholders have invested cash and other property in Encore in exchange for shares of our Class A and Class B common stock. The following table summarizes the shares of our Class A and Class B common stock acquired from us by our executive officers, directors and 5% stockholders since our inception. The shares were purchased pursuant to subscription agreements and a stock purchase agreement that require each stockholder to contribute additional capital for his or its shares upon call by Encore. Those agreements and the commitments to contribute additional capital are terminable by the holders of 70% of our Class B Stock and will be terminated in the recapitalization effected prior to this offering.

                                                              CLASS A   CLASS B
EXECUTIVE OFFICERS, DIRECTORS AND                             COMMON    COMMON
5% STOCKHOLDERS                                                STOCK     STOCK
---------------------------------                             -------   -------
Warburg, Pincus Equity Partners L.P.(1).....................    --      140,000
Chase Venture Capital Associates, L.P.(2)...................    --      100,000
Natural Gas Partners V, L.P.(3).............................    --      30,000
First Union Capital Partners, Inc.(4).......................    --      20,000
I. Jon Brumley(5)...........................................  39,944    3,536
Jon S. Brumley(6)...........................................  9,249      374
Kyle M. Schultz(7)..........................................  6,144      248
Gene R. Carlson(8)..........................................  3,050      123
Morris B. Smith(9)..........................................  1,238       50

---------------

(1) Warburg, Pincus Equity Partners paid us $57.5 million of its $140 million commitment for the shares listed above. One of our directors, Mr. Howard H. Newman, is affiliated with Warburg Pincus Equity Partners. You can read more about Mr. Newman's affiliation with Warburg, Pincus Equity Partners under the heading "Security Ownership of Management and Certain Beneficial Owners". Warburg Pincus Equity Partners' Class B shares will be converted
    into      shares of common stock in the recapitalization to be effected before we complete our initial public offering.

(2) Chase Venture Capital Associates paid us $41.1 million of its $100 million commitment for the shares listed above. One of our directors, Mr. Arnold L. Chavkin, is affiliated with Chase Venture Capital Associates. You can read more about Mr. Chavkin's affiliation with Chase

    Venture Capital Associates under the heading "Security Ownership of Management and Certain Beneficial Owners". Chase Venture Capital Associates'
    Class B shares will be converted into      shares of common stock in the
    recapitalization to be effected before we complete our initial public offering.

(3) Natural Gas Partners V paid us $12.3 million of its $30 million commitment for the shares listed above. One of our directors, Mr. Kenneth A. Hersh, is affiliated with Natural Gas Partners V. You can read more about Mr. Hersh's affiliation with Natural Gas Partners V under the heading "Security Ownership of Management and Certain Beneficial Owners". Natural Gas
    Partners' Class B shares will be converted into      shares of common stock
    in the recapitalization to be effected before we complete our initial public offering.

(4) First Union Capital Partners paid us $8.2 million of its $20 million commitment for the shares listed above. First Union Capital Partners' Class
    B shares will be converted into      shares of common stock in the
    recapitalization to be effected before we complete our initial public offering.

(5) Mr. I.J. Brumley paid us $2.1 million of his $5.2 million commitment for the
    shares listed above, which will be converted into      shares of common
    stock in the recapitalization.

(6) Mr. J.S. Brumley paid us $307,000 of his $747,000 commitment for the shares
    listed above, which will be converted into      shares of common stock in
    the recapitalization.

(7) Mr. Schultz paid us $204,000 of his $496,000 commitment for the shares
    listed above, which will be converted into      shares of common stock in
    the recapitalization.

(8) Mr. Carlson paid us $101,000 of his $246,000 commitment for the shares
    listed above, which will be converted into      shares of common stock in
    the recapitalization.

(9) Mr. Smith paid us $41,000 of his $100,000 commitment for the shares listed
    above, which will be converted into      shares of common stock in the
    recapitalization.

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with our officers and directors containing provisions requiring us, among other things to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL HOLDERS

     The following presents information regarding beneficial ownership of our common stock as of August 31, 2000 as though the Recapitalization were completed on that day by:

     - each person who we know owns beneficially more than 5% of our common stock;

     - each of our directors;

     - our chief executive officer and each of our four other most highly compensated executive officers; and

     - all our executive officers and directors as a group.

     Immediately prior to the closing of this offering, our Class A and Class B common stock will be converted into a single class of common stock. The number of shares into which each class will be converted will be determined to give effect to the Class B preferential return and the Class A subordinated interest based on our valuation in the public offering. See "Recapitalization".

     Unless otherwise indicated, each person listed has sole voting and dispositive power over the shares indicated as owned by that person, and the address of each stockholder is the same as our address. Furthermore, under the regulations of the SEC, shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of these shares, whether or not he has any pecuniary interest in these shares, or if he has the right to acquire the power to vote or dispose of shares within 60 days, including any right to acquire through the exercise of any option, warrant or right. The table does not reflect beneficial ownership of shares issuable upon exercise of stock options expected to be granted upon completion of this offering.

                                                                  BENEFICIAL OWNERSHIP
                                                            --------------------------------
                                                                               PERCENT
                                                                         -------------------
                                                                          BEFORE     AFTER
BENEFICIAL OWNER                                              SHARES     OFFERING   OFFERING
----------------                                              ------     --------   --------
Warburg, Pincus Equity Partners L.P.(1)...................
Chase Venture Capital Associates, L.P.(2).................
Natural Gas Partners V, L.P.(3)...........................
First Union Capital Partners, Inc.(4).....................
I. Jon Brumley(5).........................................
Jon S. Brumley............................................
Kyle Schultz..............................................
Gene Carlson..............................................
Morris B. Smith...........................................
Howard H. Newman(1).......................................
Arnold L. Chavkin(2)......................................
Kenneth A. Hersh(3).......................................
All executive officers and directors as a group...........

---------------

  *  Represents beneficial ownership of less than 1%.

(1) This holder's address is 466 Lexington Avenue, New York, New York 10017. The sole general partner of Warburg, Pincus Equity Partners is Warburg, Pincus & Co. E. M. Warburg, Pincus & Co., LLC, a New York limited liability company, manages Warburg, Pincus Equity Partners, Lionel I. Pincus is the managing member of E. M. Warburg, Pincus & Co., LLC and the managing partner of Warburg, Pincus & Co. and may be deemed to control both entities. Mr. Howard
    H. Newman is a Managing Director and a member of E. M. Warburg, Pincus & Co., LLC. and a general partner of Warburg, Pincus & Co. As such, Mr. Newman may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg, Pincus Equity Partners. Mr. Newman disclaims beneficial ownership of the shares owned by Warburg, Pincus Equity Partners.

(2) This holder's address is 1221 Avenue of the Americas, New York, New York 10020-1080. Chase Capital Partners is the sole general partner of Chase Venture Capital Associates, L.P. Mr. Arnold L. Chavkin is an executive partner of Chase Capital Partners and as such may be deemed to have shared voting and dispositive power with respect to the shares owned by Chase Venture Capital Associates, L.P. Mr. Chavkin disclaims beneficial ownership of shares owned by Chase Venture Capital Associates, L.P.

(3) This holder's address is 125 E. John Carpenter Freeway, Irving, Texas 75062. As manager of Natural Gas Partners V, L.P., Mr. Kenneth A. Hersh may be deemed to have shared voting and dispositive power with respect to the shares owned by that entity. Mr. Hersh disclaims beneficial ownership of all shares owned by Natural Gas Partners V, L.P.

(4) The address of this holder is 301 S. College Street, 5th Floor, Charlotte, North Carolina 28288-0732.

(5) The shares are owned by a limited partnership, the sole general partner of which is a corporation of which Mr. Brumley is the sole officer and director and the principal shareholder. Accordingly, Mr. Brumley has sole voting and dispositive power with respect to such shares.

                            DESCRIPTION OF CAPITAL STOCK

     After the effect of this offering, the capitalization of Encore will be substantially modified. We are currently authorized to issue 375,000 shares of common stock, par value $0.01 per share consisting of 75,000 shares of Class A common stock and 300,000 shares of Class B common stock and 1,000 shares of preferred stock. As of June 30, 2000, 70,746 shares of Class A common stock and 294,780 shares of Class B common stock, par value $0.01, were outstanding. Class A and Class B holders of common stock vote together as a single class on all matters voted on by our shareholders, and each shareholder is entitled to one vote (or a fraction thereof) for each share (or fraction thereof) of Class A or Class B common stock owned by the shareholder. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A and Class B shares are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends once the Class B shareholders receive as distributions an amount equal to each Class B shareholder's total investment in Encore plus a return on investment of 7% per annum. In the event of any voluntary or involuntary liquidation, after payment or provision for payment of the debts and other liabilities of Encore, the holders of Class A and Class B shares are entitled to share in the remaining net assets of Encore in the same manner as dividends are distributed. All outstanding shares of common stock are fully paid and nonassessable.

     On the closing of this offering, our authorized capital stock will consist
of   shares of common stock, $0.01 par value, and   shares of preferred stock,
$0.01 par value.

COMMON STOCK

     Immediately prior to this offering, there will be      shares of common
stock outstanding and held of record by 29 stockholders. There will be shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option) after giving effect to the sale of the shares of common stock to the public in this offering. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. In the event of the liquidation, dissolution, or winding up of Encore, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     On the closing of this offering,      shares of preferred stock will be
authorized and no shares will be outstanding. The board of directors, without further vote or action by the stockholders, has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Encore without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently have no plans to issue any of the preferred stock.

DELAWARE TAKEOVER STATUTE

     We have opted out of Section 203 of the Delaware General Corporation Law ("DGCL"). DGCL Section 203 regulates corporate acquisitions and prevents certain Delaware corporations, including those whose securities are listed on the New York Stock Exchange from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation involving Encore and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

     After this offering, the holders of approximately      shares of common
stock or rights to acquire such shares will be entitled to rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such common stock in the registration. Additionally, such holders are also entitled to demand registration rights, pursuant to which they may require us on up to three occasions to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use all reasonable efforts to effect such registration. All of these registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within 180 days following an offering of our securities, including the offering made by this prospectus.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is           .

                        SHARES AVAILABLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. Sales of substantial amounts of our common stock in the public market could cause the market price of our common stock to fall and could affect our ability to raise capital on terms favorable to us in the future.

     Upon completion of this offering, we will have outstanding      shares of
common stock, assuming the underwriters' over-allotment option is not exercised.
Of these shares,      shares, or      shares if the underwriters exercise their
over-allotment option in full, of the common stock sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock outstanding will be restricted securities under Rule 144 and may in the future be sold without registration under the Securities Act to the extent permitted by Rule 144 or any other applicable exemption under the Securities Act, subject to the restrictions on transfer contained in the lock-up agreements described below and in "Underwriting".

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding,
       which will equal approximately      shares immediately after this
       offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

     Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     Rule 701 permits resales of shares in reliance on Rule 144 but without compliance with specified restrictions of Rule 144. Any employee, officer or director of or consultant to Encore who purchased his or her shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell those shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

STOCK OPTIONS

     Following the consummation of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our incentive stock plan. Based on the number of shares currently reserved for issuance under the plan that
registration statement would cover up to      shares issuable as restricted
stock awards or on exercise of the options. No options have been issued as of
the date of this offering, but Encore expects to grant up to   options
immediately following the offering at an exercise price equal to the public offering price. The registration statement on Form S-8 will automatically become effective upon filing. Accordingly, subject to the exercise of those options, shares registered under that registration statement will be available for sale in the open market immediately after the 90-day lock-up agreements expire.

LOCK-UP AGREEMENTS

     All of our officers, directors and substantially all of our stockholders have signed Lock-Up Agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Goldman, Sachs & Co.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby have been passed upon for Encore by Kelly, Hart & Hallman, P.C., Fort Worth, Texas. Certain legal matters related to the common stock offered hereby will be passed upon for the Underwriters by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

     The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The estimated reserve evaluations and related calculations of Miller & Lents, Ltd. our independent petroleum engineers, have been included in this prospectus in reliance upon authority of those firms as experts in petroleum engineering.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. You can read and copy the registration statement, exhibits and schedules at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

     Following this offering, we will be required to file current reports, quarterly reports, annual reports, proxy statements and other information with the SEC. You may read and copy those reports, proxy statements and other information at the SEC's Public Reference Room and regional offices or through its Internet site. We intend to furnish our stockholders with annual reports that will include a description of our operations and audited consolidated financial statements certified by an independent public accounting firm.

                     GLOSSARY OF OIL AND NATURAL GAS TERMS

     The following are abbreviations and definitions of certain terms commonly used in the oil and natural gas industry and this prospectus:

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

     Bbl/D. One stock tank barrel of oil or other liquid hydrocarbons per day.

     Bcf. One billion cubic feet of natural gas at standard atmospheric conditions.

     BCFE. One billion cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of six Mcf to one Bbl of oil.

     BOE. One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf to one Bbl of oil.

     BOE/D. One barrel of oil equivalent per day, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf to one Bbl of oil.

     CO(2). Carbon dioxide.

     Completion. The installation of permanent equipment for the production of oil or natural gas.

     Delay Rentals. Fees paid to the owner of the oil and natural gas lease prior to the commencement of production.

     Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development Well. A well drilled within or in close proximity to an area of known production targeting existing reservoirs.

     Exploratory Well. A well drilled to find and produce oil or natural gas in an unproved area or to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.

     Finding and Development Costs. Capital costs incurred in the acquisition, development, exploitation and revisions of proved oil and natural gas reserves, divided by proved reserve additions.

     Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which we have a working interest.

     Horizontal Drilling. A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation. This operation usually yields a well which has the ability to produce higher volumes than a vertical well drilled in the same formation.

     Infill Drilling. A drilling operation in which one or more development wells is drilled within the proven boundaries of a field between two or more other wells.

     Injector Well or Injector. A well which is used to place liquids or natural gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field.

     MBbl. One thousand barrels of oil or other liquid hydrocarbons.

     MBOE. One thousand barrels of oil equivalent, calculated by converting gas to oil equivalent barrels at a ratio of six Mcf to one Bbl of oil.

     Mcf. One thousand cubic feet of natural gas.

     MMBbl. One million barrels of oil or other liquid hydrocarbons.

     MMBtu. One million British thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.

     MMcf. One million cubic feet of natural gas.

     MMcf/D. One million cubic feet of natural gas per day.

     Net Acres or Net Wells. Gross acres or wells multiplied, as the case may be, by the percentage working interest owned by us.

     Net Production. Production that is owned by Encore less royalties and production due others.

     NYMEX. New York Mercantile Exchange.

     Oil. Crude oil or condensate.

     Operating Income. Gross oil and natural gas revenue less applicable production taxes and lease operating expense.

     Operator. The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease.

     Present Value of Future Net Revenues or Present Value or PV-10. The pretax present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Reserve-To-Production Index or R/P Index. An estimate expressed in years, of the total estimated proved reserves attributable to a producing property divided by production from the property for the 12 months preceding the date as of which the proved reserves were estimated.

     Royalty. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     Scf. A cubic foot of natural gas measured at standard conditions, which are 60 degreesF and 14.7 psi atmospheric pressure.

     Tertiary Recovery. An enhanced recovery operation that normally occurs after waterflooding in which chemicals or natural gasses are used as the injectant.

     Waterflood. A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells.

     Working Interest. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Encore Acquisition Company
  Report of Independent Public Accountants..................   F-1
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................   F-2
  Consolidated Statements of Operations for the Year ended
     December 31, 1999 and the period from inception (April
     22, 1998) to December 31, 1998.........................   F-3
  Consolidated Statements of Stockholders' Equity for the
     Year ended December 31, 1999 and the period from
     inception (April 22, 1998) to December 31, 1998........   F-4
  Consolidated Statements of Cash Flows for the Year ended
     December 31, 1999 and the period from inception (April
     22, 1998) to December 31, 1998.........................   F-5
  Notes to Consolidated Financial Statements................   F-6
  Consolidated Balance Sheet as of June 30, 2000
     (unaudited)............................................  F-19
  Consolidated Statements of Operations for the six months
     ended June 30, 2000 and 1999 (unaudited)...............  F-20
  Consolidated Statement of Cash Flows for the six months
     ended June 30, 2000 and 1999 (unaudited)...............  F-21
  Notes to Interim Consolidated Financial Statements
     (unaudited)............................................  F-22
Cedar Creek Acquisition
  Report of Independent Public Accountants..................  F-26
  Statements of Revenues and Direct Operating Expenses for
     the periods ended May 31, 1999 and 1998 and the years
     ended December 31, 1998, 1997 and 1996.................  F-27
  Notes to Statements of Revenues and Direct Operating
     Expenses...............................................  F-28
Crockett Acquisition
  Report of Independent Public Accountants..................  F-31
  Statements of Revenues and Direct Operating Expenses for
     the quarters ended March 31, 2000 and 1999 and the
     years ended December 31, 1999 and 1998.................  F-32
  Notes to Statements of Revenues and Direct Operating
     Expenses...............................................  F-33
Lodgepole Acquisition
  Report of Independent Public Accountants..................  F-36
  Statements of Revenues and Direct Operating Expenses for
     the quarters ended March 31, 2000 and 1999 and the
     years ended December 31, 1999 and 1998.................  F-37
  Notes to Statements of Revenues and Direct Operating
     Expenses...............................................  F-38
Indian Basin/Verden Acquisition
  Report of Independent Public Accountants..................  F-41
  Statements of Revenues and Direct Operating Expenses for
     periods ended June 30, 2000 and 1999 and the years
     ended December 31, 2000 and 1999.......................  F-42
  Notes to Statements of Revenues and Direct Operating
     Expenses...............................................  F-43

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Encore Acquisition Company:

     We have audited the accompanying consolidated balance sheets of Encore Acquisition Company (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for year ended December 31, 1999, and the period from inception (April 22, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Encore Acquisition Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for year ended December 31, 1999, and for the period from inception (April 22, 1998) to December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas
March 10, 2000 (except with
  respect to the matters
  discussed in Note 13,
  as to which the date
  is October 6, 2000)

                           ENCORE ACQUISITION COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                                ----        ----
                                                                 (IN THOUSANDS)
                                      ASSETS

Current Assets:
  Cash and cash equivalents.................................  $   6,497   $   3,467
  Accounts receivable.......................................      9,895           1
  Inventory and other.......................................      1,374           7
                                                              ---------   ---------
          Total Current Assets..............................     17,766       3,475
                                                              ---------   ---------
Properties and Equipment, at cost:
  Oil and gas properties, successful efforts method.........    200,686          --
  Accumulated depletion, depreciation and amortization......     (5,101)         --
                                                              ---------   ---------
                                                                195,585
                                                              ---------   ---------
  Other property and equipment..............................      1,304         289
  Accumulated depletion, depreciation and amortization......       (224)        (18)
                                                              ---------   ---------
                                                                  1,080         271
                                                              ---------   ---------
Other Assets:
  Debt issuance costs, net..................................        498          --
  Bond collateral...........................................        463          --
  Commodity contract premiums...............................        168          --
  Other.....................................................         11           5
                                                              ---------   ---------
          Total Other Assets................................      1,140           5
                                                              ---------   ---------
          Total Assets......................................  $ 215,571   $   3,751
                                                              =========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $   5,979   $      48
  Accrued liabilities.......................................      6,661           8
                                                              ---------   ---------
          Total Current Liabilities.........................     12,640          56
                                                              ---------   ---------
Long-term debt..............................................     99,250          --
Deferred income taxes.......................................      1,259          --
                                                              ---------   ---------
          Total Liabilities.................................    113,149          56
                                                              ---------   ---------
Commitments and Contingencies...............................         --          --
Stockholders' Equity:
  Preferred stock, $.01 par value, 1,000 shares authorized,
     none issued and outstanding............................         --          --
  Class A common stock, $.01 par value, 75,000 shares
     authorized 72,522 and 70,019 issued and outstanding....          1           1
  Class B common stock, $.01 par value, 300,000 shares
     authorized 294,852 and 294,751 issued and
     outstanding............................................          3           3
  Additional paid-in capital................................    297,142     297,158
  Common stock subscription receivable......................   (196,719)   (292,457)
  Retained earnings.........................................      1,995      (1,010)
                                                              ---------   ---------
          Total Stockholders' Equity........................    102,422       3,695
                                                              ---------   ---------
          Total Liabilities and Stockholders' Equity........  $ 215,571   $   3,751
                                                              =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       (INCEPTION TO DATE)
                                                         YEAR ENDED     APRIL 22, 1998 TO
                                                        DECEMBER 31,      DECEMBER 31,
                                                            1999              1998
                                                        ------------   -------------------
                                                               (IN THOUSANDS EXCEPT
                                                                 PER SHARE DATA)
Revenues:
  Oil.................................................    $ 34,706          $     --
  Gas.................................................         942                --
                                                          --------          --------
Total revenues........................................      35,648                --
Expenses:
  Production --
  Lease operations....................................       8,408                --
  Production and severance tax........................       5,427                --
  Net proceeds........................................       4,384                --
  General and administrative..........................       4,047             1,066
  Depreciation, depletion and amortization............       5,283                18
                                                          --------          --------
Total expenses........................................      27,549             1,084
                                                          --------          --------
Operating income (loss)...............................       8,099            (1,084)
                                                          --------          --------
Other income (expenses):
  Interest............................................      (4,037)               --
  Other...............................................         202                74
                                                          --------          --------
Total other income (expenses).........................      (3,835)               74
                                                          --------          --------
Income (loss) before income taxes.....................       4,264            (1,010)
Provision for income taxes............................      (1,259)               --
                                                          --------          --------
Net income (loss).....................................    $  3,005          $ (1,010)
                                                          ========          ========
Income (loss) per common share:
  Basic and diluted...................................    $   8.20          $  (5.18)
Weighted average common shares outstanding............     366,631           195,036

  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                               DECEMBER 31, 1999

                          RETAINED    CLASS A   CLASS B
                          EARNINGS    COMMON    COMMON    PAID-IN    SUBSCRIPTION   STOCKHOLDERS'
                          (DEFICIT)    STOCK     STOCK    CAPITAL     RECEIVABLE       EQUITY
                          ---------   -------   -------   -------    ------------   -------------
                                                      (IN THOUSANDS)
STOCKHOLDERS' EQUITY AT
  APRIL 22, 1998........   $    --     $ --      $ --     $     --    $      --       $     --
Deficit accumulated
  during development
  stage.................    (1,010)      --        --           --           --         (1,010)
Issuance of 70,019
  shares of A common
  stock and 294,751 of B
  common stock..........        --        1         3        5,114           --          5,118
Offering costs..........        --       --        --         (413)          --           (413)
Common stock
  Subscription
  Receivable............        --       --        --      292,457     (292,457)            --
                           -------     ----      ----     --------    ---------       --------
BALANCE AT DECEMBER 31,
  1998..................    (1,010)       1         3      297,158     (292,457)         3,695
                           -------     ----      ----     --------    ---------       --------
Net income..............     3,005       --        --           --           --          3,005
Offering costs..........        --       --        --          (16)          --            (16)
Issuance of 2,503 shares
  of A common stock and
  101 of B common
  stock.................        --       --        --           --       95,738         95,738
                           -------     ----      ----     --------    ---------       --------
BALANCE AT DECEMBER 31,
  1999..................   $ 1,995     $  1      $  3     $297,142    $(196,719)      $102,422
                           =======     ====      ====     ========    =========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       (INCEPTION TO DATE)
                                                         YEAR ENDED     APRIL 22, 1998 TO
                                                        DECEMBER 31,      DECEMBER 31,
                                                            1999              1998
                                                        ------------   -------------------
                                                                  (IN THOUSANDS)
Operating Activities
Net income (loss).....................................   $   3,005           $(1,010)
Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
  Depreciation, depletion and amortization............       5,283                18
  Deferred taxes......................................       1,259                --
  Other non-cash charges..............................          97                --
  Changes in operating assets and liabilities:
  Accounts receivable.................................      (9,894)               (1)
  Other current assets................................      (1,367)               (7)
  Other assets........................................      (1,208)               (5)
  Accounts payable and accrued liabilities............      12,584                56
                                                         ---------           -------
Cash Provided (Used) by Operating
  Activities..........................................       9,759              (949)
Investing Activities
  Purchases of other property and equipment...........      (1,015)             (289)
  Acquisition and development of oil and gas
     properties.......................................    (200,686)               --
                                                         ---------           -------
Cash Used by Investing Activities.....................    (201,701)             (289)
Financing Activities
  Proceeds from capital calls.........................      95,738             5,118
  Offering costs paid.................................         (16)             (413)
  Proceeds from long-term debt........................     100,250               125
  Payments on long-term debt..........................      (1,000)             (125)
                                                         ---------           -------
Cash Provided by Financing Activities.................     194,972             4,705
Increase in Cash and Cash Equivalents.................       3,030             3,467
Cash and Cash Equivalents, Beginning of Period........       3,467                --
                                                         ---------           -------
Cash and Cash Equivalents, End of Period..............   $   6,497           $ 3,467
                                                         =========           =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

1. FORMATION OF THE COMPANY AND BASIS OF PRESENTATION

     Encore Acquisition Company ("Encore"), a Delaware Corporation, is an independent (non-integrated) oil and gas company in the United States. We were organized in April 1998 and are engaged in the acquisition, development, exploitation and production of crude oil and natural gas properties in the continental United States. Our sole producing area at December 31, 1999 was the Cedar Creek Anticline located in Southeastern Montana and Southwestern North Dakota.

     Effective June 1, 1999, we were no longer in the development stage. Included in Stockholders' Equity is a $2.2 million loss accumulated during the development stage.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     Our consolidated financial statements include the accounts of all subsidiaries in which we hold a controlling interest. All material intercompany balances and transactions are eliminated.

  OIL AND GAS PROPERTIES

     We utilize the successful efforts method of accounting for our oil and gas properties. Under this method, all development costs and acquisition costs of proved properties are capitalized and amortized on a unit-of-production basis over the remaining life of proved developed reserves or proved reserves, as applicable. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful. Natural gas volumes are converted to equivalent barrels at the rate of six Mcf to one barrel.

     Encore has adopted Statement of Financial Accounting Standards, No. 121 ("SFAS 121"), "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of". Under SFAS 121 we are required to assess the need for an impairment of capitalized costs of oil and gas properties and other assets. If impairment is indicated based on undiscounted expected future net cash flows, then it is recognized to the extent that net capitalized costs exceed discounted expected future net cash flows. During 1999 and 1998, we did not provide for any such impairments.

     The costs of retired, sold or abandoned properties that constitute a part of an amortization base are charged or credited, net of proceeds, to the accumulated depreciation, depletion and amortization reserve. Gains or losses from the disposal of other properties are recognized in the current period. Expenditures for maintenance, repairs and minor renewals necessary to maintain properties in operating condition are expensed as incurred. Major replacements and renewals are capitalized.

  INVENTORIES

     Inventories are comprised principally of materials and supplies, and are stated at the lower of cost (determined on an average basis) or market.

  INCOME TAXES

     Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and

                           ENCORE ACQUISITION COMPANY
their respective tax bases. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     State franchise taxes are also calculated on a stand-alone basis.

  REVENUE RECOGNITION

     Revenues are generally recognized from jointly owned properties as oil and natural gas is produced and sold net of royalties. Revenues from natural gas production are generally recorded using the sales method, net of royalties. Under this method, revenue is recognized based on the cash received rather than the proportionate share of natural gas produced. Natural gas imbalances at December 31, 1999 and 1998 were zero.

  NET PROCEEDS

     We have reflected the net profits interest on our Cedar Creek Anticline properties as an expense on the accompanying statement of operations. The net profits interest is calculated based on a stated percentage of revenue less operating expenses, production taxes, interest expense, overhead and development costs of the burdened properties.

  HEDGING AND RELATED ACTIVITIES

     We use various financial instruments for non-trading purposes in the normal course of our business to manage and reduce price volatility and other market risks associated with our crude oil production. This activity is referred to as hedging. These arrangements are structured to reduce our exposure to commodity price decreases, but they can also limit the benefit we might otherwise receive from commodity price increases. Our risk management activity is generally accomplished through over-the-counter forward contracts. These agreements are accounted for as hedges using the deferral method of accounting. Gains and losses resulting from these transactions are deferred and included in other assets or accrued liabilities, as appropriate, until the physical production required by the contracts is delivered. At the time of delivery, the resulting gains and losses are recognized as an adjustment to oil and gas sales.

     The cash flows related to any recognized gains or losses associated with these hedges are reported as cash flows from operations. If the hedge is terminated prior to maturity, gains or losses are deferred and included in income in the same period as the physical production required by the contracts is delivered.

     We also use derivative instruments in the form of interest rate swaps. These swaps primarily serve to hedge against interest rate exposure. These agreements are accounted for as hedges using the accrual method of accounting. The differences to be paid or received on swaps designated as hedges are included in interest expense during the period to which the payment or receipt relates. The related amounts payable to, or receivable from, the counterparties are included in other assets or accrued liabilities. The cash flows related to recognize gains or losses associated with these hedges are reported as cash flows from operations.

     The conditions to be met for a derivative instrument to qualify as a hedge are the following: (1) the item to be hedged exposes us to price or interest rate risk; (2) the derivative reduces our risk exposure and is designated as a hedge at the time the derivative contract is entered into; and (3) at the inception of the hedge and throughout the hedge period there is a high

                           ENCORE ACQUISITION COMPANY
correlation of changes in the market value of the derivative instrument and the fair value of the underlying item being hedged. (See Note 12.)

  USE OF ESTIMATES

     Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Estimates with regard to these financial statements include the estimate of proved oil and gas reserve volumes and the estimated future developments, dismantlement and abandonment costs used in determining amortization provisions.

  COMPREHENSIVE INCOME

     During 1998, Encore adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130") "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income includes net income and other comprehensive income, which includes, but is not limited to, unrealized gains for marketable securities and future contracts, foreign currency translation adjustments and minimum pension liability adjustments. SFAS 130 did not have any effect on Encore's financial condition or operations.

  OTHER

     All liquid investments with an original maturity of three months or less are considered to be cash equivalents.

3. OIL AND GAS PROPERTIES

     Costs, both capitalized and expensed, incurred in oil and gas producing activities were as follows for the year ended December 31, 1999 (in thousands).

Proved Property Acquisition Costs.......................   $193,626
Development Costs.......................................      7,060
                                                           --------
          Total.........................................   $200,686
                                                           ========

  ACQUISITION OF CEDAR CREEK ANTICLINE PROPERTIES

     During June 1999, we purchased from Shell Western E&P Inc. their interests in approximately 475 oil and gas properties (450 operated, 25 non-operated) in the Cedar Creek Anticline located in Southeastern Montana and Southwestern North Dakota for $173.3 million ($171.8 million of proved properties and $1.5 million of inventory and other equipment).

     The acquisition has been accounted for as a purchase. The operating results of the Shell Western properties have been included in our consolidated financial statements since the date of acquisition.

     During July and October 1999, we purchased additional working interests within the Cedar Creek Anticline properties from various working interest owners for $21.8 million. These acquisitions were also accounted for as a purchase and included in our consolidated financial

                           ENCORE ACQUISITION COMPANY
statements since the date of acquisition. Pro forma information, as if the acquisitions were consummated on January 1, 1999 is as follows:

  Summary Pro Forma Data

                                                                   FOR THE
                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                               ----      ----
                                                                 (UNAUDITED)
Revenue.....................................................  $53,854   $39,156
Net income..................................................    2,155     2,474
Earnings per share..........................................  $  5.88   $ 12.68

4. COMMITMENTS AND CONTINGENCIES

  LEASES

     We lease office space and equipment. The leases on most of the office space and equipment contain renewal provisions. The following table summarizes our estimated minimum future payments under operating leases that have remaining noncancelable lease terms in excess of one year as of December 31, 1999 (in thousands):

2000........................................................   $292
2001........................................................    377
2002........................................................    377
2003........................................................    377
2004........................................................    347
2005 and later years........................................    542

     Our operating lease rental expense was approximately $262 in 1999 and $45 in 1998.

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts Payable and Accrued liabilities were as follows at December 31 (in thousands):

                                                               1999     1998
                                                               ----     ----
Accounts payable trade......................................  $ 4,885   $48
Oil & gas revenue payable...................................    1,046    --
Property and production taxes...............................    3,342    --
Net proceeds payable........................................    1,264    --
Hedge settlements payable...................................    1,094    --
Interest....................................................      606    --
Other.......................................................      403     8
                                                              -------   ---
          Total.............................................  $12,640   $56
                                                              =======   ===

                           ENCORE ACQUISITION COMPANY

6. INDEBTEDNESS

     The following indebtedness was outstanding at December 31 (in thousands):

                                                               1999     1998
                                                               ----     ----
Senior Credit Facility......................................  $99,250   $--
                                                              -------   ---
          Total.............................................  $99,250   $--
                                                              =======   ===

     In May 1999, Encore entered into a senior credit facility agreement with a group of banks, due as of May 2004. Commitments under this facility totaled $300 million. The borrowing base, as established in the facility agreement, was $105 million at December 31, 1999. During 1999, the average interest rate under the facility was 7.2 percent. Encore pays certain fees based on the unused portion of the borrowing base. Covenants, in addition to other requirements, require maintenance of a current working capital ratio of one to one as defined and adjusted for unused portions of the credit facility.

     Encore has two options with respect to interest rate elections on borrowings under the credit facility. Encore may either elect an interest rate equal to:

     - the alternate base rate plus the applicable credit spread, which is called the prime basis; or

     - a Eurodollar rate, which is the London Interbank Offered Rate, plus the applicable credit spread, which is called the LIBOR basis.

     The applicable credit spread, as defined in the credit facility, ranges from .75% to 1.50% based on borrowing base usage. The LIBOR basis option provides for one-, two-, three-, six-and twelve-month interest periods.

     On May 26, 1998 and August 11, 1998, Encore entered into two separate unsecured credit agreements with a bank under which it could borrow up to a total of $150 million and provided for interest to be paid at a rate of 7.25%. During 1998, borrowings of $125 million were made under the credit agreements. Upon Encore's initial capital call which was made on August 18, 1998, all amounts outstanding under the credit agreements were paid and the credit agreements were canceled.

     Consolidated cash payments for interest were $3.4 million and $0.3 million, respectively for 1999 and 1998.

                           ENCORE ACQUISITION COMPANY

     Encore periodically enters into interest rate swap agreements with the objective of managing interest rate risk. In 1999, we entered into interest rate swaps with notional amount of $74.1 million as follows:

                                                                                  LIBOR
NOTIONAL                                                           TRANSACTION    FIXED   PAYMENT
AMOUNT                   EFFECTIVE DATE      TERMINATION DATE         TYPE        DATES    DATES
--------                 --------------      ----------------      -----------    -----   -------
$10,250,000..........  October 29, 1999     October 30, 2000     Fixed Rate Swap  6.20%   3 month
                                                                                           LIBOR
$13,083,333..........  November 30, 1999    November 30, 2001    Fixed Rate Swap  6.26%   3 month
                                                                                           LIBOR
$44,250,000..........  September 1, 1999    September 1, 2002    Fixed Rate Swap  6.23%   3 month
                                                                                           LIBOR
$ 6,500,000..........  October 1, 1999      October 1, 2002      Fixed Rate Swap  6.16%   3 month
                                                                                           LIBOR

     As a result of our hedging transactions for interest we realized a pre-tax loss of approximately $0.1 million in 1999.

7. TAXES

  INCOME TAXES

     The components of the income tax expense is comprised of the following (in thousands):

                                                                (INCEPTION TO DATE)
                                                                 APRIL 22, 1998 TO
                                                        1999     DECEMBER 31, 1998
                                                        ----    -------------------
Federal:
  Current............................................  $   --           $--
  Deferred...........................................   1,038           --
                                                       ------           --
          Total federal..............................   1,038           --
                                                       ------           --
State:
  Current............................................      --           --
  Deferred...........................................     221           --
                                                       ------           --
          Total state................................     221           --
                                                       ------           --
Income tax expense...................................  $1,259           $--
                                                       ======           ==

     Reconciliation of income tax expense with tax at the Federal statutory rate is as follows (in thousands):

                                                                (INCEPTION TO DATE)
                                                                 APRIL 22, 1998 TO
                                                        1999     DECEMBER 31, 1998
                                                        ----    -------------------
Income (loss) before income taxes....................  $4,264         $(1,010)
                                                       ======         =======
Tax at statutory rate................................   1,450            (344)
State income taxes, net of federal benefit...........     190              --
Valuation allowance..................................    (342)            342
Other................................................     (39)              2
                                                       ------         -------
Income tax expense...................................  $1,259         $    --
                                                       ======         =======

                           ENCORE ACQUISITION COMPANY

     The major components of the net deferred tax liability are comprised of the following at December 31 (in thousands):

                                                               1999    1998
                                                               ----    ----
Depreciation, depletion and amortization....................  $   --   $   6
Book basis of oil and gas properties in excess of tax
  basis.....................................................   1,655      --
                                                              ------   -----
          Total deferred tax liabilities....................   1,655       6
                                                              ------   -----
Net operating loss carry forward............................     342     326
Depreciation, depletion and amortization....................      29      --
Valuation allowance for deferred tax assets.................      --    (342)
Capitalized start-up costs..................................      25      22
                                                              ------   -----
          Total deferred tax assets.........................     396       6
                                                              ------   -----
Net deferred income tax liability...........................  $1,259   $  --
                                                              ======   =====

     At December 31, 1999, Encore had a net operating loss carry forward of $888,000 which can be carried forward to reduce future Federal income taxes payable, scheduled to expire in 2018. No cash income tax payments were made in 1999 or 1998.

  TAXES OTHER THAN INCOME TAXES

     Taxes other than income taxes were comprised of the following (in thousands):

                                                                (INCEPTION TO DATE)
                                                                 APRIL 22, 1998 TO
                                                        1999     DECEMBER 31, 1998
                                                        ----    -------------------
Production/Severance.................................  $5,427           $--
Property.............................................     288            --
Payroll and other....................................     143            51
                                                       ------           ---
          Total......................................  $5,858           $51
                                                       ======           ===

8. STOCKHOLDERS' EQUITY

  PRIVATE PLACEMENT OF COMMON STOCK

     On August 18, 1998, Encore entered into a Stock Purchase and a Stockholders' Agreement (collectively the "Agreements"), with members of Encore's management ("Management") and non-management investors (the "Investors"). Under the terms of the Agreements, 294,901 shares of Class B Common Stock, par value $0.01 per share ( the "Class B") and 73,725 shares of Class A Common Stock, par value $0.01 per share ("Class A") were authorized to be issued for a total amount of committed consideration to be invested in Encore of $298 million by Management and the Investors.

     Significant provisions of the Agreements include, among other terms, that the Class B shares are to be entitled to a preference distribution equal to 7% of its original cost calculated per annum compounded annually, and, after receipt of the original cost plus the preference distribution, the Class B Shares will be entitled to 80% of the total common equity value of the Company with Class A Common Stock being entitled to 20% of the total common equity value of Encore. Additionally, Encore is subject to a five-year period from the closing date of the Agreements to make capital calls for the amount of committed consideration.

                           ENCORE ACQUISITION COMPANY

     At December 31, 1999 and 1998, 294,852 and 294,751 shares of Class B and 72,522 and 70,019 shares of Class A are issued and outstanding. The remaining shares of Class B and shares of Class A are reserved for issuance to future Management members. The total Management capital commitment for Class A and Class B shares was approximately $8 million. Total Class A and Class B shares issued, or reserved for future issuance, to management was 73,725 shares and 4,901 shares, respectively. Encore has reserved for issuance to employee stock options representing 1% of Encore's shares on a fully diluted basis. There were no options issued or outstanding at December 31, 1999 or 1998.

     Funding procedures to Encore will be initiated pursuant to terms of Subscription Agreements entered into by Management and Investors whereby total capital contributions for specified amounts were subscribed to the Company. Capital calls will be initiated by Encore on an as needed basis for acquisitions and other general corporate purposes.

     During 1999, capital calls totaling $95.7 million were initiated in order to fund the acquisitions of oil and gas properties.

     During 1998, one capital call in the amount of $5 million was initiated in order to fund Encore's administrative and overhead costs. At December 31, 1998, certain Management members had pre-funded capital call requirements in the amount of $123,000. These funds were used to fund the start-up cost and expenses until closing of the Agreements.

  PREFERRED STOCK

     Encore has authorized a class of undesignated preferred stock consisting of 1,000 shares, none of which are issued and outstanding. The Board of Directors has not determined the rights and privileges of holders of such preferred stock and Encore has no current plans to issue any shares of preferred stock.

9. EARNINGS (LOSS) PER SHARE (EPS)

     Encore has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") "Earnings Per Share". Under SFAS 128, Encore must report basic earnings per share, which excludes the effect of potentially dilutive securities, and diluted earnings per share, which excludes the effect of all potentially dilutive securities.

     Earnings (loss) per common share for the periods presented is based on weighted average common shares outstanding for the period.

     The following table reflects earnings (loss) per share data for the periods ended December 31:

1999                                                 EARNINGS   SHARES    PER SHARE
----                                                 --------   ------    ---------
Basic
Net Income.........................................   $3,005
                                                      ------
Income Available To Common Stock-Basic.............   $3,005    366,631     $8.20
                                                      ======
Diluted
Effect Of Dilutive Securities:
Stock Options......................................       --         --
                                                      ------    -------
Income Available To Common Stock-Diluted...........   $3,005    366,631     $8.20
                                                      ======    =======     =====

                           ENCORE ACQUISITION COMPANY

(INCEPTION TO DATE )
APRIL 22, 1998 TO DECEMBER 31, 1998                 EARNINGS    SHARES    PER SHARE
-----------------------------------                 --------    ------    ---------
Basic
Net Loss..........................................  $(1,010)
                                                    -------
Loss Available to common stock-diluted............  $(1,010)   $195,036    $(5.18)
                                                    =======
Diluted
Effect of dilutive securities:
Stock options.....................................       --          --
                                                    -------    --------
Loss available to common stock-diluted............  $(1,010)   $195,036    $(5.18)
                                                    =======    ========    ======

10. EMPLOYEE BENEFIT PLAN

     We make contributions to the Encore Acquisition Company 401(k) Plan, which is a voluntary and contributory plan for eligible employees. Our contributions, which are based on a percentage of matching employee contributions, totaled $126,000 in 1999 and $2,000 in 1998.

11. FINANCIAL INSTRUMENTS

     The following table sets forth the book value and estimated fair value of financial instruments (in thousands):

                                               DECEMBER 31,          DECEMBER 31,
                                                   1999                  1998
                                           --------------------    ----------------
                                             BOOK        FAIR       BOOK      FAIR
                                            VALUE       VALUE      VALUE     VALUE
                                            -----       -----      -----     -----
Cash and cash equivalents................  $  6,497    $  6,497    $3,467    $3,467
Senior debt..............................   (99,250)    (99,250)       --        --
Long-term commodity contract.............        --      (5,494)       --        --
Interest rate swaps......................        --         746        --        --

     The book value of cash and equivalents approximates fair value because of the short maturity of those instruments. The fair value of senior debt is presented at face value given its floating rate structure.

     We use various financial instruments for non-trading purposes, in the normal course of our business to manage and reduce price volatility and other market risks associated with our natural gas and petroleum liquids production. This activity is referred to as hedging. These arrangements are structured to reduce our exposure to commodity price decreases, but they can also limit the benefit we might otherwise receive from commodity price increases. Our risk management activity is generally accomplished through over-the-counter forward contract. The counterparties to these transactions are principally major financial institutions and major oil and gas and other industrial companies. We monitor the creditworthiness of the counterparties and do not anticipate material nonperformance by the counterparties.

     As a result of all of our hedging transactions for crude oil we realized a pre-tax loss of approximately $4.4 million in 1999.

                           ENCORE ACQUISITION COMPANY

     The following table summarizes our open hedging positions as of December 31, 1999:

          FINANCIAL          TIME
PRODUCT   INSTRUMENT        PERIOD         VOLUME                  PRICES
-------   ----------        ------         ------                  ------
                            Jan -- Jun
  Oil    Collar                   2000    500 Bbl/d   $17.00/Bbl-$26.52/Bbl
                            Jan -- Dec
  Oil    Collar                   2000   1000 Bbl/d   $16.00/Bbl-$19.15/Bbl
                            Jan -- Dec
  Oil    Swap                     2000   1000 Bbl/d   $16.97/Bbl
                            Jan -- Dec
  Oil    Swap                     2000    500 Bbl/d   $18.20/Bbl
                            Jan -- Dec
  Oil    Swap                     2001   1000 Bbl/d   $16.97/Bbl
                            Jan -- Dec
  Oil    Swap                     2002   1000 Bbl/d   $16.97/Bbl
                            Jan -- Jun
  Oil    3-way Collar             2000    500 Bbl/d   $16.00/Bbl/$18.50/Bbl/$20.75/Bbl
                            Jan -- Dec
  Oil    3-way Collar             2000    500 Bbl/d   $17.00/Bbl/$20.00/Bbl/$23.35/Bbl
                            Jan -- Dec
  Oil    3-way Collar             2000    500 Bbl/d   $17.00/Bbl/$20.00/Bbl/$22.26/Bbl
                            Jan -- Dec
  Oil    3-way Collar             2000    500 Bbl/d   $19.00/Bbl/$22.00/Bbl/$24.92/Bbl
                            Jan -- Dec
  Oil    3-way Collar             2001    500 Bbl/d   $16.00/Bbl/$19.00/Bbl/$21.65/Bbl

     A "collar" is a financial instrument or a combination of financial instruments which establishes a range of prices to be received relating to a set commodity volume. This arrangement, in effect, allows us to receive no less than a stated minimum or floor price per unit of volume and no more than a stated maximum or ceiling price per unit of volume.

     A "swap" is a financial instrument which allows for the exchange of variable and fixed-rate payment streams based on a specified contract principal or notional amount of volume.

     A "put" is an option contract that gives the holder the right to sell the underlying commodity at a specified price for a certain fixed period of time.

     A "call" is an option contract that gives the holder the right to buy the underlying commodity at a specified price for a certain fixed period of time.

     A "3-way collar" is defined by Encore entering into a cost collar where Encore pays for the excess premium by selling a put below the floor Encore has purchased. The effect of the sold put, when combined with a collar, is that if the price of oil falls below the sold put price, then Encore will receive the market price plus the spread between the sold put and the floor of the collar.

     The fair values (our unrealized pre-tax gain or loss) for 2000 and thereafter hedged transactions in place as of December 31, 1999 would be a $5.5 million loss for crude oil. This hypothetical loss is calculated based on brokers' forward price quotes and NYMEX forward price quotes as of December 31, 1999, which for 2000 averaged $22.73 per Bbl for crude oil. The actual gains or losses we realize from our hedge transactions may vary significantly due to the fluctuation of prices in the commodity markets. In order to calculate the hypothetical gain/loss, the relevant variables are (1) the type of commodity,
(2) the delivery price and (3) the delivery location. We do not take into account the time value of money because of the short-term nature of our hedging instruments. These calculations may be used to analyze the gains and losses we might realize on our financial hedging contracts and do not reflect the effects of price changes on our actual physical commodity sales. Crude oil prices fluctuated between $11.38 per Bbl and $27.98 per Bbl (NYMEX WTI-for delivery at Cushing, Oklahoma) during 1999.

12. NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and

                           ENCORE ACQUISITION COMPANY

Hedging Activities". This standard requires us to recognize all of our derivative and hedging instruments in our statements of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, documented and reassessed periodically. On July 7, 1999, the Financial Accounting Standards Board delayed the effective date of SFAS 133 for one year. The delay, published as SFAS No. 137, applies to quarterly and annual financial statements. SFAS No. 133, as revised by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on our financial statements. However, SFAS No. 133 could increase volatility in earnings and comprehensive income.

13. SUBSEQUENT EVENTS

     On February 23, 2000, Encore executed a purchase and sale agreement to acquire working interests in 278 wells located in Crockett County Texas (approximately 130 wells operated, 148 non-operated) for $43 million. The transaction closed March 30, 2000.

     On March 6, 2000, Encore executed a purchase and sale agreement to acquire working interests in 30 wells, (28 non-operated, 2 operated) located in Stark County, North Dakota for $35.2 million. The transaction closed March 31, 2000.

     On October 6, 2000, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering ("IPO") of the Company's common stock. Prior to the IPO, the Company intends to complete a recapitalization of its current Class A and Class B shares into a single class of stock. Such recapitalization has not been reflected in the accompanying financial statements.

                            SUPPLEMENTAL INFORMATION

                         OIL & GAS PRODUCING ACTIVITIES

     The estimates of the Company's proved oil and gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil and gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, the Company's estimates of future net cash flows from the Company's proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at December 31, 1999 were $23.50 per barrel for oil and $2.00 per Mcf for natural gas.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and gas reserve

                           ENCORE ACQUISITION COMPANY
engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and gas properties and the calculation of depreciation, depletion and amortization on its properties.

     Estimated net quantities of proved oil and gas reserves of Encore were as follows (in thousands):

                                                               NATURAL      OIL
                                                      OIL        GAS     EQUIVALENT
                                                    (MBBL)     (MMCF)      (MBOE)
                                                    ------     -------   ----------
December 31, 1999
  Proved Reserves................................   79,217     12,502      81,301
  Proved Developed Reserves......................   67,019     10,082      68,699

     The change in proved reserves were as follows for the year ended (in thousands):

                                                          DECEMBER 31, 1999
                                                   --------------------------------
                                                               NATURAL      OIL
                                                      OIL        GAS     EQUIVALENT
                                                    (MBBL)     (MMCF)      (MBOE)
                                                    ------     -------   ----------
Reserves at beginning of year....................       --         --          --
Acquisitions of minerals-in-place................   79,571     12,637      81,678
Extensions and discoveries.......................    1,641        320       1,694
Revisions of estimates...........................       --         --          --
Production.......................................   (1,995)      (455)     (2,071)
                                                    ------     ------      ------
Reserves at end of year..........................   79,217     12,502      81,301
                                                    ======     ======      ======

     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and gas reserves is as follows at (in thousands):

                                                              DECEMBER 31, 1999
                                                              -----------------
Future cash inflows.........................................     $ 1,886,612
Future production costs.....................................        (991,458)
Future development costs....................................         (31,561)
                                                                 -----------
Future income tax expense...................................        (258,113)
                                                                 -----------
Future net cash flows.......................................         605,480
10% annual discount.........................................        (332,525)
Standardized measure of discounted estimated future net cash
  flows.....................................................     $   272,955
                                                                 ===========

                           ENCORE ACQUISITION COMPANY

     Primary changes in the standardized measure of discounted estimated future net cash flows are as follows for the year ended (in thousands):

                                                              DECEMBER 31, 1999
                                                              -----------------
Standardized measure, beginning of year.....................      $      --
  Extensions and discoveries................................          9,304
  Acquisitions of minerals-in-place.........................        349,596
  Sales, net of production costs............................        (17,429)
  Change in timing and other................................        (18,219)
  Net change in income taxes................................        (50,297)
                                                                  ---------
Standardized measure, end of year...........................      $ 272,955
                                                                  =========

                           ENCORE ACQUISITION COMPANY

                           CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2000

                                                                 JUNE 30,
                                                                   2000
                                                              --------------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
                                   ASSETS
Current Assets:
  Cash and cash equivalents.................................    $   5,031
  Accounts receivable.......................................       16,146
  Inventory and other.......................................        2,133
                                                                ---------
Total Current Assets........................................       23,310
                                                                ---------
Properties and Equipment, at cost:
  Oil and gas properties, successful efforts method.........      287,359
  Accumulated depletion, depreciation and amortization......      (13,391)
                                                                ---------
                                                                  273,968
                                                                ---------
  Other property and equipment..............................        1,583
  Accumulated depletion, depreciation and amortization......         (393)
                                                                ---------
                                                                    1,190
                                                                ---------
Other Assets:
  Debt issuance costs, net..................................          581
  Bond collateral...........................................          477
  Commodity contract premiums...............................        3,222
  Other.....................................................           11
                                                                ---------
         Total Other Assets.................................        4,291
                                                                ---------
         Total Assets.......................................    $ 302,759
                                                                =========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................    $   4,904
  Income tax payable........................................        3,707
  Accrued liabilities.......................................       11,989
  Current portion of note payable...........................       20,171
                                                                ---------
         Total Current Liabilities..........................       40,771
                                                                ---------
Long-Term Debt:
  Bank debt.................................................      117,500
  Note payable..............................................        8,540
                                                                ---------
         Total Long-Term Debt...............................      126,040
                                                                ---------
Deferred income taxes.......................................        3,377
                                                                ---------
         Total Liabilities..................................      170,188
                                                                =========
Commitments and Contingencies...............................           --

Stockholders' Equity
  Preferred stock, $.01 par value, 1,000 shares authorized,
    none issued and outstanding.............................           --
  Class A common stock, $.01 par value, 75,000 shares
    authorized 73,265 and 72,522 issued, of which 2,519 are
    being held as treasury stock............................            1
  Class B common stock, $.01 par value, 300,000 shares
    authorized 294,882 and 294,852 issued, of which 102 are
    being held as treasury stock............................            3
  Additional paid-in capital................................      297,142
  Common stock subscription receivable......................     (175,201)
  Notes receivable -- officers and employees................          (23)
  Retained earnings.........................................       10,733
  Class A common stock held in treasury, at cost, 2,519
    shares..................................................          (42)
  Class B common stock held in treasury, at cost, 102
    shares..................................................          (42)
                                                                ---------
         Total Stockholders' Equity.........................      132,571
                                                                ---------
         Total Liabilities and Stockholders' Equity.........    $ 302,759
                                                                =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                               FOR THE SIX MONTHS
                          ENDED JUNE 30, 2000 AND 1999

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                                ----       ----
                                                                  (UNAUDITED)
                                                                 (IN THOUSANDS
                                                                  EXCEPT PER
                                                                  SHARE DATA)
Revenues:
  Oil.......................................................  $ 46,153   $  3,932
  Gas.......................................................     4,329         90
                                                              --------   --------
Total revenues..............................................    50,482      4,022
Expenses:
  Production --
     Lease operations.......................................     7,930        980
     Production, ad valorem and severance tax...............     6,609        554
  Net proceeds..............................................     6,662        546
  General and administrative................................     2,113      1,407
  Depreciation, depletion and amortization..................     8,437        726
                                                              --------   --------
Total expenses..............................................    31,751      4,213
                                                              --------   --------
Operating income (loss).....................................    18,731       (191)
                                                              --------   --------
Other income (expenses):
  Interest..................................................    (4,484)      (495)
  Other.....................................................       317         73
                                                              --------   --------
Total other income (expenses)...............................    (4,167)      (422)
                                                              --------   --------
Income (loss) before income taxes...........................    14,564       (613)
Provision for income taxes..................................    (5,825)      (215)
                                                              --------   --------
Net income (loss)...........................................  $  8,739   $   (828)
                                                              ========   ========
Income (loss) per common share:
Basic and diluted...........................................  $  23.81   $  (2.26)
Weighted average common shares outstanding..................   367,102    365,877

  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE SIX MONTHS
                          ENDED JUNE 30, 2000 AND 1999

                                                                   SIX MONTHS
                                                                 ENDED JUNE 30,
                                                              --------------------
                                                                2000       1999
                                                                ----       ----
                                                                  (UNAUDITED)
                                                                 (IN THOUSANDS)
Operating activities
Net income (loss)...........................................  $  8,739   $    (828)
Adjustments to reconcile net income to net cash provided
  (used) by operating activities:
  Depreciation, depletion and amortization..................     8,437         726
  Income taxes payable......................................     3,707          --
  Deferred taxes............................................     2,118         215
  Other non-cash charges....................................       104          14
  Changes in operating assets and liabilities:
  Accounts receivable.......................................    (6,251)     (5,654)
  Other current assets......................................      (759)       (252)
  Other assets..............................................    (3,234)     (1,527)
  Accounts payable and accrued liabilities..................     4,253       4,101
                                                              --------   ---------
Cash provided (used) by operating activities................    17,114      (3,205)
Investing activities
  Purchases of other property and equipment.................      (279)       (748)
  Acquisition and development of oil and gas properties.....   (51,473)   (187,623)
                                                              --------   ---------
Cash used by investing activities...........................   (51,752)   (188,371)
Financing activities
  Proceeds from capital calls...............................    21,495      95,738
  Repurchase of common stock................................       (84)        (16)
  Proceeds from long-term debt..............................    47,000      95,000
  Payments on long-term debt................................   (35,239)         --
                                                              --------   ---------
Cash provided by financing activities.......................    33,172     190,722
Decrease in cash and cash equivalents.......................    (1,466)       (854)
Cash and cash equivalents, beginning of period..............     6,497       3,467
                                                              --------   ---------
Cash and cash equivalents, end of period....................  $  5,031   $   2,613
                                                              ========   =========
Supplemental disclosure of non-cash investing and financing
  activities:
Note payable issued for purchase of oil and gas
  properties................................................  $ 35,200   $      --
Notes receivable from officers and employees in connection
  with capital calls........................................  $     23   $      --

  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

1. FORMATION OF THE COMPANY AND BASIS OF PRESENTATION

     Encore Acquisition Company "Encore", a Delaware corporation is an independent (non-integrated) oil and gas company in the United States. We were organized in April 1998 and are engaged in the acquisition, development, exploitation and production of crude oil and natural gas properties in the continental United States. Our producing areas are in the Cedar Creek Anticline located in Southeastern Montana and Southwestern North Dakota and in Crockett County, Texas.

2. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of June 30, 2000 and the results of operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. Management believes the disclosures made are adequate to ensure that the information is not misleading, and suggests that these financial statements be read in conjunction with the Company's December 31, 1999 audited financial statements.

3. ACQUISITIONS

     On March 30, 2000 and March 31, 2000, respectively, we completed acquisitions of producing properties from Cross Timbers Oil Company ("Cross Timbers") and Burlington Resources Oil & Gas Company ("Burlington"). The Cross Timbers acquisition included 282 wells in Crockett County, Texas, 128 of which we now operate. The Burlington acquisition included six properties in North Dakota, of which two we now operate. The Cross Timbers properties were purchased for $43.0 million. The Burlington properties were purchased for $35.2 million, and the purchase price was financed by a note payable to Burlington for $35.2 million. Capital calls totalling $21.5 million were initiated in March 2000 in order to fund the Cross Timbers properties.

     These acquisitions have been accounted for as purchases. The operating results of the acquired properties have been included in our consolidated financial statements since the date of acquisition.

     We previously acquired properties in the Cedar Creek Anticline in June, July and October 1999. The 1999 acquisitions were also accounted for as purchases, with the operating results of the acquired properties included in our consolidated financial statements since the date of acquisition. Pro forma information, as if the 1999 and 2000 acquisitions were consummated on January 1, 1999, is as follows:

                                                                 SIX MONTHS
                                                                    ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2000      1999
                                                               ----      ----
Revenues....................................................  $59,616   $33,497
Net income..................................................   12,173      (676)
Earnings per share..........................................    33.16     (1.84)

                           ENCORE ACQUISITION COMPANY

     As previously discussed, the Company financed the Burlington acquisition with a $35.2 million note payable to Burlington. The note payable bears interest at 4% compounded monthly and is payable in monthly installments, with the last payment due on January 2, 2002. Burlington may demand payment at any time with 45 days notice of all remaining principal and interest outstanding less a demand premium, as defined in the agreement.

4. SUBSEQUENT EVENTS

  INDIAN BASIN/VERDEN ACQUISITION

     The Company executed a purchase and sale agreement to acquire working interests in 160 wells located in Oklahoma and New Mexico (approximately 7 wells operated, 153 non-operated) for $25.4 million. The transaction closed on August 24, 2000 with an effective date of April 1,2000.

                            SUPPLEMENTAL INFORMATION

                         OIL & GAS PRODUCING ACTIVITIES

     The estimates of the Company's proved oil and gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil and gas reserve quantities are based on estimates prepared by Miller and Lents, LTD., who are independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, the Company's estimates of future net cash flows from the Company's proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at June 30, 2000 were as follows: $30.43, per barrel for oil, and $4.49 for natural gas.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and gas properties and the calculation of depreciation, depletion and amortization on its properties.

                           ENCORE ACQUISITION COMPANY

     Estimated net quantities of proved oil and gas reserves of Encore were as follows (in thousands):

                                                               NATURAL      OIL
                                                       OIL       GAS     EQUIVALENT
                                                      (MBBL)   (MMCF)      (MBOE)
                                                      ------   -------   ----------
June 30, 2000
  Proved Reserves...................................  84,715   51,625      93,320
  Proved Developed Reserves.........................  72,505   42,859      79,648

     The changes in proved reserves were as follows for the period ended (in thousands):

                                                                      JUNE 30, 2000
                                                              -----------------------------
                                                                       NATURAL      OIL
                                                               OIL       GAS     EQUIVALENT
                                                              (MBBL)   (MMCF)      (MBOE)
                                                              ------   -------   ----------
Reserves at beginning of year...............................  79,217   12,502      81,301
Acquisitions of minerals-in-place...........................  2,698    39,821       9,335
Extensions and discoveries..................................  1,153       246       1,194
Revisions of estimates......................................  3,680       370       3,742
Production..................................................  (2,033)  (1,314)     (2,252)
                                                              ------   ------      ------
Reserves at end of period...................................  84,715   51,625      93,320
                                                              ======   ======      ======

     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and gas reserves is as follows at (in thousands):

                                                              JUNE 30, 2000
                                                              -------------
Future cash inflows.........................................   $ 2,651,262
Future production costs.....................................    (1,336,026)
Future development costs....................................       (36,007)
Future income tax expense...................................      (396,241)
                                                               -----------
Future net cash flows.......................................       882,988
10% annual discount.........................................      (424,780)
                                                               -----------
Standardized measure of discounted estimated future net cash
  flows.....................................................   $   458,208
                                                               ===========

                           ENCORE ACQUISITION COMPANY

     Primary changes in the standardized measure of discounted estimated future net cash flows are as follows for the period ended (in thousands):

                                                              JUNE 30, 2000
                                                              -------------
Standardized measure, beginning of period...................    $272,955
  Net change in sales prices, net of production costs.......      64,700
  Development costs incurred during the year................       6,400
  Revisions of quantity estimates...........................      18,408
  Extensions and discoveries................................      11,981
  Accretion of discount.....................................      32,326
  Change in future development costs........................      (9,355)
  Acquisitions of minerals-in-place.........................     138,621
  Sales of reserves in place................................          --
  Sales, net of production costs............................     (29,281)
  Change in timing and other................................      31,929
  Net change in income taxes................................     (80,476)
                                                                --------
Standardized measure, end of period.........................    $458,208
                                                                ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Encore Acquisition Company:

     We have audited the accompanying statements of revenues and direct operating expense of Shell's interest in certain Montana properties (the "Properties") acquired by Encore Acquisition Company (the "Company") for each of the three years in the period ended December 31, 1998. These statements of revenues and direct operating expenses are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of Shell's interest in the Properties acquired by the Company for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
October 8, 1999

                       CEDAR CREEK ANTICLINE ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES FOR THE PERIODS ENDED MAY 31, 1999 AND 1998 AND THE
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                      FIVE MONTHS    FIVE MONTHS
                                         ENDED          ENDED
                                      MAY 31, 1999   MAY 31, 1998    1998      1997      1996
                                      ------------   ------------    ----      ----      ----
                                              (UNAUDITED)
                                                           (IN THOUSANDS)
Oil & gas revenues..................    $15,968        $21,509      $39,156   $61,568   $70,886
Direct operating expenses
  Production and other..............      5,578          6,843       14,999    19,418    17,904
  Production taxes..................      2,927          2,913        5,440     6,641     8,467
  Net proceeds......................      1,504          2,173        6,909     5,422    10,468
                                        -------        -------      -------   -------   -------
          Total direct operating
            expenses................     10,009         11,929       27,348    31,481    36,839
Excess of revenue over direct
  operating expenses................    $ 5,959        $ 9,580      $11,808   $30,087   $34,047
                                        =======        =======      =======   =======   =======

                       CEDAR CREEK ANTICLINE ACQUISITION

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

1. BASIS OF PRESENTATION:

     On March 12, 1999, Encore Operating L.P. (the "Company"), entered into an agreement, effective June 1, 1999, with Shell Western E&P, Inc. and Shell Onshore Ventures, Inc. (collectively "Shell"), to acquire certain oil and gas producing properties ("Shell Properties"). The acquisition of the Shell Properties closed on June 1, 1999. The total purchase price was allocated to proved properties. The Shell Properties consist of interests in approximately 450 producing operated and nonoperated wells in Montana and North Dakota.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts revenues and expenses during the reported period. Actual results could differ from those estimates.

     The accompanying statements of revenues and direct operating expenses do not include general and administrative expense, interest income or expense, a provision for depreciation, depletion and amortization or any provision for income taxes because the property interests acquired represent only a portion of a business and the costs incurred by Shell are not necessarily indicative of the costs to be incurred by the Company. The accompanying statements of revenue and direct operating expenses are presented for the periods ended May 31, 1999 and 1998 and each of the three years in the period ended December 31, 1998.

     Historical financial information reflecting financial position, results of operations, and cash flows of the Shell Properties is not presented because the acquisition cost was assigned to the oil and gas property interests acquired. Accordingly, the historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED):

     The estimates of the Company's proved oil and gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil and gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, the Company's estimates of future net cash flows from the Company's proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at December 31, 1998, December 31, 1997 and December 31, 1996 were as follows: $10.00, $15.56, and $23.82 per barrel for oil, respectively, and $1.69, $1.95, and $3.72 per Mcf for natural gas, respectively.

                       CEDAR CREEK ANTICLINE ACQUISITION

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and natural gas properties and the calculation of depreciation, depletion and amortization on its properties.

     Estimated net quantities of proved oil and natural gas reserves of the Properties were as follows (in thousands):

                                                              NATURAL      OIL
                                                      OIL       GAS     EQUIVALENT
                                                     (MBBL)   (MMCF)      (MBOE)
                                                     ------   -------   ----------
December 31, 1996
  Proved Reserves..................................  75,867   12,705      77,985
  Proved Developed Reserves........................  65,039   10,558      66,799
December 31, 1997
  Proved Reserves..................................  68,148   11,315      70,034
  Proved Developed Reserves........................  57,369    9,179      58,899
December 31, 1998
  Proved Reserves..................................  54,357    9,276      55,903
  Proved Developed Reserves........................  44,672    7,218      45,875

     The changes in proved reserves were as follows for the years ended:

                                    DECEMBER 31, 1998            DECEMBER 31, 1997           DECEMBER 31, 1996
                               ---------------------------   -------------------------   -------------------------
                                         NATURAL     OIL              NATURAL    OIL              NATURAL    OIL
                                 OIL       GAS     EQUIV.     OIL       GAS     EQUIV.    OIL       GAS     EQUIV.
                               (MBBL)    (MMCF)    (MBOE)    (MBBL)   (MMCF)    (MBOE)   (MBBL)   (MMCF)    (MBOE)
                               ------    -------   ------    ------   -------   ------   ------   -------   ------
Reserves at beginning of
  year.......................   68,148   11,315    70,034    75,867   12,705    77,985   79,890   13,557    82,150
Revisions of estimates.......   (9,530)  (1,432)   (9,769)   (3,913)    (561)   (4,007)     --                  --
Production...................   (3,458)    (606)   (3,559)   (3,806)    (829)   (3,944)  (4,023)    (852)   (4,165)
                               -------   ------    -------   ------   ------    ------   ------   ------    ------
Reserves at end of period....   55,160    9,277    56,706    68,148   11,315    70,034   75,867   12,705    77,985
                               =======   ======    =======   ======   ======    ======   ======   ======    ======

     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and gas reserves is as follows at (in thousands):

                                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            1998           1997           1996
                                        ------------   ------------   ------------
Future cash inflows...................   $ 567,540      $1,082,443    $ 1,854,632
Future production costs...............    (335,712)       (598,124)      (936,425)
Future development costs..............     (28,017)        (28,017)       (28,017)
                                         ---------      ----------    -----------
Future net cash flows.................     203,811         456,302        890,190
10% annual discount...................    (123,167)       (278,559)      (554,278)
                                         ---------      ----------    -----------
Standardized measure of discounted
  estimated future net cash flows.....   $  80,644      $  177,743    $   335,912
                                         =========      ==========    ===========

                       CEDAR CREEK ANTICLINE ACQUISITION

     Primary changes in the standardized measure of discounted estimated future net cash flows are as follows for the years ended (in thousands):

                                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            1998           1997           1996
                                        ------------   ------------   ------------
Standardized measure, beginning of
  year................................   $ 177,743      $ 335,912       $216,189
Net change in sales prices, net of
  production costs....................     (78,971)      (143,351)       128,328
Revisions of quantity estimates.......     (15,553)       (10,318)            --
Accretion of discount.................      17,774         33,591         21,619
Change in timing and other............      (9,867)       (11,383)            --
Sales, net of production costs........     (10,482)       (26,708)       (30,224)
Net change in income taxes............          --             --             --
                                         ---------      ---------       --------
Standardized measure, end of year.....   $  80,644      $ 177,743       $335,912
                                         =========      =========       ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Encore Acquisition Company:

     We have audited the accompanying statements of revenues and direct operating expense of Cross Timbers Oil Company's interest in certain Texas properties (the "Properties") acquired by Encore Acquisition Company (the "Company") for the years ended December 31, 1999 and 1998. These statements of revenues and direct operating expenses are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of Cross Timbers Oil Company's interest in the Properties acquired by the Company for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
September 1, 2000

                              CROCKETT ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
             FOR THE QUARTERS ENDED MARCH 31, 2000 AND 1999 AND THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                              QUARTER
                                                               ENDED          YEAR ENDED
                                                             MARCH 31,       DECEMBER 31,
                                                          ---------------   ---------------
                                                           2000     1999     1999     1998
                                                           ----     ----     ----     ----
                                                            (UNAUDITED)
                                                                   (IN THOUSANDS)
Oil and natural gas revenues............................  $2,461   $1,938   $9,177   $9,505
Direct operating expenses:
  Production and other..................................     406       66    1,639    1,861
  Production taxes......................................     108       64      594      673
                                                          ------   ------   ------   ------
          Total direct operating expenses...............     514      130    2,233    2,534
Excess of revenue over direct operating expenses........  $1,947   $1,808   $6,944   $6,971
                                                          ======   ======   ======   ======

                              CROCKETT ACQUISITION

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

1. BASIS OF PRESENTATION:

     On March 30, 2000, Encore Operating L.P. (the "Company") purchased 282 wells ("Cross Timbers Properties") in Crockett County, Texas from Cross Timbers Oil Company ("Cross Timbers"). Of the wells, 128 are operated by Encore. The remaining properties are operated by other operators. The wells produce gas and gas condensate, which is sold to Enron.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts revenues and expenses during the reported period. Actual results could differ from those estimates.

     The accompanying statements of revenues and direct operating expenses do not include general and administrative expense, interest income or expense, a provision for depreciation, depletion and amortization or any provision for income taxes because the property interests acquired represent only a portion of a business and the costs incurred by Cross Timbers are not necessarily indicative of the costs to be incurred by the Company. The accompanying statements of revenue and direct operating expenses are presented for the quarters ended March 31, 2000 and 1999 and each of the two years in the period ended December 31, 1999.

     Historical financial information reflecting financial position, results of operations, and cash flows of the Cross Timbers Properties is not presented because the acquisition cost was assigned to the oil and gas property interests acquired. Accordingly, the historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED):

     The estimates of the Company's proved oil and gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil and gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, the Company's estimates of future net cash flows from the Company's proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at December 31, 1999 and December 31, 1998 were as follows: $25.50, and $11.95 per barrel for oil, respectively, and $2.63, and $2.27 per Mcf for natural gas, respectively.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in any exact way, and estimates of other

                              CROCKETT ACQUISITION
engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and gas properties and the calculation of depreciation, depletion and amortization on its properties.

     Estimated net quantities of proved oil and gas reserves of the Properties were as follows (in thousands):

                                                                NATURAL      OIL
                                                       OIL        GAS     EQUIVALENT
                                                     (MBBL)     (MMCF)      (MBOE)
                                                     ------     -------   ----------
December 31, 1998
  Proved Reserves.................................     77       38,779      6,540
  Proved Developed Reserves.......................     77       32,315      5,463
December 31, 1999
  Proved Reserves.................................     73       37,535      6,329
  Proved Developed Reserves.......................     73       31,146      5,264

     The changes in proved reserves were as follows for the years ended (in thousands):

                                   DECEMBER 31, 1999               DECEMBER 31, 1998
                             -----------------------------   -----------------------------
                                      NATURAL      OIL                NATURAL      OIL
                              OIL       GAS     EQUIVALENT    OIL       GAS     EQUIVALENT
                             (MBBL)   (MMCF)      (MBOE)     (MBBL)   (MMCF)      (MBOE)
                             ------   -------   ----------   ------   -------   ----------
Reserves at beginning of
  year.....................    77     38,779      6,540        75     35,493      5,990
Revisions of estimates.....    15      2,487        430        21      7,539      1,278
Production.................   (19)    (3,731)      (641)      (19)    (4,253)      (728)
                              ---     ------      -----       ---     ------      -----
Reserves at end of
  period...................    73     37,535      6,329        77     38,779      6,540
                              ===     ======      =====       ===     ======      =====

     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and gas reserves is as follows at (in thousands):

                                            DECEMBER 31, 1999   DECEMBER 31, 1998
                                            -----------------   -----------------
Future cash inflows.......................      $100,618            $ 89,038
Future production costs...................       (31,388)            (27,521)
Future development costs..................        (4,421)             (4,421)
                                                --------            --------
Future net cash flows.....................        64,809              57,096
10% annual discount.......................       (27,367)            (23,274)
                                                --------            --------
Standardized measure of discounted
  estimated future net cash flows.........      $ 37,442            $ 33,822
                                                ========            ========

                              CROCKETT ACQUISITION

     Primary changes in the standardized measure of discounted estimated future net cash flows are as follows for the years ended (in thousands):

                                            DECEMBER 31, 1999   DECEMBER 31, 1998
                                            -----------------   -----------------
Standardized measure, beginning of year...       $33,822            $ 38,030
  Net change in sales prices, net of
     production costs.....................         5,706              (6,993)
  Revisions of quantity estimates.........         2,991               7,171
  Accretion of discount...................         3,382               3,803
  Sales, net of production costs..........        (6,944)             (6,971)
  Change in timing and other..............        (1,515)             (1,218)
                                                 -------            --------
Standardized measure, end of year.........       $37,442            $ 33,822
                                                 =======            ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Encore Acquisition Company:

     We have audited the accompanying statements of revenues and direct operating expenses of Burlington Resources Oil and Gas Company's interest in certain North Dakota properties (the "Properties") acquired by Encore Acquisition Company (the "Company") for the years ended December 31, 1999 and 1998. These statements of revenues and direct operating expenses are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of Burlington Resources Oil and Gas Company's interest in the Properties acquired by the Company for the years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
September 1, 2000

                             LODGEPOLE ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
           FOR THE QUARTERS ENDED MARCH 31, 2000 AND 1999 AND FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                            QUARTER
                                                             ENDED           YEAR ENDED
                                                           MARCH 31,        DECEMBER 31,
                                                        ---------------   -----------------
                                                         2000     1999     1999      1998
                                                         ----     ----     ----      ----
                                                          (UNAUDITED)
                                                                  (IN THOUSANDS)
Oil and gas revenues..................................  $6,674   $3,215   $19,803   $14,455
Direct operating expenses:
  Production and other................................     117       92       252       255
  Production taxes....................................     320      192       994       761
                                                        ------   ------   -------   -------
          Total direct operating expenses.............     437      284     1,246     1,016
Excess of revenue over direct operating expenses......  $6,237   $2,931   $18,557   $13,439
                                                        ======   ======   =======   =======

                             LODGEPOLE ACQUISITION

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

1. BASIS OF PRESENTATION:

     On March 31, 2000, Encore Operating L.P. (the "Company") purchased six properties ("Burlington Properties") in North Dakota from Burlington Resources Oil & Gas Company ("Burlington"). Of the properties, two are operated by Encore and those properties represent only 2.5% of the total value of the properties. These properties produce only oil.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts revenues and expenses during the reported period. Actual results could differ from those estimates.

     The accompanying statements of revenues and direct operating expenses do not include general and administrative expense, interest income or expense, a provision for depreciation, depletion and amortization or any provision for income taxes because the property interests acquired represent only a portion of a business and the costs incurred by Burlington are not necessarily indicative of the costs to be incurred by the Company. The accompanying statements of revenue and direct operating expenses are presented for the quarter ended March 31, 2000 and each of the two years in the period ended December 31, 1999.

     Historical financial information reflecting financial position, results of operations, and cash flows of the Burlington Properties is not presented because the acquisition cost was assigned to the oil and gas property interests acquired. Accordingly, the historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED):

     The estimates of the Company's proved oil and gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil and gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, the Company's estimates of future net cash flows from the Company's proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at December 31, 1999 and December 31, 1998 were as follows: $25.05, and $11.51 per barrel for oil, respectively, and $2.47, and $2.12 per Mcf for natural gas, respectively.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in any exact way, and estimates of other

                             LODGEPOLE ACQUISITION
engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and gas properties and the calculation of depreciation, depletion and amortization on its properties.

     Estimated net quantities of proved oil and gas reserves of the Properties were as follows (in thousands):

                                                                NATURAL      OIL
                                                        OIL       GAS     EQUIVALENT
                                                       (MBBL)   (MMCF)      (MBOE)
                                                       ------   -------   ----------
December 31, 1998
  Proved Reserves....................................  2,628     1,359      2,854
  Proved Developed Reserves..........................  2,628     1,359      2,854
December 31, 1999
  Proved Reserves....................................  2,427     1,154      2,619
  Proved Developed Reserves..........................  2,427     1,154      2,619

     The changes in proved reserves were as follows for the years ended (in thousands):

                                            DECEMBER 31, 1999                DECEMBER 31, 1998
                                      -----------------------------   --------------------------------
                                               NATURAL      OIL                   NATURAL      OIL
                                       OIL       GAS     EQUIVALENT      OIL        GAS     EQUIVALENT
                                      (MBBL)   (MMCF)      (MBOE)      (MBBL)     (MMCF)      (MBOE)
                                      ------   -------   ----------    ------     -------   ----------
Reserves at beginning of year.......   2,628    1,359       2,854       3,692      1,958       4,018
Revisions of estimates..............     945      345       1,003         371       (112)        352
Production..........................  (1,146)    (550)     (1,238)     (1,435)      (487)     (1,516)
                                      ------    -----      ------      ------      -----      ------
Reserves at end of
  period............................   2,427    1,154       2,619       2,628      1,359       2,854
                                      ======    =====      ======      ======      =====      ======

     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and gas reserves is as follows at (in thousands):

                                            DECEMBER 31, 1999   DECEMBER 31, 1998
                                            -----------------   -----------------
Future cash inflows.......................       $63,640             $33,130
Future production costs...................        (8,762)             (5,504)
Future development costs..................          (311)               (311)
                                                 -------             -------
Future net cash flows.....................        54,567              27,315
10% annual discount.......................        (7,380)             (3,218)
                                                 -------             -------
Standardized measure of discounted
  estimated future net cash flows.........       $47,187             $24,097
                                                 =======             =======

                             LODGEPOLE ACQUISITION

     Primary changes in the standardized measure of discounted estimated future net cash flows are as follows for the years ended (in thousands):

                                            DECEMBER 31, 1999   DECEMBER 31, 1998
                                            -----------------   -----------------
Standardized measure, beginning of year...      $ 24,097            $ 49,669
  Net change in sales prices, net of
     production costs.....................        23,588             (18,027)
  Revisions of quantity estimates.........        18,523               2,884
  Accretion of discount...................         2,410               4,967
  Sales, net of production costs..........       (18,557)            (13,439)
  Change in timing and other..............        (2,874)             (1,957)
                                                --------            --------
Standardized measure, end of year.........      $ 47,187            $ 24,097
                                                ========            ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Encore Acquisition Company:

     We have audited the accompanying statements of revenues and direct operating expenses of Pioneer Natural Resources USA, Inc.'s interest in certain southwestern United States properties (the "Properties") acquired by Encore Acquisition Company (the "Company") for the year ended December 31, 1999. These statements of revenues and direct operating expenses are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of Burlington Resources Oil and Gas Company's interest in the Properties acquired by the Company for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
September 15, 2000

                        INDIAN BASIN/VERDEN ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                  FOR THE PERIODS ENDED JUNE 30, 2000 AND 1999
                      AND THE YEAR ENDED DECEMBER 31, 1999

                                                      SIX MONTHS      SIX MONTHS
                                                         ENDED           ENDED
                                                     JUNE 30, 2000   JUNE 30, 1999    1999
                                                     -------------   -------------    ----
                                                              (UNAUDITED)
Oil and gas revenues...............................     $4,882          $4,395       $9,433
Direct operating expenses:
  Production and other.............................      1,259           1,195        2,257
  Production taxes.................................        481             532          942
                                                        ------          ------       ------
Total direct operating expenses....................      1,740           1,727        3,199
Excess of revenue over direct operating expenses...     $3,142          $2,668       $6,234
                                                        ======          ======       ======

                        INDIAN BASIN/VERDEN ACQUISITION

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

1. BASIS OF PRESENTATION:

     On September 1, 2000, Encore Operating L.P. (the "Company") purchased properties ("Pioneer properties") in the southwestern United States from Pioneer Natural Resources USA, Inc. ("Pioneer") for $25.4 million.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts revenues and expenses during the reported period. Actual results could differ from those estimates.

     The accompanying statements of revenues and direct operating expenses do not include general and administrative expense, interest income or expense, a provision for depreciation, depletion and amortization or any provision for income taxes because the property interests acquired represent only a portion of a business and the costs incurred by Pioneer are not necessarily indicative of the costs to be incurred by the Company. The accompanying statements of revenue and direct operating expenses are presented for the periods ended June 30, 2000 and 1999 and the year ended December 31, 1999.

     Historical financial information reflecting financial position, results of operations, and cash flows of the Pioneer Properties is not presented because the acquisition cost was assigned to the oil and gas property interests acquired. Accordingly, the historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED):

     The estimates of the Company's proved oil and gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil and gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, the Company's estimates of future net cash flows from the Company's proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at December 31, 1999 were $24.40 per barrel for oil and $2.08 per Mcf for natural gas.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions.

                        INDIAN BASIN/VERDEN ACQUISITION

Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and gas properties and the calculation of depreciation, depletion and amortization on its properties.

     Estimated net quantities of proved oil and gas reserves of the Properties were as follows:

                                                               NATURAL      OIL
                                                       OIL       GAS     EQUIVALENT
                                                      (MBBL)   (MMCF)      (MBOE)
                                                      ------   -------   ----------
December 31, 1999
  Proved Reserves...................................   318     19,288      3,533
  Proved Developed Reserves.........................   318     19,288      3,533

     The change in proved reserves were as follows for the year ended (in thousands):

                                                            DECEMBER 31, 1999
                                                      -----------------------------
                                                               NATURAL      OIL
                                                       OIL       GAS     EQUIVALENT
                                                      (MBBL)   (MMCF)      (MBOE)
                                                      ------   -------   ----------
Reserves at beginning of year.......................    234    22,070      3,912
Revisions of estimates..............................    231       645        339
Production..........................................   (147)   (3,427)      (718)
                                                       ----    ------      -----
Reserves at end of period...........................    318    19,288      3,533
                                                       ====    ======      =====

     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and gas reserves is as follows at (in thousands):

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Future cash inflows.........................................    $ 46,823
Future production costs.....................................     (17,263)
Future development costs....................................          (6)
                                                                --------
Future net cash flows.......................................      29,554
10% annual discount.........................................     (10,700)
                                                                --------
Standardized measure of discounted estimated future net cash
  flows.....................................................    $ 18,854
                                                                ========

     Primary changes in the standardized measure of discounted estimated future net cash flows are as follows for the year ended (in thousands):

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Standardized measure, beginning of year.....................    $16,691
  Net change in sales prices, net of production costs.......      5,253
  Revisions of quantity estimates...........................      1,889
  Accretion of discount.....................................      1,669
  Sales, net of production costs............................     (6,234)
  Change in timing and other................................       (414)
                                                                -------
Standardized measure, end of year...........................    $18,854
                                                                =======

                                    ANNEX A

                       [MILLER AND LENTS, LTD. LETTERHEAD]



                               September 11, 2000


Encore Acquisition Partners, Inc.
777 Main Street, Suite 1400
Fort Worth, Texas 76102

                                       Re:     Encore Acquisition Partners, Inc.
                                               Reserves and Future Net Revenue
                                               As of June 30, 2000
                                               SEC Case

Gentlemen:

         At your request, we estimated the proved reserves and projected future net revenue as of June 30, 2000, attributable to the Encore Acquisition Partners, Inc. (Encore) net interests in properties located in southeastern Montana, North Dakota, and Texas. The properties include approximately 1,007 active producing and injection wells of which 653 are operated by Encore.

         We performed our evaluations, designated as the SEC Case, using unescalated prices, operating expenses, and capital expenditures provided by Encore. The aggregate results of our evaluation are as follows:

               Reserves and Future Net Revenue as of June 30 2000

                                                               Future Net Revenue
                                    Net Reserves         -----------------------------
                              ----------------------                     Discounted at
                                 Oil,         Gas,       Undiscounted,   10% Per Year,
Reserve Category                MBbls         MMcf            $M              $M
----------------              --------      --------     -------------   -------------
Proved Producing              72,352.4      41,105.3      1,213,668.6      518,186.6
Proved Nonproducing              152.9       1,753.7          8,727.4        4,853.8
Proved Undeveloped            12,210.5       8,766.6        215,454.0       65,940.4
                              --------      --------      -----------      ---------
Total Proved                  84,715.8      51,625.6      1,437,870.0      588,980.8

Encore Acquisition Partners, Inc.                             September 11, 2000
                                                                          Page 2


         Proved reserves and future net revenue were estimated in accordance with the standards of the Securities Exchange Commission Regulation S-X, Rule 4-10. The Securities and Exchange Commission definition of proved reserves is shown in the Appendix. Gas volumes for each property are stated at the pressure and temperature bases appropriate for the sales contract or state regulatory authority. Total gas reserves were obtained by summing the reserves for all the individual properties and are therefore stated herein at a mixed pressure base. No provisions for the possible consequences, if any, of product sales imbalances were included in our projections since we have received no relevant data.

         Future net revenue as used herein is defined as the total revenue attributable to (1) Encore's working interest less royalties, overriding royalties, production and ad valorem taxes, operating costs, net proceeds interest payments, and future capital expenditures and (2) Encore's royalty interest less production and ad valorem taxes. Our projections of future net revenue are shown both undiscounted and discounted at 10 percent per annum. The effects of depreciation, depletion, or Federal Income Tax are not considered. We assumed that abandonment costs would be equal to salvage values at abandonment. Future costs, if any, for restoration of producing properties to satisfy environmental standards are not deducted from estimates of future net revenue as such are beyond the scope of our assignment. Estimates of future net revenue and discounted future net revenue are not intended and should not be interpreted to represent fair market value for the estimated reserves.

         Encore provided benchmark prices of $32.50 per barrel and $4.33 per Mcf that represent market prices on June 30, 2000 in accordance with Securities and Exchange Commission guidelines. Price adjustments were made for each property based on differentials between benchmark and actual prices as estimated by Encore and include considerations such as gas Btu, oil gravity, and transportation charges. Operating costs were based on actual costs as of June 30, 2000 as provided by Encore. Costs were held constant for the remaining economic life of each property. Future capital was unescalated.

         Future production and net revenue forecasts for properties are included as exhibits to this report and are identified in the Index to Exhibits. The summary section shows combined proved reserves for all fields and contains cash flows by reserve category. The remaining exhibits are grouped into three main Encore production regions: (1) Cedar Creek Anticline, (2) Crockett County, Texas, and (3) Lodgepole.

         Cedar Creek Anticline (CCA) is a 100-mile-long by 6-mile-wide structure located in southeastern Montana and western North Dakota. Primary producing formations are the Red River at 8,800 feet, the Stony Mountain at 8,600 feet, and the Interlake at 8,300 feet. The productive intervals are geologically continuous, but CCA has been subdivided into several regulatory fields. A large portion of properties owned by Encore in the CCA fields are burdened by net proceeds interest (NPI) payments. Exhibits for CCA properties are summarized by keycodes that represent units or areas of common interest at which NPI payments are calculated. A keycode is the lowest level at which NPI payments are calculated. The one-line summary of reserves and future net revenues for individual wells, by keycode, are prior to deducting NPI payments. NPI payments are deducted at the keycode total lines. The modeling and calculation of NPI payments were provided by Encore and were not verified by Miller and Lents, Ltd. as such was beyond the scope of our evaluation.

Encore Acquisition Partners, Inc.                             September 11, 2000
                                                                          Page 3


         Crockett County, Texas properties are located in the Val Verde Basin of West Texas with production from four regulatory fields: Ozona, Hunt-Baggett, Davidson Ranch, and Henderson. Primary producing formations are the Strawn carbonates at 8,500 feet and the Canyon sandstones at 7,500 feet. The fields are typically developed on 40-acre spacing. Exhibits are summarized by property designation; i.e., operated, non-operated, or royalty; field, and reserve category.

         Lodgepole properties consist of both working and overriding royalty interests in six fields located in Stark County, North Dakota near the city of Dickinson. The primary producing formation is the Mississippian-age Waulsortian mound. Of the six evaluated, the major field is the Eland, Lodgepole Unit, which has a 200-foot-thick oil column extending over 4,133 acres. In this unit, water is injected in the bottom water portion of the reservoir to maintain pressure, and oil is produced from wells completed high on the structure. Exhibits for the six properties in this production region are summarized by unit.

         Proved producing reserves were based primarily on extrapolation of historical performance trends. We relied mainly on production rate versus time decline curves. In those wells producing at high water-cuts, water-oil ratios versus cumulative production trends were used to estimate reserves. Estimates and projections for proved nonproducing and proved undeveloped reserves were based on volumetric calculations or analogies. Reserve estimates from analogies and volumetric calculations are often less certain than reserve estimates based on well performance obtained over a period during which a substantial portion of the reserves were produced.

         In conducting this evaluation, we relied upon production histories, well test data, well logs, and other engineering and geological data supplied by Encore. To a lesser extent, non-confidential data existing in the files of Miller and Lents. Ltd. and data from commercial services and of public record were used. The operating expenses, ownership interests, reversion provisions, current payout status, NPI payments, and product prices were provided by Encore. We also relied upon Encore's representations to us of planned schedules and the estimated costs for future well work. None of this information was independently verified as such was beyond the scope of our assignment.

         The evaluations presented in this report, with the exception of those parameters specified by others, reflect our informed judgment based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report.

         Miller and Lents, Ltd. is an independent oil and gas consulting firm. No director, officer, or key employee of Miller and Lents, Ltd. has any financial ownership in Encore or any affiliate of Encore. Our compensation for the required investigations and preparation of this report is not contingent upon the results obtained and reported, and we have not performed other work that would affect our objectivity. Production of this report was supervised by an officer of the firm who is a professionally qualified and

Encore Acquisition Partners, Inc.                             September 11, 2000
                                                                          Page 4



licensed Professional Engineer in the State of Texas with more than five years of relevant experience in the estimation, assessment, and evaluation of oil and gas reserves.


                                            Very truly yours,

                                            MILLER AND LENTS, LTD.



                                            By /s/ CARL D. RICHARD
                                              ----------------------------------
                                              Carl D. Richard


                                            By /s/ JAMES C. PEARSON
                                              ----------------------------------
                                              James C. Pearson
                                              Chairman




CDR/psh

                                                                        Appendix

                           PROVED RESERVES DEFINITIONS
                               IN ACCORDANCE WITH
                SECURITIES AND EXCHANGE COMMISSION REGULATION S-X

PROVED OIL AND GAS RESERVES

          Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions.

         1. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          2. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project or the operation of an installed program in the reservoirs provides support for the engineering analysis on which the project or program was based.

          3.  Estimates of proved reserves do not include the following:

              a. Oil that may become available from known reservoirs but is classified separately as indicated additional reserves.

              b. Crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors.

              c. Crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects.

              d. Crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

          Depending UPON their status of development, proved reserves are subdivided into proved developed reserves and proved undeveloped reserves.

PROVED DEVELOPED OIL AND GAS RESERVES

          Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

PROVED UNDEVELOPED OIL AND GAS RESERVES

          Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

                                  UNDERWRITING

     Encore and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Dain Rauscher Incorporated, and Petrie Parkman & Co., Inc. are the representatives of the Underwriters.

                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co. .......................................
Credit Suisse First Boston Corporation......................
Dain Rauscher Incorporated..................................
Petrie Parkman & Co., Inc. .................................
                                                                 -----------
          Total.............................................
                                                                 ===========

     If the Underwriters sell more than the total number set forth in the table
above, the Underwriters have an option to buy up to an additional      shares
from Encore to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by Encore. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                                 Paid by Encore
                                 --------------

                                                              No Exercise   Full Exercise
                                                              -----------   -------------
Per Share...................................................   $              $
Total.......................................................   $              $

     Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $           per share
from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     Encore, its officers, directors and principal stockholders have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

     Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Encore and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Encore's historical performance, estimates of the business potential and earnings prospects of Encore, an assessment of Encore's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     We intend to make application for listing of the common stock on the New
York Stock Exchange under the symbol "     ".

     In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the Underwriters' option to purchase additional shares from Encore in the offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the Underwriters in the open market prior to the completion of the offering.

     The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Encore's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     Encore estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $
          .

     Encore has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Credit Suisse First Boston Corporation, one of the underwriters for this offering, is a subsidiary of Credit Suisse Group, which indirectly holds a 19.9% passive minority interest in Warburg, Pincus & Co., the general partner of Warburg, Pincus Ventures, one of our principal stockholders. Because of the relationship between Credit Suisse Group and Warburg, Pincus & Co. the offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. will receive $10,000 from Encore Acquisition Company as compensation for such role. Some of the underwriters or their affiliates have from time to time provided investment banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received customary fees, and they may continue to do so in the future.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is unlawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Summary...............................    1
Risk Factors..........................    8
Special Note Regarding Forward-
  Looking Statements..................   15
Use of Proceeds.......................   17
Dividend Policy.......................   17
Recapitalization......................   17
Dilution..............................   18
Capitalization........................   19
Pro Forma Financial Statements........   20
Selected Consolidated Financial
  Data................................   25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   27
Business and Properties...............   33
Regulatory Matters....................   40
Management............................   44
Committees of the Board of
  Directors...........................   46
Certain Transactions..................   49
Security Ownership of Management and
  Certain Beneficial Owners...........   50
Description of Capital Stock..........   52
Shares Available for Future Sale......   53
Legal Matters.........................   55
Experts...............................   55
Where You Can Find More Information...   55
Glossary of Oil and Natural Gas
  Terms...............................   56
Index to Consolidated Financial
  Statements..........................   59
Report of Independent Public
  Accountants.........................  F-1
Miller and Lents, Ltd. Report.........  A-1
Underwriting..........................  U-1

                             ----------------------

     Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                        Shares

                           ENCORE ACQUISITION COMPANY

                                  Common Stock
                         -----------------------------

                                 [ENCORE LOGO]

                         -----------------------------

                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                             DAIN RAUSCHER WESSELS

                              PETRIE PARKMAN & CO.

                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions are set forth in the following table. The company will pay all expenses of issuance and distribution. Each amount, except for the SEC and New York Stock Exchange fees, is estimated.

SEC registration fees.......................................  $33,000
NASD filing fee.............................................  $13,000
New York Stock Exchange application listing fee.............  $  *
Transfer agent's and registrar's fees and expenses..........  $  *
Printing and engraving expenses.............................  $  *
Legal fees and expenses.....................................  $  *
Accounting fees and expenses................................  $  *
Miscellaneous...............................................  $  *
                                                              -------   --------
          Total.............................................  $  *
                                                              =======   ========

---------------

* To be included by amendment.

ITEM 14  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that no director or officer shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director for any act or omission; provided, however, that the director may be liable for any claim resulting from an act or omission that has not met the standard of conduct permissible under the Delaware General Corporation Law to indemnify the director or officer for the amount claimed.

     Our bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director or officer of Encore, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to the foregoing, we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he is or was a director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Pursuant to our Bylaws, we may purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer of the Corporation serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power or the obligation to indemnify him against such liability. Under the Bylaws, we may, to the extent authorized from time to time by our Board of Directors, provide rights to indemnification and the advancement of expenses to our employees and agents similar to those rights conferred in our Bylaws to our directors and officers.

     We have entered into indemnification agreements with our directors and officers, which indemnify each person to the fullest extent permitted by Delaware law and obligate us to purchase and maintain insurance or similar protection on behalf of our directors and officers against personal liability against him or incurred by or on behalf of him in the capacity as a director or officer of Encore. Any insurance policy providing liability coverage for directors and officers of Encore shall continue until as long as the director or officer serves in such capacity. Pursuant to the agreements, we also agree to hold harmless and indemnify each person against expenses incurred by reason of the fact that the person is or was a director, officer, employee or agent of us, unless his acts were committed in bad faith, were the result of active and deliberate dishonesty, or resulted in personal financial profit or other advantage to which he was not legally entitled.

ITEM 15  RECENT SALES OF UNREGISTERED SECURITIES

     Since our inception, we issued and sold the following securities to certain individual and institutional investors, including certain of our directors, officers and key employees, in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder:

     On August 18, 1998, Encore entered into a Stock Purchase and a Stockholders' Agreement (collectively the "Agreements"), with five members of Encore's management ("Management") and four non-management investors (the "Investors"). Under the terms of the Agreements, 294,901 shares of Class B Common Stock, par value $0.01 per share (the "Class B") and 73,695 shares of Class A Common Stock, par value $0.01 per share ("Class A") were authorized to be issued for a total amount of committed consideration to be invested in Encore of $298 million by Management and the Investors. Subsequent to August 18, 1998 an additional 9,962 shares of Class A Common Stock and 403 shares of Class B Common Stock were sold for an aggregate of $1.0 million in cash and commitments to 21 key employees of Encore. As of June 30, 2000, 294,780 shares of Class B and 70,746 shares of Class A were issued and outstanding. The remaining shares of Class B and shares of Class A are reserved for issuance to future Management members. Each purchaser represented that he or it was purchasing the shares for investment and each such person had sufficient knowledge and experience to evaluate the merits and risks of such investment.

     No underwriters were involved in connection with the sales of securities referred to in this Item 15.

     All shares of Class A and Class B common stock will be converted into a single class of common stock in connection with the recapitalization to be effected in connection with this offering.

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          1              -- Form of Underwriting Agreement.
          3.1            -- Amended and Restated Certificate of Incorporation of
                            Encore Acquisition Partners, Inc.
          3.2            -- First Amendment to Amended and Restated Certificate of
                            Incorporation of Encore Acquisition Partners, Inc.
                            changing its name to Encore Acquisition Company.
          3.3            -- Amended and Restated Bylaws of Encore Acquisition
                            Partners, Inc.
          4.1            -- Specimen certificate of Encore Acquisition Company.
          4.2            -- Registration Rights Agreement dated as of August 18, 1998 among Encore Acquisition Partners, Inc. and the
                            stockholder named therein.
          4.3            -- Stockholders' Agreement of Encore Acquisition Partners,
                            Inc. dated as of August 18, 1998.
          4.4            -- Stock Purchase Agreement among Encore Acquisition
                            Partners, Inc. and the Investor Stockholders and the
                            Management Stockholders dated as of August 18, 1998.
          5.1            -- Opinion of Kelly, Hart & Hallman, P.C.
         10.1            -- Credit Agreement dated as of May 7, 1999, by and among
                            Encore Operating, L.P., Encore Acquisition Partners,
                            Inc., and a syndicate of banks led by NationsBank, N.A.,
                            First Union National Bank, and BankBoston, N.A.
         10.2            -- Letter Agreement effective as of August 24, 2000 amending the Credit Agreement.
         10.3            -- Pledge Agreement by Encore Acquisition Partners, Inc. in
                            favor NationsBank, N.A. dated as of May 7, 1999.
         10.4            -- 2000 Stock Incentive Plan of Encore Acquisition Company.
         10.5            -- Management Stock Ownership Plan effective as of August
                            18, 1998.
         10.6            -- Form of Indemnity Agreement.
         10.7            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and I. Jon Brumley dated as of
                            August 18, 1998.
         10.8            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Jon S. Brumley dated as of
                            August 18, 1998.
         10.9            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Gene Carlson dated as of
                            August 18, 1998.
         10.10           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Kyle Schultz dated as of
                            August 18, 1998.
         10.11           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Morris B. Smith dated as
                            of August 1, 2000.
         10.12           -- Purchase and Sale Agreement between Shell Western E&P
                            Inc. and Shell Onshore Ventures Inc., as sellers, and
                            Encore Operating, L.P., as buyer, dated as of March 12,
                            1999.

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
         10.13           -- Amendment to Purchase and Sale Agreement between Shell
                            Western E&P Inc. and Shell Onshore Ventures Inc., as
                            sellers, and Encore Operating, L.P., as buyer, dated as
                            of May 26, 1999.
         10.14           -- Second Amendment to Purchase and Sale Agreement between
                            Shell Western E&P Inc. and Shell Onshore Ventures Inc.,
                            as sellers, and Encore Operating, L.P., as buyer, dated
                            as of May 28, 1999.
         10.15           -- Purchase and Sale Agreement dated February 23, 2000
                            between Cross Timbers Oil Company and Encore Operating,
                            L.P.
         23.1            -- Consent of Arthur Andersen LLP.
         23.2            -- Consent of Kelly, Hart & Hallman, P.C. (included in its opinion filed as Exhibit 5.1).
         23.3            -- Consent of Miller and Lents, Ltd.
         24              -- Power of Attorney (included on the signature page
                            hereto).
         27              -- Financial Data Schedule (included in SEC filing only).

ITEM 17  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort
Worth, State of Texas, on           .

                                            ENCORE ACQUISITION COMPANY

                                            By:     /s/ I. JON BRUMLEY
                                              ----------------------------------
                                                        I. Jon Brumley
                                                     Chairman, President
                                                 and Chief Executive Officer

                               POWER OF ATTORNEY

     The undersigned directors and officers of Encore Acquisition Company hereby constitute and appoint each of I. Jon Brumley and Morris B. Smith, with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact and agent with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the SEC and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----

                 /s/ I. JON BRUMLEY                    Chairman, President and Chief   October 6, 2000
-----------------------------------------------------    Executive Officer
                   I. Jon Brumley

                 /s/ JON S. BRUMLEY                    Executive Vice President --     October 6, 2000
-----------------------------------------------------    Business Development,
                   Jon S. Brumley                        Secretary and Assistant
                                                         Treasurer and Director

                 /s/ KYLE M. SCHULTZ                   Executive Vice President --     October 6, 2000
-----------------------------------------------------    Exploitation and Director
                   Kyle M. Schultz

                 /s/ MORRIS B. SMITH                   Chief Financial Officer,        October 6, 2000
-----------------------------------------------------    Treasurer and Executive Vice
                   Morris B. Smith                       President

                /s/ KENNETH A. HERSH                   Director                        October 6, 2000
-----------------------------------------------------
                  Kenneth A. Hersh

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----

                /s/ ARNOLD L. CHAVKIN                  Director                        October 6, 2000
-----------------------------------------------------
                  Arnold L. Chavkin

                /s/ HOWARD H. NEWMAN                   Director                        October 6, 2000
-----------------------------------------------------
                  Howard H. Newman

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          1              -- Form of Underwriting Agreement.+
          3.1            -- Amended and Restated Certificate of Incorporation of
                            Encore Acquisition Partners, Inc.
          3.2            -- First Amendment to Amended and Restated Certificate of
                            Incorporation of Encore Acquisition Partners, Inc.
                            changing its name to Encore Acquisition Company.
          3.3            -- Amended and Restated Bylaws of Encore Acquisition
                            Partners, Inc.
          4.1            -- Specimen certificate of Encore Acquisition Company.+
          4.2            -- Registration Rights Agreement dated as of August 18, 1998 among Encore Acquisition Partners, Inc. and the
                            stockholder named therein.
          4.3            -- Stockholders' Agreement of Encore Acquisition Partners,
                            Inc. dated as of August 18, 1998.
          4.4            -- Stock Purchase Agreement among Encore Acquisition
                            Partners, Inc. and the Investor Stockholders and the
                            Management Stockholders dated as of August 18, 1998.
          5.1            -- Opinion of Kelly, Hart & Hallman, P.C.+
         10.1            -- Credit Agreement dated as of May 7, 1999, by and among
                            Encore Operating, L.P., Encore Acquisition Partners,
                            Inc., and a syndicate of banks led by NationsBank, N.A.,
                            First Union National Bank, and BankBoston, N.A.
         10.2            -- Letter Agreement effective as of August 24, 2000 amending the Credit Agreement.
         10.3            -- Pledge Agreement by Encore Acquisition Partners, Inc. in
                            favor NationsBank, N.A. dated as of May 7, 1999.
         10.4            -- 2000 Stock Incentive Plan of Encore Acquisition Company.+
         10.5            -- Management Stock Ownership Plan effective as of August
                            18, 1998.
         10.6            -- Form of Indemnity Agreement.
         10.7            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and I. Jon Brumley dated as of
                            August 18, 1998.
         10.8            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Jon S. Brumley dated as of
                            August 18, 1998.
         10.9            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Gene Carlson dated as of
                            August 18, 1998.
         10.10           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Kyle Schultz dated as of
                            August 18, 1998.
         10.11           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Morris B. Smith dated as
                            of August 1, 2000.
         10.12           -- Purchase and Sale Agreement between Shell Western E&P
                            Inc. and Shell Onshore Ventures Inc., as sellers, and
                            Encore Operating, L.P., as buyer, dated as of March 12,
                            1999.
         10.13           -- Amendment to Purchase and Sale Agreement between Shell
                            Western E&P Inc. and Shell Onshore Ventures Inc., as
                            sellers, and Encore Operating, L.P., as buyer, dated as
                            of May 26, 1999.

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
         10.14           -- Second Amendment to Purchase and Sale Agreement between
                            Shell Western E&P Inc. and Shell Onshore Ventures Inc.,
                            as sellers, and Encore Operating, L.P., as buyer, dated
                            as of May 28, 1999.
         10.15           -- Purchase and Sale Agreement dated February 23, 2000
                            between Cross Timbers Oil Company and Encore Operating,
                            L.P.
         23.1            -- Consent of Arthur Andersen LLP.
         23.2            -- Consent of Kelly, Hart & Hallman, P.C. (included in its opinion filed as Exhibit 5.1).
         23.3            -- Consent of Miller and Lents, Ltd.
         24              -- Power of Attorney (included on the signature page
                            hereto).
         27              -- Financial Data Schedule (included in SEC filing only).

+ to be filed by amendment